Exhibit 2.01
[EXECUTION COPY]

PURCHASE AGREEMENT
BY AND AMONG
SYMANTEC CORPORATION,
DIGICERT PARENT, INC.
AND
DIGICERT, INC.
AUGUST 2, 2017

TABLE OF CONTENTS

i

Appendices, Exhibits and Schedules

Appendices and Exhibits:
Appendix A	‒	Purchased Assets
Appendix B	‒	Purchased Entities; Purchased Minority Interests
Appendix C	‒	Assumed Liabilities
Appendix D	‒	Excluded Assets
Appendix E	‒	Excluded Liabilities
Appendix F	‒	Calculation Principles
Exhibit A-1	‒	Form of Arion A&R Registration Rights Agreement
Exhibit A-2	‒	Form of Arion A&R Stockholders Agreement
Exhibit A-3	‒	Form of Arion Bylaws Amendment
Exhibit A-4	‒	Form of Arion Charter Amendment
Exhibit B	‒	Form of IPMA
Exhibit C	‒	Form of Operational Subdomain Agreement
Exhibit D	‒	Form of Trademark License Agreement
Exhibit E	‒	Form of Transition Services Agreement
Exhibit F	‒	Form of Bill of Sale
Exhibit G	‒	Form of URL Services Agreement
Exhibit H	‒	Form of Limited Guarantee
Disclosure Letters:
Sphinx Disclosure Letter
Arion Disclosure Letter

1

PURCHASE AGREEMENT
This Purchase Agreement (this “Agreement” dated as of August 2, 2017 (the “Agreement Date”), is entered into among Symantec Corporation, a corporation incorporated under the Laws of the State of Delaware (“Sphinx”), DigiCert Parent, Inc., a corporation incorporated under the Laws of the State of Delaware (“Arion”), DigiCert, Inc., a corporation incorporated under the Laws of the State of Utah (“Arion Opco” and, together with Arion, the “Arion Entities”) (each, a “Party” and collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, Sphinx is engaged in, among other things, the operation of the Business;
WHEREAS, each of Arion and Arion Opco, through itself and one or more of its direct or indirect Subsidiaries, desires to purchase and assume, and Sphinx, through itself and one or more of its direct or indirect Subsidiaries, desires to sell, transfer, convey and assign the Purchased Assets, the Purchased Shares and the Assumed Liabilities of the Business to Arion, Arion Opco and one or more of their respective direct or indirect Subsidiaries, upon the terms and subject to the conditions specified in this Agreement (the “Purchase Transactions”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Sphinx’s willingness to enter into this Agreement, Thoma Bravo Fund XI, L.P., a Delaware limited partnership, and TA XI, L.P., a Delaware limited partnership (collectively, the “Guarantors”) have each provided a limited guarantee (the “Limited Guarantees”) to Sphinx with respect to certain of the Arion Entities’ obligations under this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1
DEFINITIONS
Section 1.1    Certain Definitions.
“Acquired Rights Directive” has the meaning set forth in the definition of “Transfer Regulations”.
“Affiliate” means (a) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual, (ii) the individual’s spouse and (iii) any Business Entity that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, any of the foregoing individuals, or (b) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Business Entity.
“Antitrust Laws” mean, individually and collectively, the HSR Act, the United States Sherman Act, as amended, the United States Clayton Act, as amended, the United States Federal Trade Commission Act, as amended, and any other applicable United States federal or state, or foreign or local, statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, reduction or restriction of competition or restraint of trade.

“Arion A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among Arion and certain stockholders and executives of Arion at Closing in the form attached hereto as Exhibit A-1.
“Arion A&R Stockholders Agreement” means the Amended and Restated Stockholders Agreement to be entered into by and among Arion and certain investors and stockholders of Arion at Closing in the form attached hereto as Exhibit A-2.
“Arion Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other program, fund, agreement, Contract, arrangement or policy which provides severance, redundancy, termination indemnity, change in control, deferred compensation, retention, vacation, life insurance coverage, health, disability benefits, death benefits, workers’ benefits, pension, profit sharing, retirement, superannuation, incentive, bonus plan, thirteenth month, commission plan, paid-time off, fringe, stock option, stock purchase, restricted stock or equity or equity-based compensation or benefits to a service provider of Arion or its Subsidiaries, in each case, both (a) under which any Arion Employee has any present or future right to benefits and (b) under which Arion or any of its ERISA Affiliates has had or has any present or future Liability.
“Arion Business” means the business currently conducted by Arion.
“Arion Bylaws Amendment” means the first amendment to the bylaws of Arion in the form attached hereto as Exhibit A-3.
“Arion Capital Shares” means the shares of capital stock of Arion, including Arion Common Shares and Arion Preferred Shares.
“Arion Cash” means, on any date, the aggregate amount of cash and cash equivalents and measured at the Designated Exchange Rate (as applicable) in respect of such determination date that is owned by Arion and its Subsidiaries as of the Effective Time; provided that, (a) for the avoidance of doubt, Arion Cash shall exclude cash or cash equivalents which is not freely usable because it is subject to contractual restrictions or limitations (including security deposits) and (b) Arion Cash shall include or exclude checks, wires and drafts in transit or cut but uncashed, in each case to the extent required by GAAP.
“Arion Charter Amendment” means the certificate of amendment to the amended and restated certificate of incorporation of Arion in the form attached hereto as Exhibit A-4, as further modified by the Parties in accordance with Section 6.27.
“Arion Combined Business” means, collectively, the Arion Business and the Business, after giving effect to the Purchase Transactions.
“Arion Common Shares” means the shares of Class B common stock, par value $0.001 per share, of Arion.
“Arion Employee” means any employee of Arion or any of its Subsidiaries as of immediately prior to the Effective Time.
“Arion Existing Indebtedness” means Indebtedness under (i) that certain First Lien Credit Agreement, dated as of October 21, 2015, by and among Arion Opco, the guarantors party thereto, the lenders party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent and (ii) that certain

Second Lien Credit Agreement, dated as of October 21, 2015, by and among Arion Opco, the guarantors party thereto, the lenders party thereto, and Fifth Street Management LLC, as administrative agent and collateral agent.
“Arion Government Contract” means any Contract of the Arion Business which provides for the sale of supplies or services currently in performance or that has not been closed that is between Arion and a Governmental Authority or entered into by Arion as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.
“Arion Intellectual Property Rights” means the Intellectual Property Rights owned or purported to be owned by Arion and any of its Subsidiaries, including all Arion Registered IPR.
“Arion Intercompany Agreements” means the Contracts, whether or not in writing, between or among Arion and any Subsidiary.
“Arion IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment material to the conduct of the Arion Business both for internal purposes and for customers.
“Arion Material Adverse Effect” means (a) any change, circumstance, occurrence, event or effect (“Effect”) that, individually or in the aggregate, when taken together with all other Effects, is, or is reasonably likely to be materially adverse to the Arion Business; provided that none of the following shall, either alone or in combination, be deemed to constitute an Arion Material Adverse Effect as defined in this clause (a), or be taken into account in determining whether an Arion Material Adverse Effect as defined in this clause (a) has occurred: any Effect resulting from or arising out of (i) the public announcement of the sale of the Business and the execution of this Agreement and the other Transaction Documents, and/or the pendency of the transactions contemplated hereby or thereby or any other publicity with respect thereto, including the impact of any of the foregoing on relationships with customers, resellers, suppliers, partners, web browser providers, lenders, officers, employees, regulators or other third party or any Proceeding arising therefrom or in connection therewith, (ii) the performance by Arion or any Other Arion Entity of its obligations required under this Agreement or the other Transaction Documents, (iii) any actions taken or omitted to be taken by Arion or its Subsidiaries to comply with the express provisions, or that are required by, this Agreement, (iv) any actions taken or omitted to be taken by Arion or its Subsidiaries at Sphinx’s prior written request or with the consent of Sphinx, (v) general business, regulatory, financial or economic conditions in the United States or other foreign locations where the Arion Business is operated, including changes in prevailing interest rates or fluctuations in currency, (vi) the items described in Schedule 1.1(a)(i) of the Arion Disclosure Letter, (vii) any changes or proposed changes in Law or GAAP (or the applicable accounting standards in any jurisdictions outside of the United States), or the enforcement or interpretation of, any of the foregoing, (viii) any changes in the economy in general, or the financial, banking or securities markets (including any disruption thereof), (ix) conditions in the industry or markets in which the Arion Business is conducted, (x) any global or natural conditions or circumstances, including natural disasters, an outbreak or escalation of war, armed hostilities, criminal activities, acts of terrorism, sabotage, political instability or other national or international calamity, crisis or emergency, or any escalation or worsening thereof, (xi) any failure to obtain a Consent of a Person or Governmental Authority in connection with the Purchase Transactions and any claim or right or benefit arising thereunder or resulting therefrom or (xii) the failure of the financial or operating performance of the Arion Business to meet internal forecasts, plans, projections or budgets for any period prior to, on or after the Agreement Date (but the underlying reason for such failure to meet such forecasts or budgets may be taken into account in determining whether an Arion Material Adverse Effect has occurred, provided such reason is not otherwise described in clauses (i) through (xi) of this definition); provided that in the case of the foregoing clauses (v), (vii), (viii) and (ix), Effects to the extent disproportionately impacting the Arion Business in a material manner relative to the competitors of the Arion Business or the other Business Entities in the industry in which the Arion Business operates shall be taken into account in determining whether there is an Arion Material Adverse Effect as defined in this clause (a) and (b) any Effect that, individually or in the aggregate, is materially adverse to the financial or legal ability of Arion and its Subsidiaries to consummate the transactions contemplated hereby by the Outside Date.
“Arion Option” means an option to purchase Arion Common Shares.
“Arion Ordinary Course Inbound License” means any (a) Contract containing a license to use, copy, or distribute any generally commercially available Software or to use any generally commercially available service, including click wrap or shrink wrap licenses, in each case where payments by Arion or its Subsidiaries under such Contracts have been less than $250,000 per year in each of the two most recently completed fiscal years of Arion, (b) license to Open Source Software or (c) Contract containing an inbound license to use third-party Technology or Intellectual Property Rights, where such license is incidental to the primary purpose of such Contract or is otherwise not material to the Arion Business.
“Arion Ordinary Course Outbound License” means any of the following to the extent the underlying license is from Arion or its Affiliates: (a) Contracts with end users, customers, distributors, resellers and other channel partners for the use, marketing, sale, license, distribution, support or servicing of Arion’s products, entered into in the ordinary course of business or (b) a Contract containing an outbound license from Arion or its Affiliates to use Intellectual Property Rights (other than Patents), where such license is incidental to the primary purpose of such Contract, or is otherwise not material to the Arion Business, in each case of (a) and (b), providing only non-exclusive rights to Intellectual Property Rights of Arion and its Affiliates.
“Arion Party” means each of Arion, any Other Arion Entity and their respective Affiliates.
“Arion Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, are being contested in good faith by appropriate proceedings, and for which appropriate reserves have been established in accordance with GAAP (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business securing amounts that are not yet due and payable or being contested in good faith by appropriate proceedings, (c) protective filings related to operating leases with third parties entered into in the ordinary course of business, (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances or irregularities in title that, in each case, only affect real property, are not violated by the current use or operation of such real property and that do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Arion Business or materially interfere with the use or occupancy thereof in connection with the Arion Business, (e) Liens in favor of the landlord on real property demised that are set forth in the terms of the applicable lease and which do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Arion Business or materially interfere with the use or occupancy thereof in connection with the Arion Business, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or old age pension programs, in each case, mandated under applicable Laws or other social security programs, (g) non-exclusive licenses granted in the ordinary course of business, (h) Liens listed on Schedule 1.1(a)(ii) of the Arion Disclosure Letter and (i) other Liens on tangible assets (other than monetary liens) arising in the ordinary course of business that are not incurred in connection with indebtedness for borrowed money and that do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Arion Business or materially interfere with ownership or use of the subject asset in the Arion Business.
“Arion Preferred Shares” means the shares of Class A common stock, par value $0.001 per share, of Arion.
“Arion Transaction Expenses” means solely to the extent unpaid as of the Closing, all costs, fees or expenses incurred by Arion or its Subsidiaries in connection with the Purchase Transactions, including any legal, accounting, investment banker, broker, consultant, financial advisory or other fees or expenses.
“Automatic Transferred Employees” means those Business Employees with respect to whom local employment Laws, including the Transfer Regulations, require an automatic transfer of employment, employer substitution or similar method of transfer to Arion or any of its Affiliates in connection with the Closing, excluding those individuals that would have otherwise been an Automatic Transferred Employee but who object to the automatic transfer of their employment, consistent with applicable Law, to Arion or its Affiliates by operation of Law.
“Bidder NDAs” means all non-disclosure and/or confidentiality agreements entered into between Sphinx (or its Affiliates) and third parties other than Arion and its Affiliates that were entered into in connection with such third parties’ review and consideration of an acquisition or business combination transaction with respect to the Business in the six months preceding the Agreement Date.
“Business” means, collectively, (a) the development, marketing, sale, license, provision, design, distribution, import, export, support and maintenance, service or other exploitation of the Products and (b) the ownership, exploitation and utilization of the Purchased Assets, including in furtherance of the activities described in clause (a), but excluding, in each case (x) any Shared Services and related assets (other than Purchased Assets) and (y) the products, services, businesses and operations set forth on Schedule 1.1(a)(i) of the Sphinx Disclosure Letter, in each case as developed, marketed, sold, licensed, provided, designed, distributed, imported, exported, supported, maintained, serviced or otherwise exploited within the 12 months prior to the Closing; provided that, for purposes of the representations and warranties set forth in Section 4.7 (other than as used in the penultimate sentence of Section 4.7(b)), Section 4.9, Section 4.12 and Section 6.17, the exclusion set forth in the foregoing clause (x) shall not apply.
“Business Cash” means, on any date, the aggregate amount of cash and cash equivalents calculated in accordance with the Calculation Principles and measured at the Designated Exchange Rate (as applicable) in respect of such determination date that is retained by the Purchased Entities as of the Effective Time; provided that, (a) for purposes of calculating Business Cash, (i) cash or cash equivalents which is not freely usable because it is subject to contractual restrictions or limitations (including security deposits) shall be excluded from the calculation of Business Cash and (ii) cash or cash equivalents in non-U.S. jurisdictions in excess of the amounts set forth under the header “Business Cash Limits” in the applicable jurisdictions set forth on Schedule 1.1(a)(ii) of the Sphinx Disclosure Letter shall be excluded and Business Cash in all jurisdictions in the aggregate in excess of the amount set forth under the header “Overall Business Cash Limits” shall be excluded (unless Arion determines, in its sole discretion, to increase the “Business Cash Limit” in any jurisdiction, in which case the excess cash in such jurisdiction up to such increased “Business Cash Limit’ shall be included as Business Cash) and (b) Business Cash shall include or exclude checks, wires and drafts in transit or cut but uncashed, in each case to the extent required by GAAP.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in California are permitted or required by Law to close.

“Business Employee” means (a) the employees of Sphinx or any of its Subsidiaries, as applicable, set forth in Schedule 6.7(a) of the Sphinx Disclosure Letter (which schedule shall be further revised prior to the Closing as contemplated pursuant to Section 6.7(a) hereof), which schedule includes all employees of Sphinx or any of its Subsidiaries whose employment duties are exclusively dedicated to the Business, the Omitted Employees (if any) and the Shared Services employees set forth therein, and any such employees who, on the Closing Date, are on maternity or paternity leave, leave under the Family Medical Leave Act of 1993 or equivalent local Laws, vacation leave, education leave, national service or military leave, approved personal leave, leave for purposes of jury duty, short term disability leave or medical leave or equivalent under local Law, unless otherwise required under local employment Laws, excluding any such employees (i) whose employment with Sphinx or any of its Subsidiaries, as applicable, has terminated prior to the Closing or (ii) on an unapproved leave of absence as of the Closing, (b) all Automatic Transferred Employees that are employed by Sphinx or any of its Subsidiaries as of the Closing, (c) all Purchased Entity Employees, (d) each additional employee of Sphinx or any of its Subsidiaries hired for the Business between the Agreement Date and the Closing Date in accordance with (including the restrictions and consent rights set forth in) Section 6.1(a) that is employed by Sphinx or any of its Subsidiaries as of the Closing Date and (e) each other employee of Sphinx or any of its Subsidiaries that Sphinx and Arion have mutually agreed to transfer to Arion prior to the Closing Date.
“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).
“Business Indebtedness” means, on any date, the aggregate amount of Indebtedness calculated in accordance with the Calculation Principles and measured at the Designated Exchange Rate in respect of such determination date of any Purchased Entity and which remains outstanding as of immediately prior to the Closing; provided that Business Indebtedness shall not include (a) any Indebtedness incurred in connection with the Financing or otherwise at the written request of Arion or (b) Indebtedness repaid or otherwise terminated or released prior to or as of the Closing.
“Business IT Assets” means all Software, systems, servers, computers, hardware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment material to the conduct of the Business both for internal purposes and for customers, including the operation of the Products.
“Business Records” means all files, documents, books and records that are in Sphinx’s possession or under Sphinx’s control, and including customer, distributor, reseller, channel partner, strategic partner, vendor, supplier, contractor and service-provider lists, invoices and purchase orders, production data, cost records, sales and pricing data, marketing materials, supplier records, product data, manuals and literature, technical information, drawings, specifications and other engineering data, user data or data associated with or derived from the internet websites of Sphinx or its Affiliates, information, records and data with respect to employees and business activities, personnel data, employee master payroll information and historical reporting data, billing, payment and dispute histories, credit information and similar data relating to customers, distributors, resellers, channel partners, strategic partners, vendors, suppliers, contractors and service providers of the Business, in each case, (a) whether in hard-copy or computer format and (b) only to the extent relating to the Business, the Purchased Assets, the Assumed Liabilities, the Purchased Entities, the Purchased Minority Interests or any Proceedings arising in connection therewith.

“Closing Net Working Capital” means an amount, calculated as of the Effective Time, equal to the difference, whether positive or negative, of (a) Specified Current Assets, minus (b) the Specified Current Liabilities, in each case as defined in the Calculation Principles.
“Closing Net Working Capital Lower Collar” means the difference of (i) the Closing Net Working Capital Target minus (ii) $5,000,000.
“Closing Net Working Capital Target” means $34,000,000.
“Closing Net Working Capital Upper Collar” means the sum of (i) the Closing Net Working Capital Target plus (ii) $5,000,000.
“Closing Transfer Documents” mean the Bills of Sale, the Local Transfer Agreements, the Patent Assignment, the Trademark Assignment, the Equity Transfer Documents, the documents and certificates and resolutions referred to in Section 2.5(a) and any other agreement necessary to effect the Transfer of the Purchased Assets, the Purchased Shares and Assumed Liabilities in the Purchase Transactions.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and Section 4980B of the Code.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means any confidential or proprietary information, including any formula, pattern, device, compilation or information, proprietary technical, economic, environmental, operational, financial, technology, operating, financial and/or other business information, methods of operation, financial statements, trade secrets, market studies and forecasts, competitive analyses, target markets, advertising techniques, pricing policies and information, specifications for products, equipment and processes, manufacturing and performance specifications and procedures, engineering drawings and graphs, technical, research and engineering data, manufacturing know-how, the substance of agreements with customers and others, marketing and similar arrangements, servicing and training programs and arrangements, customer lists, customer profiles, customer preferences, other trade secrets and any other documents or materials embodying such information, employee census information and other employee information. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information (a) that is or becomes generally available to the public other than as a result of disclosure by the disclosing Party or an Affiliate or Representative thereof in breach of any confidentiality obligation, (b) that becomes available to the receiving Party or an Affiliate thereof after the Closing Date on a non-confidential basis from a source other than the disclosing Party or an Affiliate or Representative thereof (provided that such source is not known by the receiving Party to be bound by any obligation of confidentiality to the disclosing Party or any of its Affiliates) or (c) that the receiving Party can establish by reasonable evidence is independently developed by such Party or any Affiliate thereof without reference to or reliance upon Confidential Information of or relating to the disclosing Party.
“Consent” means any consent, waiver or approval of, or authorization, order, license, permission, permit, qualification, exemption, novation or waiver by, any third party or Governmental Authority.
“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note, arrangement, understanding or other legally binding commitment or undertaking.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Database Rights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Debt Financing Sources” means the financing sources party to the Debt Financing Commitment, including any parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, and any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing.
“Designated Exchange Rate” means, in respect of any date, the rate of exchange from the applicable foreign currency to Dollars as published by the Wall Street Journal at http://online.wsj.com/mdc/public/page/2_3021-forex.html for the Business Day prior to such date.
“Dollars” or “$,” when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.
“Effect” has the meaning set forth in the definition of “Arion Material Adverse Effect” in this Section 1.1.
“Employee NDAs” means the offer letters, invention assignment agreements and confidentiality agreements, or similar agreements, entered into between Sphinx or its applicable Subsidiary and any of the Continuing Employees, each as in effect immediately prior to the Closing.
“Environmental Claim” means any written claim, Proceeding, complaint or notice of violation alleging violation of, or Liability under, any Environmental Laws.
“Environmental Laws” means any applicable foreign, federal, state or local Laws, statutes, regulations, codes, ordinances, Permits, decrees, orders or common law relating to, or imposing standards regarding the protection or cleanup of the environment, any Hazardous Materials Activity, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the exposure of any individual to Hazardous Materials, including protection of health and safety of employees. Environmental Laws shall include the following United States statutes: the Federal Insecticide, Fungicide Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substance Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know Act, Hazardous Materials Transportation Act and all analogous or similar foreign, federal state or local Laws, each as amended.
“ERISA” has the meaning set forth in the definition of “Arion Benefit Plans” in this Section 1.1.
“ERISA Affiliate” means any Person that, together with Sphinx or any of its Subsidiaries, at any relevant time would be treated as a single employer under Section 414 of the Code.

“Estimated Cash Consideration” means the sum of (a) the Base Purchase Price, plus (b) the Estimated Business Cash, minus (c) the Estimated Business Indebtedness, plus (d) the Estimated Working Capital Adjustment Amount (which may be positive or negative), plus (e) the Estimated Transaction Expenses, minus (f) the Estimated Sphinx Transaction Expenses.
“Estimated Working Capital Adjustment Amount” means (a) if the amount of the Estimated Closing Net Working Capital is greater than the Closing Net Working Capital Upper Collar, the dollar amount of such difference (expressed as a positive number) and (b) if the amount of the Estimated Closing Net Working Capital is less than the Closing Net Working Capital Lower Collar, the dollar amount of such difference (expressed as a negative number).
“Excluded Service” means any service identified in Section 1.2(b) (Unlawful Transition Services) or Section 1.2(c) (Consents and Approvals) of the Transition Services Agreement as not being required for the Service Provider (as defined therein) to provide thereunder (for clarity, solely during such period as such service is unable to be provided for the reasons described in Section 1.2(b) or Section 1.2(c)).
“Excluded Shared Contracts” means (a) Sphinx Benefit Plans; (b) insurance policies; and (d) real property leases and subleases (other than Business Leases).
“Executive Level” means employees with a title of Director or above.
“FATA” means the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth), as amended.
“Fundamental Representations” means, with respect to Arion, the representations and warranties set forth in Section 5.1 (Corporate Existence), Section 5.2 (Corporate Authority), Section 5.3(a) (Governmental Approvals), Section 5.4 (Capitalization; Subsidiaries) and Section 5.16 (Finders; Brokers), and with respect to Sphinx, the representations and warranties set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Authority), Section 4.3(a) (Governmental Approvals), Section 4.4 (Purchased Entities; Capitalization), Section 4.15(b) (Sufficiency of Assets) and Section 4.17 (Finders; Brokers).
“GAAP” means generally accepted accounting principles in the United States of America.
“Hazardous Materials” means any infectious, carcinogenic, radioactive, toxic or hazardous chemical or chemical compound, or any pollutant, contaminant or hazardous substance, material or waste, in each case, whether solid, liquid or gas, including petroleum, petroleum products, by products or derivatives and asbestos and any other substance, material or waste listed, classified or regulated as a “solid waste,” “hazardous,” “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic,” “toxic substance,” “toxic waste,” “toxic pollutant,” “contaminant,” or “pollutant” or any similar terms, or that is otherwise subject to regulation, control or remediation, under any Environmental Law.
“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, disposal, arranging for disposal, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Materials or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so called eWaste fees) and compliance with any product take back or product content requirements.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum Taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding taxes measured by, or calculated with respect to, any payments or distributions.
“Indebtedness” of any Person means, without duplication, (a) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (b) any obligations owed with respect to letters of credit, performance or surety bonds, bankers’ acceptances and similar facilities (in each case, to the extent drawn), (c) any cash/book overdrafts (to the extent not already taken into consideration in the calculation of Business Cash), (d) all obligations of such Person for the deferred purchase price of property or services (including any “seller note” or “seller financing” arrangement, holdback, earn-out or any other form of contingent payment or obligation) and all obligations of such Person under any conditional sale or other title retention agreement (but excluding trade accounts payable and other accrued current liabilities, in each case arising in the ordinary course of business), (e) obligations under capitalized leases (determined in accordance with GAAP), (f) the aggregate amount of all Accrued Bonuses (as such term is defined on Appendix F), (g) all indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on the Purchased Assets, Purchased Entities or Purchased Minority Interests, (h) any obligations or Liabilities arising from payment obligations under any interest rate, foreign exchange or other swap, hedge or other financial derivative instrument or agreement, (i) any “single-trigger” severance obligations or severance required by applicable Law to be paid to Continuing Employees solely by virtue of the transfer of their employment contemplated by this Agreement which would be obligations of the Purchased Entities or the Business as of or following the Closing or which would otherwise be Assumed Liabilities, (j) any sale, change in control, retention, transaction, success-based or transition bonuses or other similar payments vested by or payable solely as a result of the consummation of the transactions contemplated by this Agreement that are payable to employees of Sphinx and its Subsidiaries (including the Business Employees and the Purchased Entity Employees) which would be obligations of the Purchased Entities or the Business as of or following the Closing or which would otherwise be Assumed Liabilities, (k) long-term deferred revenue in excess of $62,500,000 in the aggregate (as determined on a basis of presentation consistent with Schedule 4.11 of the Sphinx Disclosure Letter), (l)[reserved], (m) any unpaid principal, premium, breakage fees or costs, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection with any of the foregoing clauses (a) through (l) above (as applicable) and (n) any outstanding guarantees of obligations of the type described in clauses (a) through (m) above (as applicable); provided that, Indebtedness shall not include (i) the CAS Payments (as defined on Section 6.1(a)(vii) of the Sphinx Disclosure Letter) to the extent not vested as of the Closing Date, (ii) any retention or transition bonuses granted or effected following the Agreement Date which are mutually agreed upon in writing by Sphinx and Arion to the extent not paid as of the Closing Date, (iii) any Transferred Pension Liabilities and (iv) severance and other amounts for which Arion is expressly responsible pursuant to Section 6.7(h) and (i)).
“Indemnified Party” means an Arion Indemnified Party or a Sphinx Indemnified Party, as the case may be.

“Indemnifying Party” means the Party obligated to indemnify a Notifying Party and its related Indemnified Parties.
“Industrial Designs” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Intellectual Property Rights” means the rights, titles and interests associated with the following anywhere in the world: (a) patents and utility models, and applications therefor (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing) (“Patents”), (b) trade secrets and all other rights in or to confidential business or technical information (“Trade Secrets”), (c) copyrights, copyright registrations and applications therefor, moral rights and all other rights corresponding to the foregoing (“Copyrights”), (d) uniform resource locators and registered internet domain names (“Internet Properties”), (e) industrial design rights and any registrations and applications therefor (“Industrial Designs”), (f) databases and data collections (including knowledge databases, customer lists and customer databases) under the Laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor (“Database Rights”), (g) mask works, and mask work registrations and applications therefor (“Mask Work Rights”), (h) trademarks and service marks, whether registered or unregistered, and the goodwill appurtenant to each of the foregoing (“Trademarks”), and (i) any similar, corresponding or equivalent rights to any of the foregoing. Intellectual Property Rights specifically excludes contractual rights (including license grants from third parties) and also excludes the tangible embodiment of any of the foregoing in subsections (a) – (i).
“Internet Properties” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Investors” means, collectively, Thoma Bravo Fund XI, L.P., a Delaware limited partnership, Thoma Bravo Fund XI-A, a Delaware limited partnership, Thoma Bravo Executive Fund XI, L.P., a Delaware limited partnership, Thoma Bravo Special Opportunities Fund II, L.P., a Delaware limited partnership, Thoma Bravo Special Opportunities Fund II-A, L.P., a Delaware limited partnership, TA XI, L.P., a Delaware limited partnership, TA Atlantic and Pacific V L.P., a Delaware limited partnership, TA Investors III, L.P., a Delaware limited partnership, and TA Subordinated Debt Fund III, L.P., a Delaware limited partnership.
“IPMA” means that certain Intellectual Property Matters Agreement in the form attached hereto as Exhibit B, to be entered into between Sphinx, through itself and, to the extent applicable, one or more of its direct or indirect Subsidiaries, and Arion, pursuant to which Sphinx will convey or license certain Technology and Intellectual Property Rights to Arion and Arion will grant a license back to Sphinx of certain Technology and Intellectual Property Rights relating to the Business.
“knowledge” of a Party means, with respect to Sphinx, the actual knowledge of the Persons listed on Schedule 1.1(a)(iv) of the Sphinx Disclosure Letter, and with respect to Arion, the actual knowledge of John Merrill, Mike Olson and Michael Johnson of Arion.
“Law” means any law (including common law), treaty, statute, ordinance, rule, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.
“Liability” or “Liabilities” means any Indebtedness, liability or other obligation (whether pecuniary or not, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Liens” means any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien, charge, security interest, option, right of first refusal, conditional sale or similar restriction on transfer of title or voting.
“Losses” means any and all losses, damages, settlements, judgments, awards, penalties, fines, costs or expenses (including reasonable legal, expert and consultant fees and expenses), but excluding any punitive damages unless such punitive damages are awarded to a third party by a Governmental Authority or arbitrator in connection with a Third-Party Claim.
“Marketing Period” means the first period of 15 consecutive Business Days commencing on the date of delivery by Sphinx of the Required Financial Information; provided (i) that if the Marketing Period has not ended prior to August 18, 2017, then the Marketing Period shall not commence prior to September 5, 2017 and (ii) each of November 24, 2017 and March 30, 2018 shall not constitute a Business Day for purposes of the Marketing Period, and (iii) if the Marketing Period has not ended prior to December 22, 2017, then the Marketing Period shall not commence prior to January 8, 2018. If Sphinx shall in good faith reasonably believe that Sphinx has delivered the Required Financial Information, Sphinx may deliver to Arion written notice to that effect (stating when it believes it completed any such delivery), in which case Sphinx shall be deemed to have satisfied its requirements under this definition on the date of delivery of such notice and the Marketing Period shall be deemed to have commenced on the date of delivery of such notice, in each case unless Arion in good faith reasonably believe that Sphinx has not delivered the Required Financial Information and, within three Business Days after its receipt of such notice from Sphinx, Arion delivers a written notice to Sphinx to that effect (stating with specificity which information is required to satisfy Sphinx’s requirements to provide the Required Financial Information for purposes of compliance with this definition only (in which case, Sphinx shall be deemed to have satisfied its requirements under this definition on the date such information is delivered to Arion).
“Mask Work Rights” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Notifying Party” means (a) Sphinx, in the case of any matter for which any Sphinx Indemnified Party may be entitled to indemnification hereunder, and (b) Arion, in the case of any matter for which any Arion Indemnified Party may be entitled to indemnification hereunder.
“Open Source Software” means any freeware, shareware, open source Software (e.g., Linux) or Software that is distributed under similar licensing or distribution models. For the avoidance of doubt, “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (a) the GNU General Public License (GPL), Lesser/Library GPL (LGPL) or Affero General Public License (Affero GPL); (b) the Artistic License (e.g., PERL); (c) the Mozilla Public License; (d) the Netscape Public License; (e) the Sun Community Source License (SCSL); (f) the Sun Industry Standards Source License (SISSL); (g) the BSD License; (h) Red Hat Linux; (i) the Apache License; and (j) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.
“Operational Subdomain Agreement” means that certain Agreement on Operational Subdomains and Collateral References in the form attached hereto as Exhibit C to be entered into between Sphinx, through itself and, to the extent applicable, one or more of its direct or indirect Subsidiaries, and Arion, pursuant to which Sphinx and Arion will agree to certain arrangements with respect to operational subdomains and collateral references in certificates issued to Sphinx prior to the Closing.

“ordinary course of business” means in the ordinary course of the operation of the Business or the Arion Business, as the case may be.
“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, bylaws, operating agreement, certificate of limited partnership, partnership agreement and/or certificates of existence, as applicable.
“Overpayment Credits” means, with respect to Taxes for which Sphinx is responsible under Section 6.9(a)(i), any overpayment of Taxes applied to reduce Taxes for which Arion is responsible under Section 6.9(a)(ii).
“Patents” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Authority.
“Person” means an individual, Business Entity or Governmental Authority.
“Post-Closing Tax Period” means any taxable period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Privacy Laws” means all Laws, regulatory guidance and self-regulatory frameworks to which the Business subscribes, including the Payment Card Industry Data Security Standard, in each case that are applicable to data privacy or data security, collection or dissemination.
“Pro Forma Capitalization” means the sum, without duplication, of (a) the aggregate number of Arion Common Shares issued and outstanding immediately prior to the Effective Time, (b) the aggregate number of restricted Arion Common Shares and Arion Common Shares issuable upon the exercise of issued and outstanding Arion Options or other direct or indirect rights to acquire Arion Common Shares, in each case that are vested and exercisable immediately prior to the Effective Time, (c) the aggregate number of restricted Arion Common Shares and Arion Common Shares that are issuable upon the exercise of issued and outstanding Arion Options or other direct or indirect rights to acquire Arion Common Shares, in each case that are unvested and not exercisable immediately prior to the Effective Time, (d) the aggregate number of Arion Common Shares issued in respect of the Equity Consideration and (e) the number of Arion Common Shares reserved under the Arion Incentive Plan for issuance to Arion Employees and Continuing Employees after the Effective Time.
“Proceeding” means any formal complaint, formal claim, action, arbitration, proceeding, litigation or suit, in each case commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.
“Purchased Entities” has the meaning set forth in the definition of “Purchased Shares” in this Section 1.1

“Purchased Entity Employees” means the employees of the Purchased Entities as of immediately prior to the Closing.
“Purchased Minority Interests” has the meaning set forth in the definition of “Purchased Shares” in this Section 1.1.
“Purchased Shares” means (a) the shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Sphinx listed on Appendix B-1 (such Subsidiaries, the “Purchased Entities”) and (b) the shares of capital stock of, or any other equity interests in, the Business Entities held by Sphinx (other than the Purchased Entities) listed on Appendix B-2 (such Business Entities, the “Purchased Minority Interests”).
“Representatives” of any Person means such Person’s directors, managers, members, partners, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).
“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).
“Sanctioned Person” means, at any time, (a) any Person listed in any sanctions- or export-related restricted party list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, or by the European Union or by any relevant European Union Member State, including OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List, (b) any Person located, organized, citizen of or resident in a Sanctioned Country, (c) any Person that is, in the aggregate, directly or indirectly owned 50% or more or otherwise controlled by such Persons described in clauses (a) or (b), (d) any Person that is acting on behalf or at the direction of any Person described in clauses (a), (b) or (c), or (e) an agency or instrumentality of, or entity owned 50% or more or otherwise controlled by, the government of a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union and relevant European Union Member States.
“Securities Act” means the Securities Act of 1933, as amended.
“Shared Contracts” means Contracts of Sphinx or any of its Subsidiaries with one or more third parties that relate to, or under which the rights of Sphinx or its Subsidiaries are exercised for the benefit of, both (x) any Purchased Assets or the Business and (y) any Excluded Assets or any business(es) of Sphinx and its Subsidiaries other than the Business, including any such Shared Contracts described on Schedule 1.1(a)(v) of the Sphinx Disclosure Letter; provided that with respect to any Shared Contract for which Sphinx has received a signed acknowledgment from the counterparty thereof consenting to the assignment or replication of the rights and obligations under Shared Contract relating to the Business, such assigned or replicated Contract shall, to the extent thereof, be treated as an Assigned Contract for purposes of this Agreement from the date such acknowledgement is received by Sphinx.
“Shared Services” means corporate or shared services provided to, or in support of the Business, that are general corporate or other overhead services, and that are provided by Sphinx or its

Subsidiaries to the Business and other businesses of Sphinx and its Subsidiaries, including access to and use of computer hardware and Software related to any business function, travel and entertainment services, temporary labor services, office supplies (including copiers, scanners and fax machines), telecommunications equipment and services, logistics services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, accounting and finance services, public relations, legal and risk management services, workers’ compensation arrangements, internal audit services, human resources and employee relations management services, employee benefits services, credit, collections and account payable services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases, in each case other than to the extent provided through Purchased Entities, Purchased Assets or Continuing Employees.
“Shareholder Documents” means the Arion Bylaws Amendment, Arion Charter Amendment, Arion A&R Registration Rights Agreement, Arion A&R Stockholders Agreement and any other documents entered into by and among the Parties and the other Investors or adopted by Arion in furtherance of the transactions contemplated under this Agreement, in each case setting forth the rights, obligations and other attributes of the Arion Capital Shares or the Arion shareholders after the Closing.
“Software” means computer software, computer programs, applications (including mobile apps) and databases in any form, including source code, object code, firmware, operating systems and specifications, algorithms, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, libraries and library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation (including manuals, user guides, flow charts, comments, and training materials), developer notes, comments and annotations.
“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the consolidated assets of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of consolidated Liabilities of such Person and its Subsidiaries as of such date, (b) such Person and its Subsidiaries, on a consolidated basis, are able to pay all Liabilities of such Person and its Subsidiaries as such Liabilities mature and (c) such Person and its Subsidiaries, on a consolidated basis, shall have adequate capital for conducting the business. For purposes of this definition, in computing the amount of Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing and known at such time, represents the amount that can reasonably be expected to become an actual and matured Liability.
“Sphinx 401(k) Plan” has the meaning set forth in Section 6.7(o).
“Sphinx Annual Bonus Plans” means those Sphinx Benefit Plans identified as Sphinx Annual Bonus Plans on Schedule 6.7(p) of the Sphinx Disclosure Letter.
“Sphinx Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, and whether or not subject to ERISA), and each other program, fund, agreement, Contract, arrangement or policy which provides severance, redundancy, termination indemnity, change in control, deferred compensation, retention, vacation, life insurance coverage, health, disability benefits, death benefits, workers’ benefits, pension, profit sharing, retirement, superannuation, incentive, bonus plan, thirteenth month, commission plan, paid-time off, fringe, stock option, stock purchase, restricted stock or equity or equity-based compensation or benefits to a service provider of Sphinx or its Subsidiaries under which (a) any Business Employee (or their dependents or beneficiaries) has any right to benefits or compensation or

(b) Sphinx or any of its ERISA Affiliates has had or has any present or future Liability that may become a present or future liability of Arion or its Affiliates (including the Purchased Entities) following the Closing, regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory; provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Sphinx Benefit Plan” for these purposes.
“Sphinx Government Contract” means any Contract of the Business which provides for the sale of supplies or services currently in performance or that has not been closed that is between Sphinx and a Governmental Authority or entered into by Sphinx as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.
“Sphinx Intercompany Agreements” means the Contracts, whether or not in writing, between or among Sphinx and any Subsidiary (a) in respect of the Business, any Purchased Assets, any Purchased Shares or any Assumed Liabilities, (b) which involve, relate to or obligate any Purchased Entity, (c) which would constitute a Purchased Asset or (d) which provides for any Liability which would constitute Assumed Liabilities, in each case that are effective as of immediately prior to the Effective Time.
“Sphinx Material Adverse Effect” means any Effect that, individually or in the aggregate, when taken together with all other Effects, is, or is reasonably likely to be materially adverse to (x) the operations, financial condition, results of operations, business, assets (tangible or intangible) or Liabilities of the Business, taken as a whole or (y) the ability of Sphinx and its Subsidiaries to consummate the transactions contemplated hereby; provided that, solely for purposes of the foregoing clause (x), none of the following shall, either alone or in combination, be deemed to constitute a Sphinx Material Adverse Effect, or be taken into account in determining whether a Sphinx Material Adverse Effect has occurred: any Effect resulting from or arising out of (a) the public announcement of the sale of the Business and the execution of this Agreement and the other Transaction Documents or the entry into subcontractor certificate authority arrangements with Arion Opco and the performance (or breach) of the subcontractor obligations thereunder or any actions taken in respect thereof by Arion Opco or any Effects on the Business as a result thereof, and/or the pendency of the transactions contemplated hereby or thereby or any other publicity with respect thereto, including the impact of any of the foregoing on relationships with customers, resellers, suppliers, partners, web browser providers, lenders, officers, employees, regulators or other third party or any Proceeding arising therefrom or in connection therewith, (b) the performance by Sphinx or any other Sphinx Party of its obligations required under this Agreement or the other Transaction Documents, (c) any actions taken or omitted to be taken by Sphinx or its Subsidiaries to comply with the express provisions, or that are required by, this Agreement or any actions taken or omitted to be taken by Sphinx or its Subsidiaries, (d) any actions taken or omitted to be taken by Sphinx or its Subsidiaries at Arion’s prior written request or with the prior written consent of Arion, (e) general business, regulatory, financial or economic conditions in the United States or other foreign locations where the Business is operated, including changes in prevailing interest rates or fluctuations in currency, (f) the items described in Schedule 1.1(a)(vi) of the Sphinx Disclosure Letter, (g) any changes or proposed changes in Law or GAAP (or the applicable accounting standards in any jurisdictions outside of the United States), or the enforcement or interpretation of any of the foregoing, (h) any changes in the economy in general, or the financial, banking or securities markets (including any disruption thereof), (i) conditions in the industry or markets in which the Business is conducted, (j) any change related to the Excluded Assets or the Excluded Liabilities (including the Liabilities described in Schedule E-(ix) of the Sphinx Disclosure Letter), except to the extent of any resulting effect on the Business, the Purchased Shares, the Purchased Assets or the Assumed Liabilities from such changes, (k) any global or natural conditions or circumstances, including natural disasters, an outbreak or escalation of war, armed hostilities, criminal activities, acts of terrorism, sabotage, political instability or other national or international calamity, crisis or emergency, or any escalation or worsening thereof, (l) any failure to obtain a Consent of a Person or Governmental Authority in connection with any Transfers of Purchased Shares or Purchased Assets and any claim or right or benefit arising thereunder or resulting therefrom or (m) the failure of the financial or operating performance of the Business to meet internal forecasts, plans, projections or budgets for any period prior to, on or after the Agreement Date (but the underlying reason for such failure to meet such forecasts or budgets may be taken into account in determining whether a Sphinx Material Adverse Effect has occurred, provided, such reason is not otherwise described in clauses (a) through (m) of this definition); provided that in the case of the foregoing clauses (e), (g), (h) and (i), Effects to the extent disproportionately impacting the Business in a material manner relative to the competitors of the Business or the other Business Entities in the industry in which the Business operates shall be taken into account in determining whether there is a Sphinx Material Adverse Effect.
“Sphinx Non-Americas Assets” means the Purchased Assets, the Purchased Shares and the Assumed Liabilities, the beneficial ownership and economic rights of which are held by Subsidiaries of Sphinx that are not domiciled in North or South America.
“Sphinx Ordinary Course Inbound License” means any (a) Contract containing a license to use, copy, or distribute any generally commercially available Software or to use any generally commercially available service, including click wrap or shrink wrap licenses, in each case where payments by Sphinx or its Subsidiaries under such Contracts have been less than $250,000 per year in each of the two most recently completed fiscal years of Sphinx, (b) license to Open Source Software or (c) Contract containing an inbound license to use third-party Technology or Intellectual Property Rights, where such license is incidental to the primary purpose of such Contract or is otherwise not material to the Business.
“Sphinx Ordinary Course Outbound License” means any of the following to the extent the underlying license is from Sphinx or its Affiliates: (a) Contracts with end users, customers, distributors, resellers and other channel partners for the use, marketing, sale, license, distribution, support or servicing of the Products, entered into in the ordinary course of business or (b) a Contract containing an outbound license from Sphinx or its Affiliates to use Intellectual Property Rights (other than Patents), where such license is incidental to the primary purpose of such Contract, or is otherwise not material to the Business, in each case of (a) and (b), providing only non-exclusive rights to Intellectual Property Rights of Sphinx and its Affiliates.
“Sphinx Other Agreements” means, collectively, the agreements described in Schedule 1.1(a)(vii) of the Sphinx Disclosure Letter.
“Sphinx Party” means each of Sphinx, its Subsidiaries, any Other Sphinx Entity and, prior to the Closing, any Purchased Entity.
“Sphinx Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business securing amounts that are not yet due and payable or being contested in good faith by appropriate proceedings, (c) protective filings related to operating leases with third parties entered into in the ordinary course of business, (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances or irregularities in title that, in each case, only affect real property, are not violated by the current use or operation of such real property, and that do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Business or materially interfere with the use or occupancy thereof in connection with the Business, (e) Liens in favor of the landlord on real property demised that are set forth in the terms of the applicable lease and which do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with the Business or materially interfere with the use or occupancy thereof in connection with the Business, (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or old age pension programs, in each case, mandated under applicable Laws or other social security programs, (g) non-exclusive licenses granted in the ordinary course of business, (h) Liens listed on Schedule 1.1(a)(viii) of the Sphinx Disclosure Letter and (i) other Liens (other than monetary liens) arising in the ordinary course of business that are not incurred in connection with indebtedness for borrowed money, that do not relate to Excluded Liabilities, and that do not, individually or in the aggregate, materially impair the value of the subject asset for the purpose for which it is used in connection with the Business or materially interfere with ownership or use of the subject asset in the Business as currently conducted.
“Sphinx Pre-Closing Restructuring Documents” means any deed, bill of sale, endorsement, assignment, certificate, local transfer agreement or other instrument of conveyance and assignment as may be necessary or advisable to consummate the Sphinx Pre-Closing Restructuring in accordance with Schedule 2.8(a) of the Sphinx Disclosure Letter in each case in customary form and compliant with applicable Law.
“Sphinx Sales and Commission Plans” means those Sphinx Benefit Plans identified as Sphinx Sales and Commission Plans on Schedule 6.7(p) of the Sphinx Disclosure Letter.
“Sphinx Transaction Expenses” means, solely to the extent unpaid as of the Closing, all costs, fees or expenses incurred by Sphinx or its Subsidiaries in connection with the Purchase Transactions and that are payable by or that are the responsibility of the Purchased Entities after the Closing or that are Assumed Liabilities in connection with or as a result of the transactions contemplated by this Agreement, including any legal, accounting, investment banker, broker, consultant, financial advisory or other fees or expenses.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” or “Subsidiaries” of Arion, Sphinx or any other Person means any corporation, partnership or other Business Entity of which Arion, Sphinx or such other Person, as applicable (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership or other Business Entity.
“Tax” or “Taxes” means all federal, state, local and non-U.S. taxes, charges, fees, duties, levies or other assessments including income, gross receipts, ad valorem, VAT, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise, capital stock, net proceeds, turnover, user, fuel, excess profits, interest equalization, unitary, unclaimed property, escheat, capital gains, environmental, payroll, disability, registration, estimated, employees’ income withholding, Social Security and all other taxes of any kind whatsoever imposed by any Taxing Authority, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof or the failure to file any Tax Return, and including any Liability for the Taxes of another Person (including Treasury Regulation 1.1502-6 or any similar provision of state, local or non-U.S. Law), by Contract, as a transferee or successor, or otherwise.
“Tax Return” means any return, declaration, report, election, disclosure, form, estimated return and information statement filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.
“Technology” means Software, whether in electronic, written or other media, technology, including designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), sales documentation (such as marketing materials, installation manuals, service manuals, user manuals), schematics, algorithms, routines, databases, lab notebooks, development and lab equipment, processes, prototypes, devices, appliances, equipment, and systems, and any other tangible embodiments of Intellectual Property Rights.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1
“Trademark License Agreement” means that certain Trademark License Agreement in the form attached hereto as Exhibit C, to be entered into between Sphinx, through itself and, to the extent applicable, one or more of its direct or indirect Subsidiaries, and Arion, pursuant to which Sphinx will license the use of certain trademarks to Arion.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Transaction Documents” means this Agreement, the IPMA, the Trademark License Agreement, the Transition Services Agreement, the URL Services Agreement, the Operational Subdomain Agreement, the Shareholder Documents, the Closing Transfer Documents, the Sphinx Other Agreements, the Sphinx Pre-Closing Restructuring Documents and the Exhibits, Appendices and Schedules hereto and thereto.
“Transaction Expenses” means the sum of all costs and expenses of any kind or character for which Arion is obligated to reimburse Sphinx at the Closing pursuant to Section 2.8(b), Section 2.8(c), Section 2.9, Section 6.15 and Section 6.16(f).
“Transfer Regulations” means any Law related to the automatic transfer, or liability related to transfer, of employees in connection with the event of transfers of undertakings, businesses or parts of businesses, or acquisition, sales or mergers, including the Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”), the legislation and regulations of any EU Member State implementing such Acquired Rights Directive and other similar or comparable Laws related to the transfer, or liability related to transfer, of employees.
“Transferred Pension Assets” means the transferred assets of the non-U.S. pension plans listed on Schedule A-(xvii) of the Sphinx Disclosure Letter on account of the Foreign Continuing Employees participating in such plans.

“Transferred Pension Liabilities” means the transferred pension obligations under the non-U.S. pension plans listed on Schedule A-(xvii) of the Sphinx Disclosure Letter on account of the Foreign Continuing Employees participating in such plans.
“Transition Services” has the meaning ascribed to it in the Transition Services Agreement.
“Transition Services Agreement” means that certain Transition Services Agreement in the form attached hereto as Exhibit D (with such changes or additions (if any) as are agreed by Arion and Sphinx pursuant to Section 6.17), to be entered into between Sphinx, through itself and, to the extent applicable, one or more of its direct or indirect Subsidiaries, and Arion, pursuant to which Sphinx will provide or cause to be provided certain services to Arion or its Affiliates in connection with the sale of the Business to Arion and pursuant to which Arion will provide or cause to be provided certain services to be provided to Sphinx as described therein.
“URL Services Agreement” means that certain URL Services Agreement in the form attached hereto as Exhibit F to be entered into between Sphinx, through itself and, to the extent applicable, one or more of its direct or indirect Subsidiaries, and Arion, pursuant to which Sphinx will provide or cause to be provided certain services to Arion or its Affiliates in connection with the sale of the Business to Arion and pursuant to which Arion will provide or cause to be provided certain services to be provided to Sphinx as described therein.
“Willful Breach” means an intentional act which a party knows or should reasonably be expected to know would cause a breach of this Agreement.
“VAT” means value added tax, goods and services tax, or other similar tax.
Section 1.2    Other Defined Terms. The following terms have the meanings assigned to such terms in the location set forth below:

Defined Term	Location

Accountant’s Determination	6.9(e)(ii)
Acquisition Entities	2.8(c)
Acquisition Proposal	6.21
Affected Foreign Employees	6.7(r)
Affiliate Payments	5.12(a)
After-Acquired Business Real Property	Appendix A
Agreement	Preamble
Agreement Date	Preamble
Allocation Statement	3.3
Alternative Structure Notice	10.1(b)
Anti-Corruption Laws	4.18(a)
Antitrust Order	6.4(b)
Arion	Preamble
Arion Benefit Plans	6.7(m)
Arion Business Real Property	5.14(a)
Arion Disclosure Letter	Article 5

Arion Entities	Preamble
Arion Financial Statements	5.11(a)
Arion Incentive Plan	6.7(d)
Arion Indemnified Parties	9.1(a)
Arion Indemnified Party	9.1(a)
Arion Interim Financial Statement Date	5.11(a)
Arion Liability Limitation	10.2
Arion Losses	9.1(a)
Arion Material Contracts	5.5(a)
Arion Opco	Preamble
Arion Option Plan	5.4(b)
Arion Pre-Closing Restructuring Steps	2.8(b)
Arion Registered IPR	5.7(a)
Arion Related Parties	10.3(d)
Assigned Contracts	Appendix A
Assigned Lease Agreements	2.5(a)
Assigned Leased Properties	Appendix A
Assumed Liabilities	Appendix C
Attributable Accrued Bonus Amount	6.7(p)
Base Purchase Price	3.1
Bill of Sale	2.5(a)
Books and Records	6.6(a)
Business Guarantees	6.18
Business Indemnitees	6.10(a)
Business Leases	Appendix A
Business Real Property	Appendix A
Calculation Principles	3.2(b)
Closing	8.1
Closing Business Cash	3.5(a)
Closing Business Indebtedness	3.5(a)
Closing Date	8.1
Closing Sphinx Transaction Expenses	3.5(a)
Closing Statement	3.5(a)
Closing Transaction Expenses	3.5(a)
Competing Activity	6.11(a)
Compliant Offer	6.7(b)
Confidentiality Agreement	6.3(b)
Consent Receipt Time	2.6(c)
Continuation Period	6.7(c)
Continuing Employee	6.7(b)
D&O Indemnity Arrangements	6.10(a)
Debt Financing	5.12(a)
Debt Financing Commitment	5.12(a)

Delayed Transfer Condition	2.7(b)
Determination Date	3.5(f)
DHS	6.7(r)
Disclosure Letters	Article 5
Discontinued Products	Appendix A
Dispute Notice	3.5(c)
Effective Time	8.1
Employing Entity	6.7(c)
Equity Consideration	3.1
Equity Transfer Documents	3.4(a)
Estimated Business Cash	3.2(b)
Estimated Business Indebtedness	3.2(b)
Estimated Closing Net Working Capital	3.2(b)
Estimated Closing Statement	3.2(b)
Estimated Sphinx Transaction Expenses	3.2(b)
Estimated Transaction Expenses	3.2(b)
Excess Cash	3.5(i)
Excluded Assets	Appendix D
Excluded Contracts	Appendix D
Excluded Copyrights	Appendix D
Excluded Employee Liabilities	6.7(j)
Excluded Liabilities	Appendix E
Excluded Other IP	Appendix D
Excluded Tax Liabilities	6.9(a)(i)
Excluded Technology	Appendix D
Excluded Trademarks	Appendix D
Fee Letters	5.12(b)
Final Business Cash	3.5(f)
Final Business Indebtedness	3.5(f)
Final Cash Consideration	3.5(f)
Final Closing Net Working Capital	3.5(f)
Final Closing Statement	3.5(f)
Final Sphinx Transaction Expenses	3.5(f)
Final Transaction Expenses	3.5(f)
Final Working Capital Adjustment Amount	3.5(f)
Foreign Continuing Employee	6.7(b)
Governmental Authority	4.3(a)
Governmental Consent	6.4(a)
Guarantors	Recitals
Inactive Employee	6.7(b)
Independent Accountant	3.3
Information	6.13
Limited Guarantees	Recitals

Local Transfer Agreement	2.5(a)
Material Assigned Contract	4.5(a)
Material Shared Contract	4.5(a)
Negative Adjustment Amount	3.5(g)
New Lease Agreements	2.5(a)
Non-Compete Period	6.11(a)
Notification	6.9(f)
Offer Recipient Employee	6.7(b)
Other Arion Entity	2.1
Other Asset Sphinx Entities	2.1
Other Share Sphinx Entities	2.2
Other Sphinx Entities	2.2
Outside Date	10.1(b)
Parties	Preamble
Party	Preamble
Patent Assignment	2.5(a)
Permitted PKI Offerings	6.11(b)(ii)
Personal Information	4.7(k)
PKI	4.7(m)
Positive Adjustment Amount	3.5(g)
Post-Closing Operating Cash	5.12(a)
Post-Closing Tax Action	6.9(d)(ii)
Potential Contributor	9.2(b)
Pre-Closing Claims	6.8
Pre-Closing Tax Returns	6.9(c)(i)
Preliminary Allocation	3.3
Preliminary Transition Service Schedules	6.17(a)
Prepayment	5.12(a)
Privileged Information	6.13
Privileges	6.13
Products	Appendix A
Purchase Transactions	Recitals
Purchased Assets	Appendix A
Qualifying Termination	6.7(h)
Real Property Leases	2.5(a)
Registered Transferred IPR	4.7(a)
Requested Sphinx Restructuring Steps	2.8(c)
Required Amount	5.12(d)
Required Financial Information	6.15
Restricted Assets	2.6(b)
Restricted Rights	2.6(b)
Restricted Split Interests	2.6(b)
Scheduled Guarantees	6.18

SEC	4.3(a)
Separate Transfer Business	2.7
Separate Transfer Date	2.7(c)
Separate Transfer Jurisdiction	2.7
Similar Benefits	6.7(c)
Specified Breach	10.3(b)
Sphinx	Preamble
Sphinx 401(k) Plan	6.7(o)
Sphinx Disclosure Letter	Article 4
Sphinx Foreign Benefit Plan	4.12(k)
Sphinx Indemnified Parties	9.1(b)
Sphinx Indemnified Party	9.1(b)
Sphinx Losses	9.1(b)
Sphinx Material Contracts	4.5(a)
Sphinx Open Positions	6.1(a)(xvi)
Sphinx Pre-Closing Restructuring	2.8(c)
Sphinx Pre-Closing Restructuring Steps	2.8(a)
Sphinx Retained Taxes	Appendix E
Sphinx Severance Agreements	6.7(h)
Sphinx Severance Policies	6.7(i)
Sphinx Unaudited Financial Statements	4.11(a)
Split Interest	2.6(a)
Straddle Period Tax Returns	6.9(c)(ii)
Subcontracted Work	2.6(e)
Subcontracted Work Indemnity	2.6(e)
Sublease Agreements	2.5(a)
Subleased Properties	Appendix A
Tangible Assets	Appendix A
Tax Attribute	6.9(d)(ii)
Tax Claim	6.9(f)
Tax Return Filer	6.9(e)(ii)
Termination Fee	10.3(b)
Third-Party Claim	9.3(c)
Total Consideration	3.1
Trademark Assignment	2.5(a)
Transaction Committee	2.9
Transaction Committee Activities	2.9
Transaction Severance Benefits	6.7(h)
Transfer	2.6(b)
Transfer Tax Returns	6.9(b)(ii)
Transfer Taxes	6.9(b)(i)
Transferred Intellectual Property Rights	Appendix A
Transferred Patents	Appendix A

Transferred Technology	Appendix A
U.S. Continuing Employee	6.7(b)
WARN Act	4.12(c)
Withholding Party	3.6(a)
ARTICLE 2
SALE OF ASSETS AND SHARES AND ASSUMPTION OF LIABILITIES
Section 2.1    Asset Purchase. Subject to Section 2.6 and Section 2.7, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sphinx shall, or shall cause one or more of its Subsidiaries (such Subsidiaries, the “Other Asset Sphinx Entities”) to, sell, assign, transfer, convey and deliver to Arion (or one or more designated wholly-owned direct or indirect Subsidiaries of Arion (such Subsidiary, an “Other Arion Entity”)), and Arion shall, or shall cause such Other Arion Entity to, acquire and accept from Sphinx or such Other Asset Sphinx Entity, all of Sphinx’s and such Other Asset Sphinx Entity’s respective right, title and interest in and to all the Purchased Assets as they exist as of the Closing or, with respect to any Purchased Assets of a Separate Transfer Business, as of the applicable Separate Transfer Date, free and clear of Liens other than Sphinx Permitted Liens.
Section 2.2    Share Purchase. Subject to Section 2.6 and Section 2.7, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sphinx shall, or shall cause one or more of its Subsidiaries (such Subsidiaries, the “Other Share Sphinx Entities” and, together with the Other Asset Sphinx Entities, the “Other Sphinx Entities”) to, sell, assign, transfer, convey and deliver to Arion (or an Other Arion Entity designated by Arion), and Arion shall acquire and accept, or shall cause each such Other Arion Entity to acquire and accept, from Sphinx or such Other Share Sphinx Entities, all of Sphinx’s and such Other Share Sphinx Entity’s respective right, title and interest in and to all of the Purchased Shares, free and clear of Liens.
Section 2.3    Excluded Assets. All Excluded Assets shall be retained by Sphinx and its Subsidiaries and are not being acquired by Arion.
Section 2.4    Assumed Liabilities; Excluded Liabilities.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Arion shall accept, assume and agree to pay, perform, fulfill and discharge when due any and all Assumed Liabilities. From and after the Closing, Arion shall be responsible for all Assumed Liabilities, regardless of when or where such Assumed Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Closing Date, regardless of where or against whom such Assumed Liabilities are asserted or determined or whether asserted or determined prior to the Agreement Date. Arion shall indemnify and promptly reimburse Sphinx for the performance by Sphinx or any of its Subsidiaries of any Assumed Liability, including any Assumed Liability that Sphinx or its Subsidiaries perform due to the applicable obligee’s exercise of its lawful rights not to accept the performance of such Assumed Liability by, or on behalf of, Arion or any of its Affiliates, subject to, and in accordance with, Article 9.
(b)    The Parties agree that, notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities, none of Arion or any Other Arion Entity shall accept, assume, pay, perform, fulfill or discharge or otherwise have any Liability for, any Liabilities of Sphinx or any Subsidiary of Sphinx (whether now existing or hereafter arising, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to or after the Effective Time), and Sphinx and its Subsidiaries shall retain, and shall be solely responsible and liable for paying, performing, fulfilling and discharging when due, all Liabilities of Sphinx and its Subsidiaries other than the Assumed Liabilities, including the Excluded Liabilities of Sphinx or its Subsidiaries.
Section 2.5    Transfer.
(a)    The right, title and interest in and to the Purchased Assets and the Purchased Shares of Sphinx and any Other Sphinx Entity and their Affiliates shall be sold, assigned, transferred, conveyed and delivered, and the Assumed Liabilities shall be assumed, in accordance with this Article 2 pursuant to transfer and assumption agreements and such other instruments (including deeds, leases, subleases, assignments, endorsements or other instruments of transfer or conveyance) in such form as may be necessary or appropriate to effect a conveyance of the Purchased Shares and the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be in a form mutually agreed by the Parties and shall include, as necessary based on the local Law requirements in the jurisdictions in which such transfers are made: (i) with respect to the Purchased Assets and Assumed Liabilities, a bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit E (the “Bill of Sale”), (ii) to the extent required by Law or otherwise agreed by the Parties and in compliance with Section 2.5(b), a local transfer agreement for each jurisdiction other than the United States in which Purchased Assets or Assumed Liabilities are located or the Purchased Entities or the Business Entities underlying the Purchased Minority Interests are organized (each such agreement, a “Local Transfer Agreement”), (iii) (A) with respect to all Assigned Leased Property, the assignments and other similar agreements having the terms set forth on Schedule 2.5(a)(iii)(A) of the Sphinx Disclosure Letter and otherwise in form and substance mutually agreed by Arion and Sphinx on or prior to the Closing (the “Assigned Lease Agreements”), (B) with respect to all Subleased Property, the sublease and other similar agreements having the terms set forth on Schedule 2.5(a)(iii)(B) of the Sphinx Disclosure Letter and otherwise in form and substance mutually agreed by Arion and Sphinx on or prior to the Agreement Date (the “Sublease Agreements”) and (C) with respect to all properties set forth on Schedule 2.5(a)(iii)(C)-1 of the Sphinx Disclosure Letter, the lease agreements having the terms set forth on Schedule 2.5(a)(iii)(C)-2 of the Sphinx Disclosure Letter and otherwise in form and substance mutually agreed by Arion and Sphinx on or prior to the Closing (the “New Lease Agreements” and together with the Assigned Lease Agreements and Sublease Agreements, collectively, the “Real Property Leases”), (iv) with respect to the Purchased Shares, the Equity Transfer Documents; provided that, with respect to Purchased Minority Interests, Sphinx shall only be obligated to deliver such transfer documents or instruments reasonably available to it and shall not be required to use any efforts to obtain additional documentation from the Business Entities associated with such Purchased Minority Interests, (v) with respect to applicable Patents, a patent assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Patent Assignment”), (vi) with respect to applicable Trademarks, a trademark assignment agreement substantially in the form attached as an exhibit to the IPMA (the “Trademark Assignment”), (vii) with respect to applicable Copyrights and Mask Work Rights, a copyright and mask works assignment agreement substantially in the form attached as an exhibit to the IPMA and (viii) with respect to applicable Trade Secrets, a trade secret assignment agreement substantially in the form attached as an exhibit to the IPMA.
(b)    Each Local Transfer Agreement shall be in form and substance that is customary in the relevant jurisdiction for a transfer of the type of assets or shares, as applicable, being transferred pursuant to such Local Transfer Agreement, shall maintain the same legal meaning and effect under local Law as provided in this Agreement and shall be mutually acceptable to Arion and Sphinx in all respects; provided that in each case that (i) to the extent permissible under local Law, the Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable Purchased Assets or Purchased Shares and shall not have any effect on the value being received by Sphinx or given by Arion in the Purchase Transactions, or the terms and conditions of the transactions contemplated hereby, all of which shall be determined by this Agreement, (ii) no such Local Transfer Agreement shall in any way modify, amend, or constitute a waiver of, any provision of this Agreement and (iii) no such Local Transfer Agreement shall include any additional representations or warranties, covenants or agreements except to the extent required by Law of the applicable jurisdiction. In the event of any inconsistency between this Agreement and a Local Transfer Agreement, this Agreement will control to the extent permissible under applicable Law. Such Transfer pursuant to this Agreement or any other Transaction Document will be effective as of Effective Time or at such other times as specifically provided in each respective Transaction Document and will be subject to the terms and conditions of this Agreement and the applicable Transaction Document.
Section 2.6    Shared Contracts; Approvals and Consents.
(a)    Except as may otherwise be agreed by the Parties in writing or with respect to any Excluded Shared Contract, Sphinx shall use reasonable best efforts to separate, substitute, amend or replicate, on substantially the same terms (to the extent practicable; provided that, any material change in terms that would be applicable to Arion or an Other Arion Entity shall require the prior written consent of Arion), and Transfer the portion of each Shared Contract relating to the Business (the interest in such portion of a Shared Contract, a “Split Interest”) to and for the benefit of Arion or the applicable Other Arion Entity such that as of the Effective Time, each of Arion and Sphinx, or their applicable Subsidiaries as the case may be, shall be entitled to the rights and benefits of such Shared Contract and shall assume the related portion of any Liabilities (but, in the case of Arion, solely to the extent such Liabilities are Assumed Liabilities) inuring to their respective Split Interests in such Shared Contracts. Each Party shall use, and shall cause their respective Subsidiaries to use reasonable best efforts to, and shall reasonably cooperate with each other to, effect such separation (including to take the actions described in Section 2.6(d) but subject to Section 2.6(b)). The obligations of each Party under this Section 2.6(a) (not including, for the avoidance of doubt, (x) any obligation assumed by Arion as an Assumed Liability or (y) any obligation retained by Sphinx as an Excluded Liability) shall expire 18 months after the Closing Date.
(b)    Notwithstanding anything in this Agreement or any other Closing Transfer Document to the contrary, neither this Agreement nor any other Closing Transfer Document shall constitute an agreement (i) to sell, convey, transfer, assign or deliver (a “Transfer”) to Arion or any Other Arion Entity any Purchased Asset (including any Business Real Properties) or any claim, right or benefit arising under or resulting from such Purchased Asset or (ii) separate and Transfer any Split Interest (including by way of replication of the Shared Contract) or any claim, right or benefit arising under or resulting from such Split Interest, in each case if and for so long as the Transfer or attempted Transfer to Arion or any Other Arion Entity without the Consent of a third party under applicable Law or the express terms of the applicable Contract, (A) would constitute a breach or other contravention of the rights of such third party, (B) would be ineffective with respect to any party to an agreement concerning such Purchased Asset or to a Shared Contract or (C) would materially and adversely affect the rights of Sphinx or its Subsidiaries or, upon Transfer, the rights of Arion or its Affiliates (as assignee, transferee or otherwise) with respect to such Purchased Asset or Split Interest (such assets and interests being referred to herein as “Restricted Assets” and “Restricted Split Interests”, respectively, and collectively, the “Restricted Right”).
(c)    Notwithstanding anything in this Agreement to the contrary, unless and until any such Consent with respect to any Restricted Asset or Restricted Split Interest, as appropriate, is obtained or the applicable restriction or impediment on Transfer ceases to exist (such time, the “Consent Receipt Time”), neither such Restricted Asset nor such Restricted Split Interest shall constitute a Purchased Asset; provided that at no time on or after the Closing shall any Restricted Rights for which the Consent Receipt Time has not occurred constitute Excluded Assets nor shall any Liability arising out of, or related to, such Restricted Rights constitute an Excluded Liability solely by virtue of being Restricted Rights, in each case for purposes of Sphinx’s indemnification obligations under Article 9; provided, further, that the Liabilities (other than Excluded Liabilities) relating to or arising in connection with such Restricted Asset or Restricted Split Interest that would have otherwise constituted Assumed Liabilities at the Closing, shall, upon such Transfer to Arion or an applicable Other Arion Entity, be deemed to be an Assumed Liability for purposes of this Agreement to the same extent as if Transferred to Arion or such Other Arion Entity at the Closing. Once the Consent Receipt Time occurs with respect to any Restricted Rights, such Restricted Rights shall be Transferred to or assumed by Arion or an Other Arion Entity (but not before such time and not before the Effective Time) for no additional consideration, and, in each case, the rights, title and interest to such Restricted Asset or Restricted Split Interest shall be deemed to be Purchased Assets, in each case for purposes of this Agreement.
(d)    From the Agreement Date until the date that is 18 months following the Closing, each Party shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts, and shall reasonably cooperate with each other, to obtain or to cause to be obtained any requisite Consent, substitution, amendment, assignment or other modification required, including by delivery of any notice, to (i) Transfer and novate to Arion or the applicable Other Arion Entity all rights and obligations of Sphinx and its Subsidiaries with respect to the Purchased Assets and the Assumed Liabilities such that, in any case, Arion or the applicable Other Arion Entity will be solely benefited by and responsible for such rights and obligations from and after the Effective Time and (ii) except as may otherwise be agreed by the Parties in writing or with respect to any Excluded Shared Contract, separate and Transfer as of, or as promptly as practicable after, the Closing any Shared Contracts having a Restricted Split Interest, including by way of establishing a new contract with Arion or the applicable Other Arion Entity in respect of the Restricted Split Interest or assigning such Restricted Split Interest to Arion or its Subsidiary, such that, in any case, Arion or the applicable Other Arion Entity will be solely benefited by and responsible for such rights and obligations in respect of such Restricted Split Interest from and after the Effective Time. Nothing in this Section 2.6 shall require Arion, Sphinx or any of their Affiliates to pay any amount, grant any rights, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any such Consent, substitution, amendment, assignment, modification or novation; provided that Sphinx agrees to provide any guarantee or other credit support required in order to obtain such Consent, substitution, amendment, assignment, modification or novation with respect to the Contract specified on Schedule 2.6(d) of the Sphinx Disclosure Letter, which guarantee or credit support shall expire at the end of term of such Contract as of the Agreement Date. In no event shall Sphinx, and Sphinx shall cause its Subsidiaries not to, (A) commit to make any payments other than cash payments that are Excluded Liabilities or otherwise paid in full prior to the Closing or (B) make any non-monetary concession that would purport to bind Arion, its Subsidiaries, the Business or any Purchased Entities following the Closing. In the event that Sphinx determines to seek a novation with respect to any Assigned Contract, then, subject to the same limitations under this Section 2.6(d) applicable to the Parties’ obligations to seek a Consent, Arion shall, to the extent permitted under applicable Law, reasonably cooperate with, and shall cause its Subsidiaries to reasonably cooperate with, Sphinx and the Other Sphinx Entities (including, where necessary, entering into appropriate instruments of assumption) to cause such novation to be obtained and to have Sphinx and the Other Sphinx Entities released from all liability that constitutes Assumed Liabilities to third parties with respect to such Assigned Contract, in each case, to the extent consistent with the terms of this Agreement and with effect to occur from and after Closing. With respect to any Assumed Liabilities for which Sphinx, or any Subsidiary of Sphinx, has any material secondary liability to third parties, Arion shall, upon the reasonable request of Sphinx, provide Sphinx reasonable access and information in order for Sphinx to ascertain continuing compliance by Arion and its Affiliates with all material contract terms and conditions applicable to such material secondary liability. Notwithstanding anything else set forth in this Section 2.6 no Party shall be required to take any action that (A) violates any contractual obligation of such Party in effect as of the Agreement Date in a manner that would reasonably be expected to materially and adversely impact such Party or (B) violates applicable Law in any material respect.
(e)    If any required Consent to Transfer Restricted Rights (or to replicate a Shared Contract in respect thereof) is not obtained on or prior to the Closing Date, then for 18 months following the Closing, the Parties shall continue to use their reasonable best efforts to obtain such Consents in accordance with Section 2.6(d). With respect to any Restricted Rights for which the Consent Receipt Time has not occurred, the Parties hereby agree to implement such reasonable arrangements (including subleasing, sublicensing or subcontracting) with respect to the underlying rights and obligations related thereto, to the extent permitted by applicable Law, as shall enable Arion or any other Arion Entity, on and following the Closing Date, to (i) enjoy the benefits of the applicable Restricted Asset or Restricted Split Interest, (ii) assume any Liability (other than an Excluded Liability and solely to the extent they would otherwise constitute Assumed Liabilities) arising from or related to any such Restricted Rights on or after the Closing, including any Taxes to the extent related thereto, as an Assumed Liability for purposes of this Agreement to the same extent as would have been the case had such underlying Purchased Assets and Split Interest been able to be Transferred to Arion at Closing and (iii) if applicable, for Arion to perform (and Arion hereby agrees to perform) the obligations of Sphinx or any applicable Other Sphinx Entity in respect thereof (solely to the extent they would otherwise constitute Assumed Liabilities), for no additional consideration, and for Arion to assume its portion of the payment, performance and other obligations thereof from and after the Effective Time in each case, to provide for Arion or the applicable Other Arion Entity the same benefits and to otherwise place Arion, Sphinx and their respective Subsidiaries in substantially the same after-Tax position such parties would have been in had such Restricted Asset or Restricted Split Interest been transferred at the Closing (such obligations, the “Subcontracted Work”), until the earliest of (A) the Consent Receipt Time with respect to the applicable Restricted Rights (or replication of the Shared Contract in respect thereof) shall have been obtained and (B) in the case of a Restricted Asset that is a Contract or a Restricted Split Interest, such time as such Contract or Restricted Split Interest shall have lapsed, expired or not have been renewed in accordance with its terms. Arion agrees to diligently perform and discharge, and shall cause its applicable Subsidiaries to perform and discharge, the obligations of Sphinx and its Subsidiaries in connection with any Subcontracted Work and shall indemnify, defend and hold harmless Sphinx and its Subsidiaries for any Losses arising out of or relating to (x) any Purchased Assets held by Sphinx or any of the Other Sphinx Entities for the benefit of Arion pursuant to any such arrangement and (y) any failure of Arion and its Subsidiaries to perform and discharge such Subcontracted Work in accordance with the terms set forth in this Section 2.6(e) (such indemnity, the “Subcontracted Work Indemnity”), in each case except to the extent any of the foregoing constitute Excluded Liabilities or such Losses result from the gross negligence, willful misconduct or intentional breach of Sphinx or its Subsidiaries. Sphinx shall be permitted to set off against any amounts held for the benefit of Arion pursuant to this arrangement all reasonable and documented direct out-of-pocket costs and expenses (including Taxes and any additional amounts sufficient to place Sphinx in the same after-Tax position as it would have been had the underlying Purchased Assets and Split Interest been able to be Transferred to Arion at Closing) associated with the retention and maintenance of such Purchased Assets following the Closing. From and after the Closing, to the extent permitted under applicable Law and for as long as Sphinx and Arion maintain the arrangements described above, Sphinx shall, and shall cause its Subsidiaries to, hold in trust (or such equivalent mechanism permissible under local Law in each relevant jurisdiction) for and exercise at the sole direction of Arion, and pay or deliver to Arion promptly upon receipt thereof (as applicable), all benefits, rights, goods, services, income, proceeds and monies received by, or provided to, Sphinx or its Subsidiaries as provided in this Section 2.6(e). To the extent that a Consent to Transfer to Arion with respect to a particular Restricted Asset or Restricted Split Interest (or replicate the Shared Contract in respect thereof) is obtained after the Closing Date, the Parties agree that such obligations relating thereto will no longer be considered to be Subcontracted Work at such time, but will, to the extent such obligations would have been deemed to be Assumed Liabilities at the Closing, instead be deemed to be Assumed Liabilities for all purposes of this Agreement. The Parties shall enter into such reasonable arrangements, including with respect to Continuing Employees performing services under any Restricted Asset or Restricted Split Interest, as are necessary and appropriate to give effect to the arrangements provided for under this Section 2.6(e).
(f)    Notwithstanding anything herein to the contrary, the provisions of this Section 2.6 shall not apply to any Consent required under any Antitrust Laws, which Consents shall be governed solely by Section 6.4.
(g)    Arion acknowledges that certain Consents for the Purchase Transactions may be required and that certain of such Consents may not be obtained. Notwithstanding anything in this Agreement to the contrary, the failure to obtain any Consent (other than a Governmental Consent required to be obtained pursuant to Section 7.1(b)) for the Transfer of any Purchased Shares or Purchased Asset to Arion or its designated Affiliates, or the termination (or receipt of notice of termination thereunder) of any Assigned Contract or Shared Contract or any circumstances resulting from any of the foregoing, shall not, in and of themselves, individually or in the aggregate, (i) give rise to any Liability whatsoever of Sphinx arising out of or relating to such failure, (ii) (A) constitute a Sphinx Material Adverse Effect, (B) a breach by Sphinx of any representation, warranty or covenant under this Agreement or any of the other Transaction Documents or (C) a failure of any condition under this Agreement or any of the other Transaction Documents, including those in Article 7 or (iii) cause or otherwise result in an adjustment to the Total Consideration.
Section 2.7    Separate Transfer Jurisdictions. Each of Arion and Sphinx acknowledges and agrees that, in each of certain jurisdictions as identified in good faith between the Parties prior to the Closing Date (each such jurisdiction, a “Separate Transfer Jurisdiction”), the Transfer of the Business, including the Transfer of the Purchased Assets, Business Employees and assumption of the Assumed Liabilities in such Separate Transfer Jurisdiction (collectively the “Separate Transfer Business”) shall not be effectuated by this Agreement, but instead shall be effectuated subject to and in accordance with the Local Transfer Agreement applicable to such Separate Transfer Jurisdiction and the following:
(a)    No Arion Party or Sphinx Party shall be obligated to execute or cause the execution of the applicable Local Transfer Agreement associated with a Separate Transfer Jurisdiction, nor effect the Transfer of the related Separate Transfer Business, including the Transfer of the Purchased Assets and Business Employees and assumption of the Assumed Liabilities thereof, in each case, at the time of Closing should any of the conditions set forth on Schedule 2.7(a) of the Sphinx Disclosure Letter apply with respect to such Separate Transfer Jurisdiction (including for avoidance of doubt, with respect to any Sphinx Pre-Closing Restructuring Step).
(b)    In the event any of the conditions described in Section 2.7(a) (each, a “Delayed Transfer Condition”) exist at the time of Closing with respect to any Separate Transfer Business, the Parties shall use their reasonable best efforts to (i) make such filings and obtain any such required consents or approvals, (ii) resolve any such prohibitions under applicable Law, (iii) cause the expiration of any such mandatory waiting periods and (iv) complete any such required notifications, consultations or negotiations, in each case as is necessary for the Parties to resolve the applicable Delayed Transfer Condition so that such Delayed Transfer Condition shall no longer apply, and permit, as promptly as practicable, the execution of the applicable Local Transfer Agreement and Transfer of the related Separate Transfer Business. Sphinx shall bear all costs and expenses arising from the actions contemplated in the preceding sentence and shall settle and reimburse Arion for any obligations for any such costs and expenses paid by Arion for which Sphinx is liable under this sentence promptly after being invoiced therefore by Arion.
(c)    To the extent applicable, from the Closing Date until the date (if any) on which any Separate Transfer Business is Transferred (with respect to such Separate Transfer Business, the “Separate Transfer Date”) pursuant to the applicable Local Transfer Agreement, Sphinx, with the reasonable cooperation of Arion, shall operate such Separate Transfer Business in the ordinary course of business, taking into account the transactions contemplated by this Agreement, in compliance with applicable Law and subject to the covenants of Sphinx set forth in Section 6.1. In addition, prior to a Separate Transfer Date and to the extent permitted by applicable Law, Sphinx shall, and shall cause each of its applicable Subsidiaries to, conduct such Separate Transfer Business in the applicable Separate Transfer Jurisdiction in accordance with Arion’s instructions and for the sole benefit and sole detriment of Arion so that all benefits and detriments attributable to such Separate Transfer Business inure from and after the Closing solely to Arion. Arion shall indemnify Sphinx for all costs and expenses arising from the operation of a Separate Transfer Business pursuant to this Section 2.7(c) from and after the Closing and through the Separate Transfer Date, except to the extent any of the foregoing would constitute Excluded Liabilities and except for such Liabilities or obligations arising as a result of the failure of Sphinx to follow the instructions of Arion or as a result of a violation of this Section 2.7.
Section 2.8    Pre-Closing Restructuring.
(a)    From time to time prior to the Closing Date, Sphinx shall perform restructuring activities to effect the reorganization of legal entities to separate the Business from Sphinx’s other businesses as set forth on Schedule 2.8(a) of the Sphinx Disclosure Letter and to cause each of the Purchased Entities to be treated as disregarded as an entity separate from its owner under Treasury Regulation Section 301.7701-3 prior to the Closing Date (collectively, the “Sphinx Pre-Closing Restructuring Steps”) in order to consummate the Purchase Transactions at the Closing. All Taxes (other than Transfer Taxes, which shall be borne one-half by each of Sphinx and Arion) and other costs and expenses relating to such Sphinx Pre-Closing Restructuring Steps shall be borne solely by Sphinx.

(b)    From time to time prior to the Closing Date, Arion shall perform the steps set forth on Schedule 2.8(b) of the Arion Disclosure Letter (collectively, the “Arion Pre-Closing Restructuring Steps”) and such other steps (including any modifications or changes to the steps set forth on Schedule 2.8(b) of the Arion Disclosure Letter) that are necessary in order to consummate the Purchase Transactions at the Closing; provided that, Arion shall notify Sphinx as soon as practicable prior to the Closing Date as to any such other steps and consider in Arion’s good faith discretion any reasonable comments made by Sphinx with respect thereto. All Taxes (other than Transfer Taxes, which shall be borne one-half by each of Sphinx and Arion) and other costs and expenses relating to such Arion Pre-Closing Restructuring Steps shall be borne solely by Arion.
(c)    From time to time prior to the Closing Date, Arion may provide a written request to Sphinx for (x) the formation of certain wholly-owned Subsidiaries of Sphinx (such Subsidiaries, the “Acquisition Entities”) prior to the Closing or (y) the Transfer of certain Purchased Assets to certain Purchased Entities and/or Acquisition Entities prior to Closing (collectively, the “Requested Sphinx Restructuring Steps” and together with the Sphinx Pre-Closing Restructuring Steps, the “Sphinx Pre-Closing Restructuring”). Sphinx shall use its reasonable best efforts to cooperate with Arion in good faith to form such Acquisition Entities and effect such requested Transfers and other Requested Sphinx Restructuring Steps prior to Closing and shall provide Arion with documents, instruments and other evidence that each of the Purchased Entities are treated as disregarded as an entity separate from its owner under Treasury Regulation §301.7701-3 prior to the Closing Date and that the Sphinx Pre-Closing Restructuring has been consummated in accordance with the Sphinx Pre-Closing Restructuring Steps; provided that (i) Sphinx shall not be required to take any Requested Sphinx Restructuring Steps to the extent that it would violate applicable Law or any Contract of Sphinx or its Subsidiaries and (ii) all reasonable and documented out-of-pocket costs and expenses of any kind or character (other than Transfer Taxes, which shall be borne one-half by each of Sphinx and Arion) relating to or arising out of any Requested Sphinx Restructuring Steps shall be borne by Arion.
Section 2.9    Transaction Committee; Integration Costs. Promptly after the Agreement Date, a team consisting of three persons designated by Sphinx and five persons designated by Arion (the “Transaction Committee”) shall be designated as the Transaction Committee of Arion and for the period between the Agreement Date and the Closing Date, shall, among other things, develop and oversee the execution of an integration plan with respect to the Business and Arion Business and take other actions to consummate the Purchase Transactions and establish the operations of Arion following the Closing and combine the Business and the Arion Business and integrate their operations, facilities, employee arrangements, IT infrastructure, insurance and other operational matters, including those matters set forth on Schedule 2.9 of the Arion Disclosure Letter (the “Transaction Committee Activities”). The costs and expenses with respect to the Transaction Committee Activities will be borne by Arion and at or promptly following the Closing, Arion shall reimburse Sphinx for any reasonable and documented out-of-pocket costs and expenses incurred prior to the Closing to effect the Transaction Committee Activities. Sphinx shall not authorize any Transaction Committee Activities that would incur costs or expenses borne by Arion pursuant to this Section 2.9 without the prior approval of either Arion or the Transaction Committee (including a member thereto appointed by Arion). Until all authorizations, consents and clearances, waivers and approvals of all relevant antitrust authorities under the Antitrust Laws set forth on Section 2.9 have been obtained, the Transaction Committee shall be organized as a “clean team” ensuring that no information is exchanged between the operational divisions of the Parties which would otherwise infringe any restrictions pursuant to any Antitrust Laws.

ARTICLE 3
PURCHASE PRICE
Section 3.1    Purchase Price. The total consideration for the Purchased Shares and the Purchased Assets shall consist of (a) an amount equal to $950,000,000 (the “Base Purchase Price”), which shall be adjusted pursuant to Section 3.2 and Section 3.5 and may be modified pursuant to Section 6.16(g)), payable to Sphinx in the form of cash, (b) the assumption by Arion of the Assumed Liabilities and (c) the issuance by Arion of Arion Common Shares, constituting 30% of the Pro Forma Capitalization (but not giving effect to the Arion Common Shares described in clauses (c) and (e) of the definition of “Pro Forma Capitalization”) (the Arion Common Shares so issued, the “Equity Consideration” and together with clauses (a) and (b), collectively, the “Total Consideration”). In the event Arion shall at any time following the Agreement Date and prior to the earlier of (x) the termination of this Agreement pursuant to Article 10 or (y) the Closing, pay any dividend on Arion Capital Shares by the issuance of additional Arion Preferred Shares or issue any additional Arion Preferred Shares then in each such case, the Equity Consideration shall be appropriately adjusted to provide to Sphinx the same economic effect as contemplated by this Agreement prior to such event.
Section 3.2    Payment of Purchase Price.
(a)    On the Closing Date, Arion shall issue the Equity Consideration and pay the Estimated Cash Consideration to Sphinx (for Sphinx’s own account and as agent for any Other Sphinx Entity unless otherwise provided in any Local Transfer Agreement or Sphinx otherwise notifies Arion of such other payee in writing at least two Business Days prior to the Closing). The Estimated Cash Consideration shall be payable in Dollars, in immediately available federal funds and delivered by Arion to such bank account or accounts as shall be designated in writing by Sphinx no later than two Business Days prior to the Closing (or such later time as may be agreed by Sphinx and Arion). Any portion of the Estimated Cash Consideration that is agreed by Arion and Sphinx to be paid in a currency other than Dollars (as allocated pursuant to Section 3.3, as required by applicable Law or otherwise mutually agreed by the Parties) shall be converted from Dollars into the applicable other currency at the Designated Exchange Rate and paid by, or on behalf of, Arion or the applicable Other Arion Entity to Sphinx or the appropriate Other Sphinx Entity by wire transfer to one or more bank accounts designated in writing by Sphinx no later than two Business Days prior to the Closing (or such later time as may be agreed by Sphinx and Arion) in lieu of the payment of such amount in Dollars pursuant to this Section 3.2(a).
(b)    No later than three Business Days prior to the anticipated Closing Date, Sphinx shall prepare and deliver to Arion (x) the Closing Balance Sheet (as defined in, and prepared in accordance with the Calculation Principles set forth on, Appendix F) and (y) a written statement (the “Estimated Closing Statement”) setting forth Sphinx’s good faith estimate of: (i) the estimated amount of Business Cash as of the close of business on the Business Day immediately prior to the Closing Date (the “Estimated Business Cash”), (ii) the estimated amount of Business Indebtedness outstanding as of immediately prior to the Closing (the “Estimated Business Indebtedness”), (iii) the estimated amount of Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the calculation thereof, (iv) the estimated amount of Transaction Expenses (the “Estimated Transaction Expenses”) and (v) the estimated amount of Sphinx Transaction Expenses (the “Estimated Sphinx Transaction Expenses”), in the case of each of clauses (i) through (iii), calculated in accordance with the principles, policies and methodologies set forth on Appendix F (collectively, the “Calculation Principles”), together with, in the case of each of clauses (i) through (v), such supporting documentation used to calculate or determine the foregoing amounts as Arion may reasonably request. Sphinx shall take into consideration in good faith any comments to the Estimated Closing Statement made by Arion within one Business Day prior to the anticipated Closing Date; provided that Arion shall not have any right to delay Closing or the payment of the Estimated Cash Consideration as a result of any disagreement with such estimates set forth in the Estimated Closing Statement.
(c)    No later than three Business Days prior to the anticipated Closing Date, Arion shall prepare and deliver to Sphinx a written statement setting forth Arion’s calculation of the Pro Forma Capitalization.
Section 3.3    Tax Treatment; Allocation of Purchase Price.
(a)    For U.S. federal and applicable state income tax purposes, Sphinx and Arion agree to, and agree to cause their Affiliates to, treat the acquisition of the Purchased Shares as the taxable purchase of the assets of the Purchased Entities and the purchase of the Purchased Assets as the taxable purchase of the Purchased Assets.
(b)    No later than 20 Business Days prior to Closing, Sphinx shall provide to Arion a preliminary allocation of the Total Consideration (and, for purposes of this Section 3.3 and the other Transaction Documents, the parties agree the Equity Consideration has a fair market value as determined by Sphinx in its sole good faith discretion and as notified in writing by Sphinx to Arion no later than 20 Business Days prior to Closing) payable to Sphinx and each of the Other Sphinx Entities in the case of the Sphinx and the Other Asset Sphinx Entities, allocated based on the fair market value of the assets sold by each of Sphinx and the Other Asset Sphinx Entities and, in the case of the Other Share Sphinx Entities, allocated based on the fair market value of the relevant Purchased Entity sold by such Other Share Sphinx Entity (the “Preliminary Allocation”); provided that prior to delivery of the Preliminary Allocation and from time to time following the Agreement Date and reasonably in advance of the date on which the Preliminary Allocation is delivered, Sphinx shall discuss such Preliminary Allocation with Arion and consider in good faith Arion’s reasonable comments on the Preliminary Allocation and use reasonable best efforts to share with Arion information relevant to the preparation of the Preliminary Allocation, including drafts thereof, as it becomes available. The Preliminary Allocation shall be subject to Arion’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). For purposes of the Transaction Documents, the parties agree that the Equity Consideration shall be used for and allocated to the purchase hereunder by Arion and Other Arion Entities of Purchased Assets and Purchased Entities from Sphinx and the other Subsidiaries of Sphinx that are organized in the United States.
(c)    As soon as practicable after the Closing (and in any event within 120 days of the Closing Date), Arion shall deliver to Sphinx a statement (the “Allocation Statement”) that allocates the Total Consideration among the Purchased Shares and the Purchased Assets (and, where appropriate, the assets of any Purchased Entity or Purchased Minority Interest) as of the Effective Time in accordance with the allocation requirements of Section 1060 of the Code (and any other applicable Tax Law) and in a manner consistent with the principles used in the Preliminary Allocation as finally determined under Section 3.3(a). Such Allocation Statement shall be adjusted to reflect any changes to Closing Net Working Capital in accordance with the determination of the Final Closing Net Working Capital under Section 3.5. If, within 30 Business Days after the delivery of the Allocation Statement, Sphinx notifies Arion that Sphinx objects to the allocation set forth in the Allocation Statement, Arion and Sphinx shall seek in good faith to resolve such dispute within 30 Business Days. In the event that Arion and Sphinx are unable to resolve such dispute within 30

Business Days, Sphinx and Arion shall jointly retain, and cooperate in good faith with a mutually agreed, nationally recognized independent public accounting firm as shall be mutually agreed by the Parties (the “Independent Accountant”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected in the Allocation Statement shall be adjusted to reflect such resolution. The fees and expenses of the Independent Accountant shall be allocated to be paid by Arion and Sphinx in inverse proportion as they may each prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the matters submitted. In the event that Sphinx notifies Arion that it accepts the Allocation Statement, or does not notify Arion of any objections to the Allocation Statement during such 30 Business Day period, Sphinx shall be considered to have accepted the accuracy of the Allocation Statement delivered by Arion and such Allocation Statement shall be final, conclusive and binding upon the Parties. Any adjustments to the Total Consideration paid by Arion in consideration for the sale and purchase of the Purchased Shares and the Purchased Assets (including any adjustments made pursuant to Section 3.2 and Section 3.5) shall be reflected in the Allocation Statement in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder (and any other similar provisions under applicable Tax Law) and as mutually agreed by the Parties (it being understood that no Party will unreasonably withhold, condition or delay such agreement).
(d)    For all Tax purposes, Sphinx and Arion (x) agree to report the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement and (y) will not take any position inconsistent therewith in any Tax Return in any audit or refund claim, in any litigation or otherwise, in each case with respect to a Taxing Authority, unless required to do so by a Taxing Authority pursuant to the resolution of a Tax contest in which the Allocation Statement has been defended diligently and in good faith. Sphinx and Arion shall each be responsible for the preparation of their own Section 1060 statements and forms in accordance with applicable Tax Laws and in a manner consistent with the Allocation Statement, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other Party. In the event that the Allocation Statement is disputed by any Taxing Authority, (i) the Party receiving notice of the dispute shall promptly notify the other Party of such notice and (ii) both Sphinx and Arion shall use reasonable efforts to defend the Allocation Statement in any Proceedings or settle such dispute in a manner mutually acceptable to Sphinx and Arion.
Section 3.4    Title Passage; Delivery of Purchased Shares and Purchased Assets.
(a)    Title Passage. Upon the Closing (or, with respect to a Separate Transfer Business, the Separate Transfer Date), all of the right, title and interest of Sphinx and the Other Sphinx Entities, (including any risk of loss) in and to all of the Purchased Shares and the Purchased Assets shall pass to Arion; provided that Arion may elect (by prior written notice to Sphinx reasonably in advance of the Closing and in no event later than 45 days after the Agreement Date (provided that if the Closing has not occurred within 120 days after the Agreement Date, such notice may be delivered no later than 30 days prior to the date which Sphinx and Arion mutually determine in good faith is the anticipated Closing Date) to require Sphinx or an Other Sphinx Entity to convey any of the Purchased Shares and the Purchased Assets to an Other Arion Entity rather than to Arion. Sphinx or such Other Sphinx Entity, as applicable, shall comply with any such election by delivering to Arion or an Other Arion Entity, as applicable, (i)(A) to the extent that such Purchased Shares are in certificated form, certificates evidencing the Purchased Shares duly endorsed in blank or with stock powers duly executed in proper form for transfer or other procedure required by applicable Law, (B) to the extent that such Purchased Shares are not in certificated form, stock powers or other instruments of transfer duly executed in blank, and in either case with any required stock transfer stamps affixed thereto and (C) in either case, any short-form equity transfer agreements, forms, notarial deeds, instruments or other similar documents necessary to transfer to Arion or the applicable Other Arion Entity the Purchased Shares in accordance with the Laws of the jurisdiction of organization, incorporation or formation of such Purchased Entities or Purchased Minority Interests, in each case in a form mutually acceptable to the Parties (the items described in clauses (A) through (C), collectively, the “Equity Transfer Documents”); provided that, with respect to Purchased Minority Interests, Sphinx or such Other Sphinx Entity, as applicable, shall only be obligated to deliver such transfer documents or instruments reasonably available to it and shall not be required to use any efforts to obtain additional documentation from the Business Entities associated with such Purchased Minority Interests, (ii) possession of such Purchased Assets and (iii) any other certificates, forms, deeds, transfer agreements or instruments required pursuant to any Transaction Document to convey to Arion or an Other Arion Entity, as applicable, valid, good and marketable title to all of the Purchased Shares and the Purchased Assets, free and clear of all Liens, other than Sphinx Permitted Liens; provided that Sphinx and the Other Sphinx Entities shall not be required to comply with such election of Arion to the extent that Sphinx reasonably determines in good faith that doing so would (x) violate applicable Law or any contractual obligation of Sphinx or its Subsidiaries, (y) reasonably be expected to prevent, impede or delay or make less likely to occur the consummation of the Purchase Transactions or the other transactions contemplated hereby or by the other Transaction Documents (or the satisfaction of the conditions in Article 7) or (z) impose unreasonable costs (including Taxes) on Sphinx and its Subsidiaries which would be an Excluded Liability and for which it would not be entitled to reimbursement under this Agreement; provided further that, the Parties acknowledge and agree that clause (z) of the foregoing proviso shall not apply, and Sphinx shall comply with Arion’s election, with respect to the jurisdictions set forth on Section 3.4 of the Arion Disclosure Letter. Sphinx shall bear all costs and expenses arising from the actions contemplated by this Section 3.4(a), other than Transfer Taxes (which shall be borne one-half by each of Arion and Sphinx).
(b)    Method of Delivery of Purchased Shares and Purchased Assets. The Purchased Shares and the Purchased Assets shall be delivered to Arion or an Other Arion Entity, as applicable, in the form and to the location mutually agreed by the Parties before the Closing Date at Sphinx’s cost and expense (other than with respect to Transfer Taxes, which shall be borne one-half by each of Arion and Sphinx); provided that, to the extent practicable, Sphinx shall deliver all of the Purchased Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of any Transfer Taxes if such method of delivery does not adversely affect costs (including Taxes) of Sphinx and its Subsidiaries or the condition, operability or usefulness of any Purchased Asset.
Section 3.5    Post-Closing Net Working Capital Adjustment; Other Adjustment.
(a)    As promptly as practicable and in any event within 60 Business Days following the Closing Date, Arion shall prepare and deliver to Sphinx a written statement (the “Closing Statement”) which will set forth Arion’s calculation of (i) the amount of Business Cash as of the close of business on the Business Day immediately prior to the Closing Date (the “Closing Business Cash”), (ii) the amount of Business Indebtedness outstanding as of immediately prior to the Closing (the “Closing Business Indebtedness”), (iii) the amount of Closing Net Working Capital, including the calculation thereof, (iv) the amount of Transaction Expenses (the “Closing Transaction Expenses”) and (v) the amount of Sphinx Transaction Expenses (the “Closing Sphinx Transaction Expenses”). The items set forth on the Closing Statement shall be prepared in accordance with the Calculation Principles and this Agreement. With respect to any items and amounts in the Estimated Closing Statement that are not disputed by Arion in the Closing Statement, Arion shall be deemed to have agreed with such items and amounts in the Estimated Closing Statement and such items and amounts shall be final, conclusive and binding upon the Parties.
(b)    From the Closing Date through the Determination Date, Arion shall give, and shall direct its Affiliates, representatives and auditors to give, Sphinx and its Subsidiaries, and its representatives and auditors, upon reasonable notice all such reasonable access (including electronic access, to the extent available) during normal business hours (or such other times as the Parties may agree) and in a manner that does not materially interfere with the conduct of Arion’s or its Subsidiaries’ business or operations, as Sphinx may reasonably require to the books and records of the Business and to the appropriate Business Employees and other personnel or representatives of Arion (including finance personnel) for purposes of evaluating the Closing Statement and the adjustments and determinations contemplated therein.
(c)    Within 45 Business Days after Sphinx’s receipt of the Closing Statement, Sphinx shall notify Arion whether it accepts or disputes the accuracy of the Closing Statement. In the event that Sphinx disputes the accuracy of the Closing Statement, Sphinx shall deliver a written notice to Arion specifying in reasonable detail those items and amounts as to which Sphinx disagrees and setting forth Sphinx’s calculation of such disputed amounts (a “Dispute Notice”) and Sphinx shall be deemed to have agreed with all other items and amounts contained in the Closing Statement. In the event that Sphinx notifies Arion that it accepts the Closing Statement, or does not deliver a Dispute Notice to Arion, during such 45 Business Day period, Sphinx shall be considered to have accepted the accuracy of the Closing Statement delivered by Arion and such Closing Statement shall be final, conclusive and binding upon the Parties.
(d)    If a Dispute Notice shall be timely delivered by Sphinx pursuant to Section 3.5(c), Sphinx and Arion shall, during the 20 Business Days following such delivery (as such time period may be extended by the mutual agreement of the Parties), seek in good faith to reach agreement on the disputed items and amounts. If Arion and Sphinx resolve their differences over the disputed items in the Closing Statement in accordance with the foregoing procedure, the Closing Statement shall be revised to reflect such resolution and the amount of the Closing Business Indebtedness, the Closing Business Cash, the Closing Net Working Capital, the Closing Transaction Expenses and the Closing Sphinx Transaction Expenses agreed upon by Sphinx and Arion reflected in such revised Closing Statement shall be final, conclusive and binding on the Parties.
(e)    If the Parties fail to resolve their differences over the disputed items and amounts in the Closing Statement within such 20 Business Day period, then Arion and Sphinx shall forthwith jointly request that the Independent Accountant, make a binding determination only as to the disputed items and amounts in the Closing Statement in accordance with the terms of this Agreement. The Independent Accountant will under the terms of its engagement have no more than 20 Business Days from the date of referral within which to render its written decision with respect to such disputed items and amounts. The Independent Accountant shall consider only those items or amounts in the Closing Statement as to which Sphinx and Arion have failed to reach agreement. The Independent Accountant shall deliver to Sphinx and Arion a written report setting forth its adjustments, if any, to the Closing Statement based on the Independent Accountant’s determination with respect to the disputed items and amounts in accordance with this Agreement (including the definitions herein) and the Calculation Principles and such report shall include the calculations supporting such adjustments; provided that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by one of the Parties, in the case of Arion, in the Closing Statement or in the case of Sphinx, in the Dispute Notice. Such report shall be final, conclusive and binding on the Parties, absent fraud or manifest error. The fees and expenses of the Independent Accountant shall be allocated to be paid by Arion and Sphinx in inverse proportion as they may each prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits of the matters submitted.
(f)    The date on which the Closing Statement is finally determined in accordance with this Section 3.5 shall be referred to as the “Determination Date”, the Closing Statement as so finally determined shall be referred to as the “Final Closing Statement” and each of the Closing Business Cash, the Closing Business Indebtedness, the Closing Net Working Capital, the Closing Transaction Expenses and the Closing Sphinx Transaction Expenses, as so finally determined in the Final Closing Statement, shall be referred to as the “Final Business Cash”, the “Final Business Indebtedness”, the “Final Closing Net Working Capital”, the “Final Transaction Expenses”, and the “Final Sphinx Transaction Expenses”, respectively. As used herein, (i) the “Final Working Capital Adjustment Amount” shall mean, (A) if the amount of the Final Closing Net Working Capital is greater than the Closing Net Working Capital Upper Collar, the dollar amount of such difference (expressed as a positive number) and (B) if the amount of the Final Closing Net Working Capital is less than the Closing Net Working Capital Lower Collar, the dollar amount of such difference (expressed as a negative number), and (ii) the “Final Cash Consideration” shall mean an amount equal to the sum of (A) the Purchase Price, plus (B) the Final Business Cash, minus (C) the Final Business Indebtedness, plus (D) the Final Working Capital Adjustment Amount, plus (E) the Final Transaction Expenses, minus (F) the Final Sphinx Transaction Expenses.
(g)    Within five Business Days following the Determination Date, (i) if the Estimated Cash Consideration exceeds the Final Cash Consideration (the amount of such excess, the “Negative Adjustment Amount”), Sphinx shall pay to Arion the Negative Adjustment Amount or (ii) if the Final Cash Consideration exceeds the Estimated Cash Consideration (the amount of such excess, the “Positive Adjustment Amount”), Arion shall pay Sphinx the Positive Adjustment Amount. Any payment by Sphinx or Arion under this Section 3.5(g) shall be payable in Dollars in immediately available federal funds and delivered to such bank account or accounts as shall be designated in writing by Arion or Sphinx, as the case may be, and such payments shall be accompanied by interest at a fixed annual rate equal to the rate of interest from time to time announced publicly by J.P. Morgan Chase Bank, N.A. as its prime rate and shall be calculated on the basis of the actual days elapsed between the Closing Date and the payment date based on a 365-day year.
(h)    The process set forth in Section 3.5(e) shall be the exclusive remedy of Sphinx and Arion for any disputes related to any amounts set forth on the Closing Statement.
(i)    Notwithstanding anything to the contrary in the foregoing, to the extent that, as of the Effective Time, any of the Purchased Entities have cash or cash equivalents in a non-U.S. jurisdiction (taken together with all the cash or cash equivalents in such non-U.S. jurisdiction held by other Purchased Entities) in excess of the amounts set forth under the header “Business Cash Limits” for such non-U.S. jurisdiction on Schedule 1.1(a)(ii) of the Sphinx Disclosure Letter (after giving effect to increases to such “Business Cash Limits”, if any, made by Arion in its sole discretion) (such excess cash, “Excess Cash”), for a period of 180 days following the Closing (and prior to making any distributions of cash which constitutes Excess Cash to Arion or any of its Subsidiaries from the applicable Purchased Entity holding Excess Cash (it being understood that Arion shall be free to distribute cash which does not constitute Excess Cash at any time on or after the Closing), Arion shall use its reasonable best efforts to, in reasonable consultation and cooperation with Sphinx, transfer such Excess Cash (net of (x) any reasonable advisor fees, (y) direct or indirect Taxes incurred or paid (including the reduction of attributes) and (z) other reasonable costs incurred in connection with such transfer) to the Sphinx Party that held the shares of the Purchased Entity immediately prior to Closing; provided that Arion shall not be required to transfer such Excess Cash in the event that such transfer would be prohibited or restricted by applicable Law or create negative distributable reserves (or any similar concept in which would apply to the Purchased Entity in such non-U.S. jurisdiction).
Section 3.6    Withholding.
(a)    Each Party shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and the other Transaction Documents such amounts as are required to be deducted and withheld under applicable Law (such Party that deducts and withholds, the “Withholding Party”). The Withholding Party shall timely pay the full amount so deducted or withheld to the relevant Governmental Authority, in accordance with applicable Law. As soon as practicable after any such payment, the Withholding Party shall deliver to the other Party the original or a certified copy of a receipt issued by the relevant Governmental Authority (if any) evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such other Party.
(b)    Sphinx shall, and shall cause its Subsidiaries to, and Arion shall, and shall cause its Affiliates to, cooperate in good faith to minimize any withholding that may be applied to any payments described in this Section 3.6.
(c)    To the extent such amounts are so deducted or withheld under this Section 3.6, such amounts shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid by the Withholding Party to the other Party to the extent so paid to the appropriate Governmental Authority.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SPHINX
Except as set forth specifically on the disclosure letter delivered by Sphinx on the Agreement Date and attached hereto (the “Sphinx Disclosure Letter”) (with the disclosure in any section or subsection of the Sphinx Disclosure Letter being deemed to qualify or apply to other sections and subsections of this Article 4 to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), Sphinx represents and warrants to Arion as follows:
Section 4.1    Corporate Existence. Each of Sphinx and each Other Sphinx Entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Sphinx and each Other Sphinx Entity has the requisite corporate, partnership or similar power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to own, lease or otherwise hold the Purchased Assets owned, leased or otherwise held by it and to carry on the Business. With respect to the Business, each of Sphinx and each Other Sphinx Entity is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except to the extent such failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Sphinx Material Adverse Effect.
Section 4.2    Corporate Authority. This Agreement and the other Transaction Documents to which Sphinx or any Other Sphinx Entity is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly authorized by Sphinx and will be duly authorized by each applicable Other Sphinx Entity by all requisite corporate, limited liability company, partnership or other action prior to Closing and no other Proceedings on the part of Sphinx or its stockholders are (and no other Proceedings on the part of any Other Sphinx Entity or any of its equity holders will be) necessary for Sphinx or any Other Sphinx Entity to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby. Sphinx has, and each of the Other Sphinx Entities will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Sphinx, and the other Transaction Documents will be duly executed and delivered by Sphinx and any Other Sphinx Entity party thereto at or prior to the Closing. Assuming the due authorization, execution and delivery by Arion or the relevant Other Arion Entity of this Agreement or any other Transaction Document, as applicable, this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Sphinx and/or any Other Sphinx Entity, enforceable against it or them, as the case may be, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles.
Section 4.3    Governmental Approvals and Consents; Non-Contravention.
(a)    No Consent, order or license or permit from, notice to or registration, declaration or filing with, any United States, foreign, federal, state, provincial, municipal or local government, government agency, instrumentality, subdivision, court of competent jurisdiction, administrative agency, commission, ministry department, official or other authority or political subdivision thereof, or any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or regulatory or quasi-governmental authority (“Governmental Authority”) is required on the part of Sphinx or any Other Sphinx Entity in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except (i) such filings and notifications as may be required under the HSR Act and other applicable Antitrust Laws, (ii) such filings with the Securities and Exchange Commission (the “SEC”) to the extent required under the Exchange Act and (iii) to the extent the failure to obtain such Consent, order or license or effect such notice to or registration, declaration or filing with such Governmental Authority would not, individually or in the aggregate, reasonably be expected to have a Sphinx Material Adverse Effect.
(b)    The execution and delivery of this Agreement and the other Transaction Documents by Sphinx, each of the Other Sphinx Entities and/or any Purchased Entity party thereto, the performance by Sphinx, each Other Sphinx Entity and/or any such Purchased Entity of its respective obligations hereunder and thereunder and the consummation by Sphinx, each of the Other Sphinx Entities and/or any such Purchased Entity of the transactions contemplated hereby and thereby do not and will not (without notice, lapse of time, or both) (i) violate or conflict with or result in any breach or default under any provision of the respective Organizational Documents of Sphinx, any

Other Sphinx Entities and/or any such Purchased Entity, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to, or result in the imposition of any Lien (other than a Sphinx Permitted Lien) under, any material Permit or Sphinx Material Contract or (iii) assuming compliance with the matter described in Section 4.3(a), violate, conflict with or result in any breach or default under any provision of any Law applicable to Sphinx, any Other Sphinx Entities and/or any such Purchased Entity or the Purchased Shares or the Purchased Assets or any assets of the Purchased Entities, except, in the cases of subclauses (ii) and (iii), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain Consent or Lien would not, individually or in the aggregate, reasonably be expected to have a Sphinx Material Adverse Effect.
Section 4.4    Purchased Entities; Capitalization.
(a)    Each Purchased Entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Purchased Entity has the requisite corporate, partnership or similar power and authority to own or lease and operate its properties and assets and to carry on the business it now conducts in all material respects. Each Purchased Entity is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except to the extent such failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Sphinx Material Adverse Effect.
(b)    Schedule 4.4(b) of the Sphinx Disclosure Letter sets forth as of the Agreement Date (x) with respect to each Purchased Entity in existence as of the Agreement Date, the authorized, issued and outstanding shares of capital stock (or other equity interests) of each Purchased Entity and the record and beneficial owners of such outstanding shares of capital stock (or other equity interests) of each Purchased Entity and (y) to the knowledge of Sphinx, with respect to each Purchased Minority Interest the shares of capital stock (or other equity interests) of such Purchased Minority Interest held by Sphinx and its Subsidiaries therein and the record and beneficial owners of such outstanding shares of capital stock (or other equity interests) of such Purchased Minority Interest. All of the issued and outstanding shares of capital stock (or other equity interests) of the Purchased Entities, and, to the knowledge of Sphinx, all of the shares of capital stock of the Purchased Minority Interest held by Sphinx and its Subsidiaries, are, or as of immediately prior to the Closing will be, duly authorized and validly issued, fully paid and nonassessable and free of preemptive or similar rights. There are no capital commitment, equity or debt funding obligations associated with the Purchased Minority Interests.
(c)    Except for the Purchased Shares and as otherwise set forth on Schedule 4.4(b) of the Sphinx Disclosure Letter, there are no equity interests in a Purchased Entity issued, reserved for issuance or outstanding and there are no preemptive or similar rights on the part of any holder of any class of securities of any Purchased Entity. Sphinx or the applicable Other Share Sphinx Entity has, or as of immediately prior to Closing will have, good and valid title to all of the Purchased Shares, in each case free and clear of all Liens other than Sphinx Permitted Liens and Liens that will be released in full prior to the Closing and transfer restrictions imposed by applicable securities Laws, and are the record and beneficial owners thereof. Except as set forth in Schedule 4.4(b) of the Sphinx Disclosure Letter, (i) there is no Indebtedness of any Purchased Entity having the right to vote (or that is convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which holders of the Purchased Shares may vote and (ii) there are no options, warrants, preemptive or similar rights, rights of first refusal, convertible or exchangeable securities,

“phantom” stock rights, stock appreciation rights, stock-based performance units, subscriptions, commitments, Contracts, arrangements or undertakings to which any Purchased Entity is a party or by which any of them is bound that (A) obligate any Purchased Entity to issue, deliver, sell, purchase or redeem, or cause to be issued, delivered, sold, purchased or redeemed, any additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any of its equity interests, (B) obligate any Purchased Entity to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (C) give any Person voting rights or the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Purchased Shares.
Section 4.5    Contracts.
(a)    Schedule 4.5(a) of the Sphinx Disclosure Letter identifies (x) each of the Assigned Contracts (each such listed Assigned Contract, a “Material Assigned Contract”) and (y) each Shared Contract (each such listed Shared Contracts, a “Material Shared Contract”), in each case to which any Sphinx Party is a party and which meets any of the following criteria (collectively, the Contracts required to be set forth on Schedule 4.5(a) of the Sphinx Disclosure Letter, the “Sphinx Material Contracts”). Each Material Assigned Contract is denoted with a * on Schedule 4.5(a) of the Sphinx Disclosure Letter and each Material Shared Contract is denoted with a ** on Schedule 4.5(a) of the Sphinx Disclosure Letter.
(i)    a Contract granting most favored customer pricing to any Person, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract materially limiting the freedom of such Sphinx Party to engage in any business or compete with any Person or in any geography, in each case, that will apply to the activities of Arion or its Affiliates, or any Purchased Assets or Purchased Shares after the Closing;
(ii)    a Contract pursuant to which such Sphinx Party is a lessor or lessee of any real property or any office furniture, fixtures or other personal property involving payments by any Purchased Entity or in respect of the Purchased Assets or the Business in excess of $1,000,000 per annum;
(iii)    a Contract granting a Lien upon any Purchased Asset, which Lien secures an obligation in excess of $500,000, other than Sphinx Permitted Liens;
(iv)    a Contract for the sale or provision by such Sphinx Party of Products to a third party for their own use and not for resale, sublicensing or otherwise providing the Products to third parties involving total bookings in excess of $3,000,000 for the three most recently completed fiscal years of Sphinx, in the aggregate;
(v)    a Contract for the purchase by such Sphinx Party of materials, supplies, equipment or services for use in the Business or by any Purchased Entity from any supplier involving payments in excess of $1,000,000 for the most recently completed fiscal year of Sphinx;
(vi)    a Contract with (A) any distributor, (B) any original equipment manufacturer or (C) any reseller, pursuant to which such third party is authorized to sell or sublicense or otherwise provide the Products to third parties, in each case involving total bookings in excess of $4,000,000 for the three most recently completed fiscal years of Sphinx, in the aggregate;
(vii)    a Contract pursuant to which such Sphinx Party has licensed to a third party any Transferred Intellectual Property Rights, other than Sphinx Ordinary Course Outbound Licenses;
(viii)    a Contract pursuant to which such Sphinx Party has licensed from a third party or is authorized by a third party to use any Intellectual Property Rights in connection with the Business, other than Sphinx Ordinary Course Inbound Licenses;
(ix)    any partnership, joint venture, or other similar equity investment Contracts that involve a sharing of profits of the Business with a third party;
(x)    any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) related to the Business in excess of $250,000 individually;
(xi)    any Contract that is a settlement, conciliation, or similar agreement with any Government Authority imposing material limitations or material outstanding obligations on the Business;
(xii)    each Contract (A) for the employment of, or receipt of any services from, any Business Employee on a full-time, part-time, consulting or other basis providing for annual compensation (consisting of annual base salary and target cash bonus or commissions) in excess of $200,000, (B) which provides for special severance or termination payments (but excluding any obligation or entitlements required by applicable Law) or benefits or (C) which provides for a retention, change of control, transaction or similar bonus, in each case with any Business Employee in each such case in excess of $100,000;
(xiii)    any collective bargaining agreement or other Contract with a labor union, works council, labor organization, or group of employees applicable to Business Employees (other than legally required or industry-wide agreements);
(xiv)    each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee or other Contract in respect of or evidencing any Business Indebtedness or in respect of the Purchased Assets in excess of $2,500,000;
(xv)    each acquisition, merger, consolidation, recapitalization, sale, divestiture or similar agreement related to the acquisition or sale by the Purchased Entities or by a third party of a business or line of business or assets or equity securities with respect to the Business in the previous five years for aggregate consideration under such Contract in excess of $5,000,000, other than Contracts in which the applicable transaction has been consummated and there are no earnouts, contingent payments, indemnification or other obligations ongoing or outstanding by or in favor of any party thereto;

(xvi)    each Sphinx Intercompany Agreement that is material to the Business (excluding any Sphinx Intercompany Agreement that will be terminated effective on or prior the Closing Date); and
(xvii)    any material Sphinx Government Contract.
(b)    Except as would not reasonably be expected to be material to the Business: (i) each Sphinx Material Contract is valid, binding and in full force and effect with respect to, and enforceable against, each Sphinx Party that is party thereto and, to the knowledge of Sphinx, each other party thereto, subject to and except as such enforceability may limited by the effect, if any, of applicable bankruptcy and other similar Laws and equitable principles affecting the rights of creditors generally and rules of Law and equitable principles governing specific performance, injunctive relief and other equitable remedies; (ii) none of the Sphinx Material Contracts have been amended or modified except as set forth therein; (iii) no Sphinx Party is in breach or default in the performance of any of its obligations under any Sphinx Material Contract and, to the knowledge of Sphinx, no other party to such Sphinx Material Contract is in breach or default thereunder; and (iv) no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of any Sphinx Party under any Sphinx Material Contract to which it is a party or, to the knowledge of Sphinx, any other party thereto. Sphinx has, to the extent in Sphinx’s possession or under its reasonable control, provided Arion true, complete and correct copies of all written, and, to the knowledge of Sphinx, written summaries of all oral, Sphinx Material Contracts. With respect to each such Person that is a counterparty to the Sphinx Material Contracts, (x) there are no outstanding or, to the knowledge of Sphinx, threatened disputes or controversies with such Person, other than disputes which would not, individually or in the aggregate, reasonably be expected to be material to the Business and (y) such Person has not terminated or, to the knowledge of Sphinx, threatened or stated an intention to terminate, or materially decreased or adversely altered, its relationship with Sphinx or any Subsidiary of Sphinx, with respect to the Business or any Purchased Entity or, to the knowledge of Sphinx, threatened or stated an intention to do any of the foregoing.
(c)    Sphinx has not (i) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Sphinx Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) to the knowledge of Sphinx, been audited or investigated by any Governmental Authority with respect to any Sphinx Government Contract; (iv) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Sphinx Government Contract; (v) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Sphinx Government Contract; (vi) had any Sphinx Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; or (vii) entered any Sphinx Government Contracts payable on a cost-reimbursement basis. Sphinx has established and maintains adequate internal controls for compliance with the Sphinx Government Contracts. All pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by Sphinx were current, accurate and complete in all material respects as of their respective submission dates.
Section 4.6    Litigation.
(a)    No Sphinx Party is subject to any order, judgment, stipulation, injunction or decree of any Governmental Authority which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents. No Proceeding is pending or, to the knowledge of Sphinx, threatened against any Sphinx Party which, if adversely determined, would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.
(b)    No Sphinx Party is, or for the past three years has been, subject to any order, judgment, stipulation, injunction or decree of any Governmental Authority which would, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Entities. No Proceeding is, or for the past three years has been, pending or, to the knowledge of Sphinx, threatened against any Sphinx Party which, if adversely determined, would, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Entities.
Section 4.7    Intellectual Property Rights.
(a)    Registered IP. Schedule 4.7(a) of the Sphinx Disclosure Letter sets forth each item of registered (including pending applications therefor) Intellectual Property Rights that is included in and is part of the Transferred Intellectual Property Rights (“Registered Transferred IPR”), and indicates for each item the registration and application numbers and dates, the applicable filing jurisdiction, title, registered owner, and the status of such application or registration, as applicable. All necessary filing, examination, registration, maintenance and renewal fees currently due in connection with such Registered Transferred IPR have been made, and all necessary documents, recordations, affidavits and certificates in connection with such Registered Transferred IPR have been timely filed with the relevant authorities in the United States or applicable foreign jurisdictions, as the case may be, for the purposes of prosecuting, registering or maintaining such Registered Transferred IPR, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Business. No interference, opposition, reissue, reexamination or other similar Proceeding has been instituted or, to the knowledge of Sphinx, is pending or has been requested, in which any Registered Transferred IPR is being contested or challenged.
(b)    Ownership of Transferred Intellectual Property Rights and Transferred Technology. The Sphinx Parties own all right, title, and interest in and to the Transferred Intellectual Property Rights and Transferred Technology free and clear of any Liens (other than Sphinx Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. No Sphinx Party has granted exclusive licenses under any Transferred Intellectual Property Rights or Transferred Technology to a third party. Each Sphinx Party has used commercially reasonable efforts to implement and enforce a policy of (i) obtaining from all current and former employees, and all consultants and independent contractors (including all Business Employees), a binding confidentiality agreement and (ii) obtaining from all current and former employees and all consultants and independent contractors (including all Business Employees) that have been engaged by it to develop Intellectual Property Rights for the Business, executed written agreements that, to the extent permitted by applicable Law, assign (by way of a present assignment) all rights, title and interest in and to any such Intellectual Property Rights and Technology, including all Transferred Intellectual Property Rights and Transferred Technology, related to the Business or any Purchased Asset, to it, and, to the knowledge of Sphinx, no such individuals are in violation of any such agreements. No Sphinx Party has, in the previous three years, transferred ownership of, or agreed to transfer ownership of, any Intellectual Property Right or Technology to any third party that, if transferred, would, individually or in the aggregate, reasonably be expected to be material to the

Business. Each Sphinx Party has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used in or held for the benefit of the Business.
(c)    Government and Standards Bodies. To the knowledge of Sphinx, no funding, facilities or resources of a government or university, college or other educational institution or research center were used in the creation, design or development of any Transferred Intellectual Property Rights in such a way that would grant such Person ownership rights therein. No Sphinx Party has made any contribution to any standards setting organization that requires or creates obligations that it license or offer a license to any Transferred Intellectual Property Rights, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(d)    No Infringement. The conduct of the Business does not infringe or misappropriate, and in the three years prior to the Agreement Date has not infringed or misappropriated, the Intellectual Property Rights of any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(e)    No Proceedings. To the knowledge of Sphinx, no Proceedings before any Governmental Authority or arbitrator have been filed against any Sphinx Party, and no Sphinx Party has received written notice in the three years prior to the Agreement Date: (i) challenging the scope, ownership, validity or enforceability of the Transferred Intellectual Property Rights or Transferred Technology or (ii) alleging that the conduct of the Business infringes or misappropriates the Intellectual Property Rights of any third party.
(f)    No Infringement of Transferred Intellectual Property Rights. To the knowledge of Sphinx, no Person has infringed or misappropriated, or is infringing or misappropriating, any Transferred Intellectual Property Rights in any material respect, and no Sphinx Party has brought or threatened in the three years prior to the Agreement Date any action against any third party based on any allegations of such infringement or misappropriation.
(g)    Third-Party Software. Schedule 4.7(g) of the Sphinx Disclosure Letter identifies each Contract pursuant to which Sphinx has licensed from another Person any third-party owned Software (other than Software that is the subject of a Sphinx Ordinary Course Inbound License) that is incorporated into, embedded in, or distributed for use with any Products that are not Discontinued Products.
(h)    Open Source Software. To the knowledge of Sphinx, the Sphinx Parties have complied with the conditions of any licenses for any Open Source Software that is incorporated into or bundled with any Products. To the knowledge of Sphinx, no past or current use of Open Source Software requires or creates obligations that any Software, or portion of component thereof, owned by any Sphinx Party and included in the Transferred Technology be licensed, made available, offered, delivered or disclosed in any way to any third party or immunizing any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(i)    Software. The Sphinx Parties have exercised commercially reasonable efforts to protect all Software and Products owned by any Sphinx Party and included in the Transferred Technology that is material to the conduct of the Business as currently conducted from harmful code, including self-replicating and self-propagating programming instructions commonly called “viruses” or “worms” (which has the ability to damage, interfere with or otherwise adversely affect computer programs, data files or hardware without the consent or intent of the computer user), “time bombs,” “key locks” or any other code that could disrupt, disable, or otherwise interfere with the operation of such Software or Products or the integrity of the data, information or signals used or produced by such Software or Products. No Sphinx Party has provided or disclosed the source code of any such Software, except pursuant to the terms of a license agreement or non-disclosure obligations, in each case as appropriate and customary for the transaction, or had any such source code released from escrow, under any source code escrow agreement or arrangement to any third party.
(j)    IT Disruptions. To the knowledge of Sphinx, in the three years prior to the Agreement Date, there have been no failures, breakdowns or continued substandard performance of the Business IT Assets that have caused any substantial disruption or interruption in or use of the Business IT Assets as a whole or with respect to any portion thereof.
(k)    Personal Information. The conduct of the Business complies in all material respects with (i) all Privacy Laws applicable to its collection, use, processing, storage, retention, disposal and onward transfer of information that, on its own or in connection with other information, identifies individuals (“Personal Information”) and (ii) all terms of customer Contracts and other Contracts relating to Personal Information and Privacy Laws. The Business has displayed a privacy policy on its web site that discloses to site users how the Business collects, uses and transfers Personal Information from such users, and in the three years prior to the Agreement Date, the Sphinx Parties have complied with the Business’ privacy policy as updated from time to time in all material respects and all Privacy Laws.
(l)    Security Breaches. In the last three years, the Business has not experienced any incident in which confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals, was or is reasonably expected to have been stolen or improperly accessed, and neither Sphinx nor any Purchased Entity has received any written notices or complaints from any Person with respect thereto.
(m)    PKI Technology. The Products include all of the Technology (other than the Sphinx “VIP” product offering) owned by Sphinx or its Subsidiaries that provides functionality for the issuance, management, and support of private and public key infrastructure (“PKI”) certificates and platforms.
Section 4.8    Tax Matters.
(a)    Each Purchased Entity and, to the extent that failure to do so would reasonably be expected to result in a Lien (other than a Sphinx Permitted Lien) or otherwise result in Arion or any of its Affiliates having any liability for payment of any amount, Sphinx and each Other Asset Sphinx Entities, has timely filed or caused to be timely filed all material Tax Returns that any such entity was required to file on or prior to the Closing Date and has timely paid all material Taxes due and owing whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects and were prepared in substantial compliance with applicable Law.
(b)    Each Purchased Entity and, to the extent that failure to do so would reasonably be expected to result in a Lien (other than a Sphinx Permitted Lien) on any of the Purchased Assets or otherwise result in Arion or any of its Affiliates having any liability for payment of any amount, Sphinx and each Other Asset Sphinx Entities, has withheld all material Taxes required to be withheld with respect to the Business Employees or any other person and paid to the appropriate Taxing Authority all such Taxes required to be withheld or paid.

(c)    Neither Sphinx nor any of its Subsidiaries, including any of the Purchased Entities, has any material Liability for unpaid Taxes in respect of the Purchased Assets or the assets, properties or rights of any Purchased Entity other than Taxes that are not yet due and payable.
(d)    There are no outstanding (i) waivers or comparable consents regarding the application of the statute of limitations or (ii) extensions of time (except those applied for in the ordinary course of business consistent with past practice and automatically granted) for filing with respect to any Taxes or Tax Returns of any Purchased Entity.
(e)    There are no outstanding Tax Liens against any of the Purchased Assets or the assets, properties or rights of any Purchased Entity (other than Sphinx Permitted Liens). No claims, deficiencies, or proposed adjustments are currently being asserted in writing by any Governmental Authority with respect to any Taxes of any of the Purchased Entities, or with respect to Taxes of the Business or the Purchased Assets that would reasonably be expected to result in a Lien (other than a Sphinx Permitted Lien) on any of the Purchased Assets or otherwise result in Arion or any of its Affiliates having any liability for payment of any amount.
(f)    No Purchased Entity is a party to or bound by any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes nor does any Purchased Entity have any obligations to another Person under any such agreement, other than a contract or agreement entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes.
(g)    None of the Purchased Entities has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to qualify for Tax-free treatment under Section 355 of the Code during the time a Sphinx Party owned any such Purchased Entity.
(h)    None of the Purchased Entities is or has been within five year period prior to the date of this Agreement a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(i)    There are no pending audits, examinations or judicial proceedings by or with any Governmental Authority with respect to any Tax Returns of the Purchased Entities (excluding any audits, examinations or proceedings with respect to a Tax Return filed by a consolidated, combined or other similar group the parent of which is Sphinx or any of its Subsidiaries that is not a Purchased Entity) or with respect to any Taxes of the Purchased Assets or the Business that would reasonably be expected to result in a Lien (other than a Sphinx Permitted Lien) on any of the Purchased Assets or otherwise result in Arion, any of its Affiliates or the Purchased Entities having any liability for payment of any amount. None of Sphinx, any Other Asset Sphinx Entity or any Purchased Entity has received notice from any Taxing Authority (including in jurisdictions where the applicable Person has not filed Tax Returns) that it intends to commence any such audit, examination, or proceeding.
(j)    No power of attorney has been executed with respect to any Taxes owed by the Purchased Entities is currently in force.
(k)    No Purchased Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S.

income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) with respect to a transaction occurring on or prior to the Closing Date; (iv) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business; or (vii) election under Section 108(i) of the Code made on or prior to the Closing Date.
(l)    (A) No Purchased Entity is or has ever been a member of any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or foreign Law), or filed or been included in a combined, consolidated or unitary income Tax Return (other than a group the parent of which is Sphinx or any of its Subsidiaries) since August 10, 2010 and (B) no Purchased Entity has become liable for any Taxes of another Person (other than Sphinx or any of its Subsidiaries) as a transferee or successor, by contract or otherwise by reason of any event or transaction occurring after August 10, 2010.
(m)    No Purchased Entity is, and none has been, a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b).
(n)    As of the Closing Date, each of the Purchased Entities is treated as disregarded as an entity separate from its owner under Treasury Regulation §301.7701-3.
(o)    Except as set forth on Schedule 4.8(o) of the Sphinx Disclosure Letter, no Purchased Entity has changed in its entity classification for U.S. federal (and in accordance with applicable state and local) income tax purposes since August 10, 2010 other than as part of the Sphinx Pre-Closing Restructuring Steps.
(p)    All related party transactions involving any Purchased Entity (including any branch or permanent establishment thereof) comply in all material respects with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding provisions of state, local or non-U.S. Tax law) and any other applicable law on transfer pricing.
(q)    Since August 10, 2010, no Purchased Entity has used the cash method of accounting for Tax purposes.
Section 4.9    Compliance with Laws; Permits.
(a)    The Business and the Purchased Entities are being and, for the three years prior to the Agreement Date, have been conducted by Sphinx and its Subsidiaries in compliance with the Laws applicable thereto, and Sphinx and its Subsidiaries are in compliance with the Laws applicable to its ownership of the Purchased Assets or Purchased Shares, in each case except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to be material to the Business. Within the past three-year period, neither Sphinx nor any of its Subsidiaries has received any written or, to the knowledge of Sphinx, verbal notices of violation with respect to any Laws applicable to the conduct of the Business or the ownership of the Purchased Assets or Purchased Shares, in each case other than as would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(b)    Sphinx and the Other Asset Sphinx Entities collectively have all Permits necessary to conduct the Business as presently conducted, except where the failure to have any such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Business. Within the past three year-period, neither Sphinx nor any of the Other Asset Sphinx Entities has received any written or, to the knowledge of Sphinx, verbal notice from any Governmental Authority regarding (i) any actual or possible violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit, in each case related to the Business or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit related to the Business, in each case other than as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 4.10    Environmental Matters. Except as disclosed in Schedule 4.10 of the Sphinx Disclosure Letter and other than with respect to any Excluded Assets or Excluded Liabilities: (a) Sphinx, each Other Sphinx Entity and each of the Subsidiaries of Sphinx in respect of the Business, the Purchased Assets and the Hazardous Materials Activities relating to the Business Real Property are and have been in material compliance with all Environmental Laws, including the possession of, and the compliance with, all material Permits required under Environmental Laws, (b) there has not been any release of Hazardous Materials at or from the Business Real Property in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a material Liability under any Environmental Laws, and (c) neither Sphinx, nor any Other Sphinx Entity nor any Subsidiary of Sphinx has (i) any material Liability under Environmental Law with respect to any Hazardous Materials Activities, or (ii) received any material Environmental Claim relating to the Business or the Purchased Assets, and to the knowledge of Sphinx, there are no material Environmental Claims threatened against the Business or the Purchased Assets. Sphinx has made available to Arion all environmental reports and all other documents relating to material environmental, health or safety Liabilities for the three years prior to the Agreement Date (or prior to such time to the extent relating to Liabilities that are unresolved as of the Agreement Date), that are in its possession or under its reasonable control and are in respect of the Business and the Purchased Assets. Notwithstanding anything to the contrary herein, the Parties hereby agree that the representations and warranties contained in this Section 4.10 shall be the exclusive representations and warranties of Sphinx with respect to environmental matters.
Section 4.11    Financial Information; Liabilities.
(a)    Attached to Schedule 4.11 of the Sphinx Disclosure Letter are true and correct copies of the unaudited combined non-GAAP income statements of the Business for the fiscal years ended on April 1, 2016 and March 31, 2017 (the “Sphinx Unaudited Financial Statements”). The Sphinx Unaudited Financial Statements (i) present fairly, in all material respects, the revenues and direct controllable costs of the Sphinx Contributed Business for such periods indicated therein on the basis described therein and (ii) have been prepared in good faith on a consistent basis throughout the periods covered thereby and derived from the Business Records maintained by Sphinx, except for matters described in Schedule 4.11(a) of the Sphinx Disclosure Letter. Except as described in the Sphinx Unaudited Financial Statements, including the notes thereto, the Sphinx Unaudited Financial Statements do not reflect the operations of any entity or business other than the Business or the Purchased Entities.
(b)    There are no Assumed Liabilities of the Business other than those that (i) have been incurred in the ordinary course of business, consistent with the past practices of the Business, (ii) are incurred in connection with the negotiation, finalization and execution of this Agreement, any other Transaction Documents or the consummation of the transactions contemplated hereby and thereby or disclosed on Schedule 4.11(b) of the Sphinx Disclosure Letter, (iii) have been discharged or paid off in full, (iv) are disclosed in the Sphinx Disclosure Letter (including by reference to any Contract disclosed therein) or are set forth with specificity in the Sphinx Unaudited Financial Statements or (v) individually or in the aggregate, do not, and would not, individually or in the aggregate, reasonably be expected to have a Sphinx Material Adverse Effect.
(c)    Schedule 6.18 of the Sphinx Disclosure Letter sets forth all of the Business Guarantees applicable to the Business, the Purchased Assets or the Purchased Entities.
Section 4.12    Employees; Employee Benefits.
(a)    To the knowledge of Sphinx, as of the Agreement Date, no Executive Level Business Employee intends to terminate his or her employment with Sphinx or any of its Subsidiaries prior to the one year anniversary of the Closing.
(b)    Sphinx and its Subsidiaries are and for the past three years have been in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including provisions thereof relating to terms and conditions of employment, discrimination, employee leave, disability rights or benefits, immigration, equal opportunity, affirmative action and affirmative action plan requirements (as applicable), wages and hours, worker classification, plant closings and mass layoffs, including the Worker Adjustment and Retraining Notification Act of 1988, as amended, ERISA, COBRA and the Fair Labor Standards Act of 1938, as amended (or similar state or local Laws), with respect to the Business. Except as would not result in material Liabilities, each of Sphinx and its Subsidiaries has paid all salaries, wages, wage premiums, commissions, bonuses, expense reimbursements, severance, and other compensation that has come due and payable to employees working in the Business pursuant to applicable Law, Contract or Sphinx Party policy. Within the past three years, neither Sphinx nor any of its Subsidiaries has implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law (collectively, the “WARN Act”) or any similar action requiring notification to or consultation with employees working in the Business or their representatives.
(c)    Except as described in Schedule 4.12(d) of the Sphinx Disclosure Letter, there is not, and for the past three years there has not been: (i) any strike, material grievance, arbitration, slowdown, picketing, work stoppage or material labor dispute related to, or involving, employees working in the Business, and to the knowledge of Sphinx, none are threatened; (ii) any collective bargaining agreement, works council or labor Contract related or otherwise applicable to the Business or employees working in the Business; and (iii) to the knowledge of Sphinx, any union organization effort with respect to the Business or employees working in the Business and none are threatened.
(d)    With respect to each Sphinx Benefit Plan intended to qualify under Section 401(a) of the Code, such Sphinx Benefit Plan is so qualified, and has timely received a determination letter, advisory or opinion letter from the U.S. Internal Revenue Service, and no act or omission has occurred which could reasonably be expected to adversely affect such Sphinx Benefit Plan’s qualification. Each Sphinx Benefit Plan and each related trust, insurance Contract and fund has been established, maintained, funded, and administered in accordance with its terms and complies in form and in operation in all material respects with applicable Law. None of Sphinx, the Other Sphinx Entities nor to the knowledge of Sphinx, any other Person has engaged in any transaction, including any nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or

Section 4975 of the Code or any breach of fiduciary duty (as determined under ERISA) with respect to any Sphinx Benefit Plan that would subject Arion or any of its Affiliates (including the Purchased Entities following the Closing) to any Tax, Liability or penalty (civil or otherwise). No Proceedings, audits, investigations or claims are pending (other than routine undisputed claims for benefits), or to the knowledge of Sphinx, threatened with respect to any Sphinx Benefit Plan. Sphinx has made available to Arion, with respect to each material Sphinx Benefit Plan, to the extent applicable: (i) a copy of the current plan documents (with any amendments thereto), or if unwritten, a written description of the material terms, (ii) a copy of the most recent determination, advisory or opinion letter from the U.S. Internal Revenue Service, and (iii) the most recent financial statements, actuarial reports, and annual report (Form 5500 series).
(e)    Each of Sphinx and its Subsidiaries has satisfied, or will satisfy prior to Closing, all notice, consultation, information, and bargaining obligations owed to any Business Employee or to any labor union, works council, or labor organization representing any Business Employee or with respect to the Business, in connection with the execution of this Agreement, the Sphinx Pre-Closing Restructuring, or consummation of the transactions contemplated by this Agreement.
(f)    None of Sphinx, the Other Sphinx Entities, or any of their ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, or in the past six years prior to the Agreement Date has sponsored, maintained or contributed to, and no Sphinx Benefit Plan is or was a multiemployer plan within the meaning of Section 3(37) of ERISA or a defined benefit plan within the meaning of Section 3(35) of ERISA that, in each case, could reasonably be expected to result in the imposition of any Liability to Arion or any of its Affiliates (including the Purchased Entities following the Closing). None of Sphinx, the Other Sphinx Entities or any of their ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under, and, no circumstances exist that could reasonably be expected to result in any Liability to Sphinx, any Other Sphinx Entity or any of their ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that could become a Liability on Arion or any of its Affiliates (including the Purchased Entities following the Closing), including as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.
(g)    No Purchased Entity or Sphinx Benefit Plan has any Liability to provide or has any Liability with respect to an obligation to provide, medical, dental or life insurance coverage or any other welfare benefits after termination of employment in respect of any Business Employees, except as may be required under foreign Law, or Section 4980B of the Code for which the recipient pays the full cost of coverage.
(h)    Each Sphinx Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable guidance of the Department of Treasury and Revenue Services; no amount with respect to any Business Employee under any such Sphinx Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A(1)(B) of the Code; no Sphinx Party has any obligation to any Business Employee to gross-up, indemnify or otherwise reimburse any Business Employee with respect to any Tax, including under Sections 409A or 4999 of the Code; and no Sphinx Party is a party to any Contract or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” to any Business Employee within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax law) as a result of the transactions contemplated by this Agreement.

(i)    Except as described in Schedule 4.12(j) of the Sphinx Disclosure Letter, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions hereunder and thereunder (including the consummation of the Purchase Transactions, either alone or together with any other event) will not, directly or indirectly, (i) entitle any Business Employee to extra statutory severance pay under any Sphinx Benefit Plan or otherwise exceeding the minimum severance required by applicable Law (except to the extent provided under Section 6.7(h) upon a Qualifying Termination (as defined in Section 6.7(h)) that occurs following the Closing), (ii) result in any payment (whether in cash, property or the vesting of property) becoming due, accelerate the time of payment, funding or vesting of compensation or benefits, or increase the amount of compensation or benefits due to any Business Employee under any Sphinx Benefit Plan or otherwise, or (iii) result in any forgiveness of Indebtedness, trigger any funding obligation under any Sphinx Benefit Plan that is sponsored or maintained by a Purchased Entity. None of Sphinx or any of its Subsidiaries have any obligations to Business Employees for (A) “single-trigger” severance rights or (B) any sale, change in control, transaction, success-based or transition bonuses, in the case of each of clause (A) and (B), which are triggered solely by or payable solely as a result of the consummation of the transactions contemplated by this Agreement, other than any such obligations which are Excluded Liabilities.
(j)    Except as described in Schedule 4.12(k) of the Sphinx Disclosure Letter, with respect to each Sphinx Benefit Plan established or maintained outside of the United States for the benefit of Business Employees primarily employed outside of the United States (each a “Sphinx Foreign Benefit Plan”): (i) all employer and employee contributions required by applicable Law or by the terms of such Sphinx Foreign Benefit Plan have been timely made, or if applicable, accrued in accordance with normal accounting practices; (ii) no Sphinx Foreign Benefit Plan is a defined benefit pension plan, final salary plan or provides any death, disability or other benefit calculated by reference to age, salary or length of service, or has any unfunded or underfunded liabilities or obligations; and (iii) each Sphinx Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Authority; and (iv) each Sphinx Foreign Benefit Plan that is intended to qualify for tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Governmental Authority that it is so qualified and no event has occurred or circumstance exists that may give rise to disqualification or loss of tax-preferential treatment.
Section 4.13    Real Property.
(a)    Schedule 4.13(a) of the Sphinx Disclosure Letter sets forth a list, as of the Agreement Date, of the Business Real Property, including all Business Leases and Real Property Leases executed on or prior to the Agreement Date, even if such Contract does not come into effect until a later date. Each of Sphinx, the Other Asset Sphinx Entities and the Purchased Entities, as applicable, has good and valid leasehold interests in or good, marketable, indefeasible fee simple title to, as applicable, all its Business Real Property (in each case, other than those assets and interests disposed of since the Agreement Date in the ordinary course of business and in accordance with this Agreement) free and clear of any Liens other than Sphinx Permitted Liens. All Real Property Leases and Business Leases for the Business Real Property are in full force and effect, constitute legal, valid and binding obligations of Sphinx, an Other Sphinx Entity or a Purchased Entity, as applicable, and to the knowledge of Sphinx, the other parties thereto, and such Contracts are enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles, except as would not, individually or in the aggregate, reasonably be expected to have a Sphinx Material Adverse Effect. There exists no breach, default or event of default (or occurrence or event that with notice or lapse of time or both would result in a breach, default or event of default) under any Real Property Lease or Business Lease (or any lease underlying a Business Lease) by Sphinx, an Other Sphinx Entity or a Purchased Entity, as applicable, or, to the knowledge of Sphinx as of the Agreement Date, any other party thereto, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, none of Sphinx, any Other Sphinx Entity or any Purchased Entity has within the three years prior to the Agreement Date given to or received from any other Person any written notice (i) regarding any actual, alleged, possible, or potential breach of, or default under, any lease agreement in respect of any Business Real Property or (ii) announcing or threatening termination or cancellation of any lease agreement in respect of any Business Real Property.
(c)    No Purchased Entity has an interest in any real property that is not Business Real Property or real properties set forth on Schedule 4.13(c) of the Sphinx Disclosure Letter.
(d)    Except as set forth on Schedule 4.13(d) of the Sphinx Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Business, as of the Agreement Date (i) there are no condemnation or eminent domain proceedings or compulsory purchase pending or, to the knowledge of Sphinx, threatened that would interfere with the present use of the Business Real Property, and (ii) none of Sphinx, any Other Asset Sphinx Entity or any Purchased Entity has leased, subleased or licensed to any Person any Business Real Property to any Person (other than to a Purchased Entity). No Purchased Entity is obligated under any Contract (and there is no Assigned Contract) to purchase any real property or interest therein.
Section 4.14    Fair Consideration; No Fraudulent Conveyance. The Transfer of the Purchased Assets and Purchased Shares to Arion as contemplated by this Agreement and the other Transaction Documents is made in exchange for fair and equivalent consideration, and neither Sphinx nor any Other Sphinx Entity is now insolvent nor will be rendered insolvent by the Transfer of the Purchased Assets and Purchased Shares as contemplated by this Agreement and the other Transaction Documents. Neither Sphinx nor any Other Sphinx Entity is entering into this Agreement or the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other Transaction Documents will not have any such effect. The transactions contemplated by this Agreement or any other Transaction Document will not give rise to any right of any creditor of Sphinx or any Subsidiary of Sphinx to assert any claim for fraudulent conveyance against Arion, any of its Subsidiaries or any of the Purchased Assets or Purchased Shares in the hands of Arion or any of their respective successors and assigns following the Closing.
Section 4.15    Sufficiency of Assets.
(a)    Sphinx or one of the Other Asset Sphinx Entities has, and Arion or the relevant Other Arion Entity will at the Closing acquire, good, valid and marketable title to the Purchased Assets (or in the case of leased Purchased Assets, valid leasehold interests in such leased Purchased Assets), free and clear of all Liens except Sphinx Permitted Liens and Liens arising solely out of any actions of Arion and its Affiliates. Each Purchased Entity has good, valid and marketable title to all of its assets (or in the case of leased assets, valid leasehold interests in such leased assets), free and clear of all Liens except Sphinx Permitted Liens and Liens arising solely out of actions of Arion and its Affiliates. The Tangible Assets (including the tangible assets of each Purchased Entity) are in good working condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently used.
(b)    The Purchased Assets and the assets, properties and rights that will be owned, leased or licensed by the Purchased Entities immediately following the Closing, together with the assets, services, rights and other obligations that will be Transferred, leased, licensed or otherwise provided pursuant to the Transaction Documents constitute (x) all material assets, properties and rights owned by any Sphinx Party and used in or held for use in the Business by the Sphinx Parties during the twelve months prior to the date hereof and as of the Closing (other than such assets, properties or rights that have been disposed of in the ordinary course of business prior to the Closing), (y) all assets, properties and rights necessary to perform Arion’s and its Subsidiaries’ (including Purchased Entities’) obligations under the IPMA and the Transition Services Agreement in all material respects and (z) all of the assets, properties and rights necessary for Arion to operate and conduct the Business immediately following the Closing in all material respects as currently conducted (other than, in each case of clause (x), (y) and (z), (i) Shared Services, (ii) services, Technology, or Intellectual Property Rights to be made available or licensed pursuant to the Transition Services Agreement, the IPMA or the other Transaction Documents, (iii) the Purchased Assets or Purchased Shares subject to Local Transfer Agreements in respect of a Separate Transfer Jurisdiction pursuant to which the Transfer of such Purchased Assets or Purchased Shares will not be made until after the Closing, (iv) as set forth on Section 4.15 of the Sphinx Disclosure Letter, (v) as a result of any headcount or staffing level reductions implemented by Arion, and (vi) Restricted Rights (until Transferred pursuant to Section 2.6 of this Agreement); provided that (A) Arion owns or forms Business Entities as required by applicable local Law to receive the Purchased Assets and Purchased Shares as contemplated by this Agreement and that such Business Entities obtain such necessary corporate qualifications to do business in such jurisdiction and (B) this Section 4.15 does not address and will not be construed as a representation or warranty of Sphinx regarding infringement or misappropriation of any Intellectual Property Rights, which are addressed by Section 4.7.
Section 4.16    Absence of Certain Developments. Except for actions taken to effect the transactions contemplated by this Agreement and any other Transaction Documents, from March 31, 2017 through the Agreement Date, (a) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Sphinx Material Adverse Effect, (b) the Business has been conducted in the ordinary course consistent with past practice in all material respects and (c) none of Sphinx, any Other Sphinx Entity or any Purchased Entity or, to the knowledge of Sphinx, any Purchased Minority Interests has taken any action that would, if taken by Sphinx, any Other Sphinx Entity or any Purchased Entity or Purchased Minority Interests from the Agreement Date through the Closing Date, require the consent of Arion under Section 6.1(a)(i), Section 6.1(a)(ii), Section 6.1(a)(iii), Section 6.1(a)(iv), Section 6.1(a)(v), Section 6.1(a)(vi), Section 6.1(a)(vii), Section 6.1(a)(ix), Section 6.1(a)(x), Section 6.1(a)(xii) Section 6.1(a)(xiii), Section 6.1(a)(xiv), Section 6.1(a)(xv) or Section 6.1(a)(xx).
Section 4.17    Finders; Brokers. No Sphinx Party has employed any finder or broker in connection with the transactions contemplated by this Agreement who would have a valid claim for a fee or commission from Arion, and no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Arion in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby based on arrangements made by or on behalf of any Sphinx Party.

Section 4.18    Unlawful Payments.
(a)    None of the Sphinx Parties nor any of their respective officers, directors or employees, or, to the knowledge of the Sphinx Parties, their respective agents or third party representatives acting on behalf of the Sphinx Parties, has, in connection with the Business, in the past five years, violated any applicable anti-bribery and/or anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78 dd-1 et seq.) and the UK Bribery Act of 2010 (collectively, “Anti-Corruption Laws”), or made, directly or indirectly, any illegal bribe or kickback, illegal political contribution, or any illegal offer, payment, gift, promise to pay, or promise to give or illegally authorized or agreed to give to any government official, government employee, or any employee or agent of any government owned entity or any candidate for political office, in his or her official capacity, or to any other Person, in violation of any applicable Anti-Corruption Laws. The Sphinx Parties have maintained complete and accurate books and records of payments to any agents, consultants, representatives, third parties and government officials in connection with the Business.
(b)    The Sphinx Parties have implemented and maintain in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Anti-Corruption Laws in connection with the Business. During the five years prior to the date hereof, the Sphinx Parties have not, in connection with or relating to the Business, (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws.
Section 4.19    International Trade Matters.
(a)    None of the Sphinx Parties related to the Business nor any of their respective officers, directors or employees related to the Business, nor to the knowledge of the Sphinx Parties related to the Business, any agent or other third party representatives acting on behalf of the Sphinx Parties related to the Business, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; or (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in each case to the extent that such activities violate applicable Sanctions Laws or the laws referenced in Section 4.19(b).
(b)    The Sphinx Parties are in compliance, and have been, for the five years prior to the Agreement Date, in compliance with all applicable Laws relating to the import, export (including deemed export), reexport, and transfer of goods, Software, services and technology, including but not limited to the Tariff Act of 1930 as amended, regulations issued or enforced by U.S. Customs and Border Protection, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Sanctioned Persons, the embargoes, restrictions and regulations administered by OFAC, the antiboycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and the laws and regulations of governments or agencies of other countries relating to the same subject matter as the U.S. statutes and regulations described above, including but not limited to the EU Dual Use Regulation (Council Regulation 428/2009). Without limiting the generality of the foregoing, none of the Sphinx Parties in any way related to the Business or, to the knowledge of Sphinx, no agent, distributor, reseller sales-intermediary, reseller or other third party acting on behalf of the Sphinx Parties in any way related to the Business, has ever exported, reexported, or transferred, directly or indirectly, any Software, products, services or technology to, or engaged in or otherwise participated in, or assisted or facilitated any transaction with, a Sanctioned Country or any Sanctioned Person.
(c)    The Sphinx Parties have implemented and maintain in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of the laws and regulations described in Section 4.19(a) and Section 4.19(b). During the five years prior to the date hereof, the Sphinx Parties have not, in connection with or relating to the business of the Sphinx Parties, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to any laws or regulations described in Section 4.19(a) or Section 4.19(b).
Section 4.20    Securities Act. Sphinx is acquiring the Equity Consideration solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Sphinx acknowledges that the Arion Capital Shares underlying the Equity Consideration are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such equity may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Sphinx (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Consideration and is capable of bearing the economic risks of such investment.
Section 4.21    Affiliate Transactions. Except with respect to employee compensation and benefits which are otherwise described on Schedule 4.12(a) of the Sphinx Disclosure Letter, Sphinx Intercompany Agreements that will be terminated pursuant to Section 6.19 and as otherwise set forth on Schedule 4.21 of the Sphinx Disclosure Letter, no Sphinx Party (other than the Purchased Entities) and no present or former director, officer, employee or Affiliate of any Sphinx Party, directly or indirectly, will be after the Effective Time, a party to any material transaction, contract, agreement, arrangement or understanding with, or binding upon, any of the Purchased Entities or the Business or has any material interest in any material property or assets owned or used by the Business.
Section 4.22    Sphinx Pre-Closing Restructuring. The following representations and warranties are made solely as of the Closing Date:
(a)    The Sphinx Pre-Closing Restructuring has been completed in accordance with all applicable Laws.
(b)    Sphinx has made available to Arion a true and complete copy of the Sphinx Pre-Closing Restructuring Documents, in each case, including all amendments or modifications thereto, as in effect as of the Closing Date.  Each of the Sphinx Pre-Closing Restructuring Documents (i) is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Government Authority before which any action seeking enforcement may be brought, (ii) has not been amended or modified and represents the entire agreement between the parties thereto and (iii) is not the subject of any lawsuits or other proceedings pending or, to the knowledge of Sphinx, threatened by any Government Authority that seeks the revocation, cancellation, suspension or adverse modification thereof.  None of the parties to any Sphinx Pre-Closing Restructuring Document are in default of, or have received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by the parties thereto.
Section 4.23    Independent Investigation. Sphinx has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Arion Business, which investigation, review and analysis was done by Sphinx, its Affiliates and representatives. Except for the representations and warranties contained in Article 5 (subject to the disclosures in the Arion Disclosure Letter) and the Transaction Documents, Sphinx acknowledges and agrees that (a) in entering into this Agreement, it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Arion or its representatives and (b) none of Arion, any Other Arion Entity, or any Subsidiaries or Affiliates of Arion nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Arion Business, Arion or its Subsidiaries or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or noninfringement or any projections, estimates and budgets for the Arion Business. Sphinx acknowledges that there are assumptions inherent in making any such projections, estimates and budgets, Sphinx is familiar with such uncertainties and that Sphinx is responsible for making its own evaluation of the Arion Business and shall have no claim against Arion with respect thereto. Except for the indemnification obligations of Arion set forth in Article 9 hereof, neither Arion (including all officers and employees of Arion) nor any Affiliate of Arion (including all officers and employees of such Affiliate) will have or be subject to any Liability or indemnification obligation to Sphinx or any other Person for any information provided to Arion or its representatives relating to the Arion Business, Arion or its Subsidiaries or otherwise in expectation of the transactions contemplated by this Agreement, including any information, document, or material made available to Sphinx or its counsel or other representatives in Sphinx’s due diligence review, including in “data rooms” (electronic or otherwise) or management presentations.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ARION
Except as set forth specifically on the disclosure letter delivered by Arion on the Agreement Date and attached hereto (the “Arion Disclosure Letter” and together with the Sphinx Disclosure Letter, the “Disclosure Letters”) (with the disclosure in any section or subsection of the Arion Disclosure Letter being deemed to qualify or apply to other sections and subsections of this Article 5 to the extent that it is reasonably apparent on the face of such disclosure that such disclosure should qualify or apply to such other sections and subsections), Arion represents and warrants to Sphinx as follows:
Section 5.1    Corporate Existence. Each of Arion and each Other Arion Entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Arion and each Other Arion Entity has the requisite corporate, partnership or similar power and authority to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and to own, lease or otherwise hold the Purchased Assets, own the Purchased Shares and to assume the Assumed Liabilities, and to carry on the Business in substantially the same manner as the same is now being conducted by Sphinx and its Subsidiaries. With respect to the Business, each of Arion and each Other Arion Entity is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except to the extent such failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an Arion Material Adverse Effect.
Section 5.2    Corporate Authority. This Agreement and the other Transaction Documents to which Arion or any Other Arion Entity is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons, including the issuance of the Equity Consideration and the adoption of the Arion Charter Amendment and the filing thereof concurrently with or immediately prior to the Closing, have been duly authorized by Arion and will be duly authorized by each applicable Other Arion Entity by all requisite corporate, limited liability company, partnership or other action prior to Closing and no other Proceedings on the part of Arion or its stockholders are (and no other Proceedings on the part of any Other Arion Entity or any of its equity holders will be) necessary for Arion or any Other Arion Entity to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform any of their obligations hereunder or thereunder, or to consummate the transactions contemplated hereby or thereby, including the issuance of the Equity Consideration and the adoption of the Arion Charter Amendment and the filing thereof concurrently with or immediately prior to the Closing. Arion has, and each of the Other Arion Entities will have at or prior to the Closing, full corporate or other organizational (as applicable) power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Arion, and the other Transaction Documents will be duly executed and delivered by Arion and any Other Arion Entity party thereto at or prior to the Closing. Assuming the due authorization, execution and delivery by Sphinx or the relevant Other Sphinx Entity of this Agreement or any other Transaction Document, as applicable, this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Arion and/or any Other Arion Entity, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.
Section 5.3    Governmental Approvals and Consents; Non-Contravention.
(a)    Other than the filing of the Arion Charter Amendment pursuant to Section 8.2, no Consent, order, or license or permit from, notice to or registration, declaration or filing with, any Governmental Authority is required on the part of Arion or any of its Affiliates in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except (i) such filings and notifications as may be required under the HSR Act and other applicable Antitrust Laws, (ii) such filings and notifications as may be required under the FATA and (iii) to the extent the failure to obtain such Consent, order or license or effect such notice to or registration, declaration or filing with such Governmental Authority would not, individually or in the aggregate, reasonably be expected to have an Arion Material Adverse Effect.
(b)    The execution and delivery of this Agreement and the other Transaction Documents by Arion and/or each of the Other Arion Entities, the performance by Arion and each of the Other Arion Entities of its respective obligations hereunder and thereunder and the consummation by Arion and each of the Other Arion Entities of the transactions contemplated hereby and thereby do not and will not (without notice or lapse of time, or both) (i) violate or conflict with or result in any breach or default under any provision of the respective Organizational Documents of Arion or any Other Arion Entity, (ii) result in any violation or breach of, or constitute any default under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or require that any Consent be obtained with respect to, or result in the imposition of any Lien (other than an Arion Permitted Lien) under, any material Permit or Arion Material Contract, or (iii) assuming compliance with the matters described in Section 5.3(a), violate, conflict with or result in any breach or default under any provision of any Law applicable to Arion and/or any Other Arion Entity or any of their respective properties or assets, except, in the cases of subclauses (ii) and (iii), where such violation, breach, conflict, default, right of termination or cancellation, acceleration, loss of benefit, failure to obtain Consent or Lien would not, individually or in the aggregate, reasonably be expected to have an Arion Material Adverse Effect.
Section 5.4    Capitalization; Subsidiaries.
(a)    The authorized capital stock of Arion as of the Agreement Date consists solely of (i) 119,000,000 Arion Common Shares, 99,570,941.70 shares of which are issued and outstanding, and (ii) 1,000,000 Arion Preferred Shares, 376,226.58 shares of which are issued and outstanding. Arion holds no treasury shares. Except as set forth on Schedule 5.4(a) of the Arion Disclosure Letter, there are no other issued and outstanding Arion Capital Shares or other securities of Arion and no outstanding commitments or Contracts to issue any Arion Capital Shares or other securities of Arion other than pursuant to the exercise of outstanding Arion Options under the Arion Option Plan or the Arion Capital Shares or issuances permitted under Section 6.2(a)(v) or constituting Equity Consideration. Schedule 5.4(a) of the Arion Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any Arion Common Shares or Arion Preferred Shares and the number of such shares so owned by such Person. All issued and outstanding Arion Capital Shares are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens, preemptive rights, rights of first refusal or “put” or “call” rights other than as created by statute, the certificate of incorporation or bylaws of Arion or any Contract to which Arion is a party or by which Arion is bound. There is no liability for dividends accrued and unpaid by Arion.
(b)    As of the Agreement Date, (i) Arion has reserved 9,000,000 Arion Common Shares for issuance to Arion Employees and consultants of Arion or its Subsidiaries (x) in the form of restricted Arion Common Shares and (y) pursuant to the Arion Option Plan duly adopted by the board of directors of Arion and approved by Arion’s stockholders (the “Arion Option Plan”) and (ii) of such reserved Arion Common Shares, (x) 8,375,000 Arion Common Shares are currently issued in the form of restricted Arion Common Shares, (y) 0 shares are subject to outstanding and unexercised Arion Options and (z) 625,000 shares remain available for issuance as restricted Arion Common Shares or under the Arion Option Plan, in each case of this clause (iii) as of the Agreement Date. Schedule 5.4(b) of the Arion Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete schedule of the total number of restricted Arion Common Shares and Arion Options, including the aggregate number of Arion Common Shares subject to Arion Options, and the number of such options or shares that are vested and unvested, respectively, and the vesting schedule for such unvested shares or options. Except as set forth in Schedule 5.4(b) of the Arion Disclosure Letter, (A) there is no Indebtedness of Arion or any of its Subsidiaries having the right to vote (or that is convertible into, or exercisable for, securities having the right to vote) on any matters on which holders of Arion Capital Shares may vote and (B) there are no options, warrants, preemptive or similar rights, rights of first refusal, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, subscriptions, commitments, Contracts, arrangements or undertakings to which Arion or any of its Affiliates is a party or by which any of them is bound that (I) obligate Arion or any of its Subsidiaries to issue, deliver, sell, purchase or redeem, or cause to be issued, delivered, sold, purchased or redeemed, any additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any of its equity interests, (II) obligate Arion or any such Subsidiary to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (III) give any Person voting rights or the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the issued and outstanding shares of capital stock (or other equity interests) of Arion or such Subsidiaries.
(c)    Arion does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Subsidiaries listed in Schedule 5.4(c) of the Arion Disclosure Letter. Arion has, or as of immediately prior to Closing will have, good and valid title to all of the issued and outstanding shares of capital stock of each of its Subsidiaries, in each case free and clear of all Liens other than Arion Permitted Liens and Liens that will be released in full prior to the Closing and transfer restrictions imposed by applicable securities Laws, and are the record and beneficial owners thereof.
(d)    The Equity Consideration, when issued and delivered in accordance with the terms set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of Liens, preemptive rights, rights of first refusal or “put” or “call” rights other than as created by statute or the Shareholder Documents. Subject to the accuracy of the representations of Sphinx in Section 4.20, the issuance of Equity Consideration pursuant to the amended and restated certificate of Arion (as amended by the Arion Charter Amendment) will be in compliance with applicable Law.
Section 5.5    Contracts.
(a)    Schedule 5.5(a) of the Arion Disclosure Letter identifies each Contract to which any Arion Party is a party as of the Agreement Date and which meets the following criteria (collectively, the “Arion Material Contracts”):
(i)    a Contract granting most favored customer pricing to any Person, or any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract materially limiting the freedom of such Arion Party to engage in any business or compete with any Person or in any geography, in each case, that will apply to the activities of Arion or its Affiliates after the Closing with respect to the Arion Combined Business;
(ii)    a Contract granting a Lien upon any material asset or property of Arion or any of its Subsidiaries, which Lien secures an obligation in excess of $500,000, other than Arion Permitted Liens;
(iii)    a Contract for the sale or provision by such Arion Party of Arion products and/or services to a third party for their own use and not for resale, sublicensing or otherwise providing the Arion products and/or services to third parties involving total bookings in excess of $500,000 for the three most recently completed fiscal years of Arion, in the aggregate;
(iv)    a Contract for the purchase by such Arion Party of materials, supplies, equipment or services for use in the Arion Business from any supplier involving payments in excess of $150,000 for the most recently completed fiscal year of Arion;

(v)    a Contract with (A) any distributor, (B) any original equipment manufacturer and (C) any reseller, pursuant to which such third party is authorized to sell or sublicense or otherwise provide any Arion products and/or services to third parties, in each case involving total bookings in excess of $100,000 for the three most recently completed fiscal years of Arion, in the aggregate;
(vi)    a Contract pursuant to which such Arion Party has licensed to a third party any Arion Intellectual Property Rights, other than Arion Ordinary Course Outbound Licenses;
(vii)    a Contract pursuant to which such Arion Party has licensed from a third party or is authorized by a third party to use any Intellectual Property Rights in connection with the Arion Business, other than Arion Ordinary Course Inbound Licenses;
(viii)    any partnership, joint venture, or other similar equity investment Contracts that involve a sharing of profits with a third party;
(ix)    any Contract requiring any capital commitment or capital expenditures (including any series of related expenditures) in excess of $250,000 individually;
(x)    any Contract that is a settlement, conciliation or similar agreement with any Government Authority imposing material limitations or material outstanding obligations on the operation of the Arion Business;
(xi)    each mortgage, indenture, security agreement, pledge, note, loan agreement or guarantee or other Contract in respect of or evidencing any Indebtedness in excess of $2,500,000;
(xii)    each Arion Intercompany Agreement that is material to the Arion Business; and
(xiii)    any material Arion Government Contract.
(b)    Except as would not reasonably be expected to be material to the Arion Combined Business: (i) each Arion Material Contract is valid, binding and in full force and effect with respect to, and enforceable against, each Arion Party that is party thereto and, to the knowledge of Arion, each other party thereto, subject to and except as such enforceability may limited by the effect, if any, of applicable bankruptcy and other similar Laws and equitable principles affecting the rights of creditors generally and rules of Law and equitable principles governing specific performance, injunctive relief and other equitable remedies; (ii) none of the Arion Material Contracts have been amended or modified except as set forth therein; (iii) no Arion Party is in breach or default in the performance of any of its obligations under any Arion Material Contract and, to the knowledge of Arion, no other party to such Arion Material Contract is in breach or default thereunder; and (iv) no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of any Arion Party under any Arion Material Contract to which it is a party or, to the knowledge of Arion, any other party thereto. Arion has provided Sphinx true, complete and correct copies of all written, and, to the knowledge of Arion, written summaries of all oral, Arion Material Contracts. With respect to each such Person that is a counterparty to the Arion Material Contracts, (x) there are no outstanding or, to the knowledge of Arion, threatened disputes or controversies with such Person, other than disputes which would not, individually or in the aggregate, reasonably be expected to be material to the Arion Combined Business, and (y) such Person has not terminated or, to the knowledge of Arion, threatened or stated an intention to terminate, or materially decreased or adversely altered, its relationship with Arion or any Subsidiary of Arion or, to the knowledge of Arion, threatened or stated an intention to do any of the foregoing.
(c)    Arion has not (i) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Arion Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) to the knowledge of Arion, been audited or investigated by any Governmental Authority with respect to any Arion Government Contract; (iv) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Arion Government Contract; (v) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Arion Government Contract; (vi) had any Arion Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; or (vii) entered any Arion Government Contracts payable on a cost-reimbursement basis. Arion has established and maintains adequate internal controls for compliance with the Arion Government Contracts. All pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by Arion were current, accurate and complete in all material respects as of their respective submission dates.
Section 5.6    Litigation.
(a)    None of Arion or any of its Subsidiaries is subject to any order, judgment, stipulation, injunction or decree of any Governmental Authority which would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents. No Proceeding is pending or, to the knowledge of Arion, threatened against Arion or any of its Subsidiaries which, if adversely determined, would reasonably be expected to prevent or materially interfere with or delay the consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.
(b)    None of Arion or any of its Subsidiaries is, or for the past three years has been, subject to any order, judgment, stipulation, injunction or decree of any Governmental Authority which would, individually or in the aggregate, reasonably be expected to be material to the Arion Combined Business. No Proceeding is, or for the past three years has been, pending or, to the knowledge of Arion, threatened against Arion or any of its Subsidiaries which, if adversely determined, would, individually or in the aggregate, reasonably be expected to be material to the Arion Combined Business.
Section 5.7    Intellectual Property Rights.
(a)    Registered IP. Schedule 5.7(a) of the Arion Disclosure Letter sets forth each item of registered (including pending applications therefor) Arion Intellectual Property Rights (the “Arion Registered IPR”), and indicates for each item the registration and application numbers and dates, the applicable filing jurisdiction, title, registered owner, and the status of such application or registration, as applicable. All necessary filing, examination, registration, maintenance and renewal fees currently due in connection with such Arion Registered IPR have been made, and all necessary documents, recordations, affidavits and certificates in connection with such Arion Registered IPR have been timely filed with the relevant authorities in the United States or applicable foreign jurisdictions, as the case may be, for the purposes of prosecuting, registering or maintaining such Arion Registered IPR, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business. No interference, opposition, reissue, reexamination or other similar Proceeding has been instituted or, to the knowledge of Arion, is pending or has been requested, in which any Arion Registered IPR is being contested or challenged.
(b)    Ownership of Intellectual Property Rights. The Arion Parties own all right, title and interest in and to the Arion Intellectual Property Rights free and clear of any Liens (other than Arion Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business. No Arion Party has granted exclusive licenses under any of the Arion Intellectual Property Rights to a third party. Each Arion Party has used commercially reasonable efforts to implement and enforce a policy of (i) obtaining from all current and former employees, and all consultants and independent contractors, a binding confidentiality agreement and (ii) obtaining from all current and former employees and all consultants and independent contractors that have been engaged by it to develop Intellectual Property Rights for the Arion Business, executed written agreements that, to the extent permitted by applicable Law, assign (by way of a present assignment) all rights, title and interest in and to any such Intellectual Property Rights and Technology and, to the knowledge of Arion, no such individuals are in violation of any such agreements. No Arion Party has, in the previous three years, transferred ownership of, or agreed to transfer ownership of, any Intellectual Property Right or Technology to any third party that, if transferred, would, individually or in the aggregate, reasonably be expected to be material to the Arion Business. Each Arion Party has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used in or held for the benefit of the Arion Business.
(c)    Government and Standards Bodies. To the knowledge of Arion, no funding, facilities or resources of a government or university, college or other educational institution or research center were used in the creation, design or development of any Arion Intellectual Property Rights in such a way that would grant such Person ownership rights therein. No Arion Party has made any contribution to any standards setting organization that requires or creates obligations that it license or offer a license to any Arion Intellectual Property Rights, except as would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business.
(d)    No Infringement. To the knowledge of Arion, the conduct of the Arion Business does not infringe or misappropriate, and in the three years prior to the Agreement has not infringed or misappropriated, the Intellectual Property Rights of any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business.
(e)    No Proceedings. No Proceedings before any Governmental Authority or arbitrator have been filed against any Arion Party, and no Arion Party has received written notice in the three years prior to the Agreement Date: (i) challenging the scope, ownership, validity or enforceability of the Arion Intellectual Property Rights or (ii) alleging that the conduct of the Arion Business infringes or misappropriates the Intellectual Property Rights of any third party.
(f)    No Infringement of Transferred Intellectual Property Rights. To the knowledge of Arion, no Person has infringed or misappropriated, or is infringing or misappropriating, any Arion Intellectual Property Rights in any material respect and no Arion Party has brought or threatened in the three years prior to the Agreement Date any action against any third party based on any allegations of such infringement or misappropriation.
(g)    Third-Party Software. Schedule 5.7(g) of the Arion Disclosure Letter identifies each Contract pursuant to which Arion has licensed from another Person any third-party owned Software (other than Software that is the subject of a Arion Ordinary Course Inbound License) that is incorporated into, embedded in, or distributed for use with any Arion products.
(h)    Open Source Software. To the knowledge of Arion, the Arion Parties have complied with the conditions of any licenses for any Open Source Software that is incorporated into or bundled with any Arion products. To the knowledge of Arion, no past or current use of Open Source Software requires or creates obligations that any Software, or portion of component thereof, owned by any Arion Party be licensed, made available, offered, delivered or disclosed in any way to any third party or immunizing any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business.
(i)    Software. The Arion Parties have exercised commercially reasonable efforts to protect all Software and products owned by any Arion Party that is material to the conduct of the Arion Business as currently conducted from harmful code, including self-replicating and self-propagating programming instructions commonly called “viruses” or “worms” (which has the ability to damage, interfere with or otherwise adversely affect computer programs, data files or hardware without the consent or intent of the computer user), “time bombs,” “key locks” or any other code that could disrupt, disable, or otherwise interfere with the operation of such Software or products or the integrity of the data, information or signals used or produced by such Software or products. No Arion Party has provided or disclosed the source code of any such Software, except pursuant to the terms of a license agreement or non-disclosure obligations, in each case as appropriate and customary for the transaction, or had any such source code released from escrow, under any source code escrow agreement or arrangement to any third party.
(j)    IT Disruptions. To the knowledge of Arion, in the three years prior to the Agreement Date, there have been no failures, breakdowns or continued substandard performance of the Arion IT Assets that have caused any substantial disruption or interruption in or use of the Arion IT Assets as a whole or with respect to any portion thereof.
(k)    Personal Information. The conduct of the Arion Business complies in all material respects with (i) all Privacy Laws applicable to its collection, use, processing, storage, retention, disposal and onward transfer of Personal Information and (ii) all terms of customer Contracts and other Contracts relating to Personal Information and Privacy Laws. The Arion Business has displayed a privacy policy on its web site that discloses to site users how the Arion Business collects, uses and transfers Personal Information from such users, and in the three years prior to the Agreement Date, the Arion Parties have complied with the Arion Business’ privacy policy as updated from time to time in all material respects and all Privacy Laws.
(l)    Security Breaches. In the last three years, the Arion Business has not experienced any incident in which confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals was or is reasonably expected to have been stolen or improperly accessed, and none of Arion or any of its Subsidiaries has received any written notices or complaints from any Person with respect thereto.

Section 5.8    Tax Matters.
(a)    To the extent that failure to do so would reasonably be expected to result in a Lien (other than an Arion Permitted Lien) on, any of the material assets, properties or rights of Arion or otherwise result in Arion having any liability for payment of any amount, Arion and each of its Subsidiaries has timely filed or caused to be timely filed all material Tax Returns that any such entity was required to file on or prior to the Closing Date and has timely paid all material Taxes due and owing whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects and were prepared in substantial compliance with applicable Law.
(b)    To the extent that failure to do so would reasonably be expected to result in a Lien (other than an Arion Permitted Lien) on, any of the assets, properties or rights of Arion or any of its Subsidiaries or otherwise result in Arion or any of its Subsidiaries having any liability for payment of any amount, Arion and each of its Subsidiaries has withheld all material Taxes required to be withheld with respect to their respective employees or any other person and paid to the appropriate Taxing Authority all such Taxes required to be withheld or paid.
(c)    Neither Arion nor any of its Subsidiaries has any Liability for unpaid Taxes other than Taxes that are not yet due and payable.
(d)    There are no outstanding (i) waivers or comparable consents regarding the application of the statute of limitations or (ii) extensions of time (except those applied for in the ordinary course of business consistent with past practice and automatically granted) for filing with respect to any Taxes or Tax Returns of Arion or any of Arion’s Subsidiaries.
(e)    There are no outstanding Tax Liens against any of the assets, properties or rights of any of Arion or any of Arion’s Subsidiaries (other than Arion Permitted Liens). No claims, deficiencies, or proposed adjustments are currently being asserted in writing by any Governmental Authority with respect to any Taxes related to the assets, properties or rights of Arion or any of its Subsidiaries that would reasonably be expected to result in a Lien (other than an Arion Permitted Lien) on any of the assets, properties or rights of Arion or any of its Subsidiaries or otherwise result in Arion or any of its Subsidiaries having any material liability for payment of any material amount.
(f)    None of Arion or any of its Subsidiaries is a party to or bound by any agreement or arrangement providing for the allocation, indemnification or sharing of Taxes nor does Arion or any of its Subsidiaries have any obligations to another Person under any such agreement, other than a contract or agreement entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes.
(g)    None of Arion or any of Subsidiaries is, or has been, a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b).
Section 5.9    Compliance with Laws; Permits.
(a)    The Arion Business is being and, for the three years prior to the Agreement Date, has been conducted by Arion and its Subsidiaries in compliance with the Laws applicable thereto, and Arion and its Subsidiaries are in compliance with the Laws applicable to its ownership of its assets and properties, in each case except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business. Within the past three-year period, neither Arion nor any of its Subsidiaries has received any written or, to the knowledge of Arion, verbal notices of violation with respect to any Laws applicable to the conduct of the Arion Business, in each case other than as would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business.
(b)    Arion and its Subsidiaries collectively have all Permits necessary to conduct the Arion Business as presently conducted, except where the failure to have any such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business. Within the past three year-period, neither Arion nor any of its Subsidiaries has received any written or, to the knowledge of Sphinx, verbal notice from any Governmental Authority regarding (i) any actual or possible violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, in each case other than as would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business.
Section 5.10    Environmental Matters. Except as disclosed in Schedule 5.10 of the Arion Disclosure Letter: (a) Arion, each Other Arion Entity and each of the Subsidiaries of Arion are and have been in material compliance with all Environmental Laws, including the possession of, and the compliance with, all material Permits required under Environmental Laws, (b) there has not been any release of Hazardous Materials at or from the Arion Business Real Property in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to a material Liability under any Environmental Laws, and (c) neither Arion nor any Subsidiary of Arion has (i) any material Liability under Environmental Law with respect to any Hazardous Materials Activities or (ii) received any material Environmental Claim, and to the knowledge of Arion, there are no material Environmental Claims threatened against Arion or any of its Subsidiaries. Arion has made available to Sphinx all environmental reports and all other documents relating to material environmental, health or safety Liabilities for the three years prior to the Agreement Date (or prior to such time to the extent relating to Liabilities that are unresolved as of the Agreement Date), that are in its possession or under its reasonable control. Notwithstanding anything to the contrary herein, the Parties hereby agree that the representations and warranties contained in this Section 5.10 shall be the exclusive representations and warranties of Arion with respect to environmental matters.
Section 5.11    Financial Statements.
(a)    Arion has delivered to Sphinx true and correct copies of (i) its audited consolidated financial statements (including balance sheet, income statement and statement of cash flows) as of and for the fiscal year ended December 31, 2016 and (ii) its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of March 31, 2017 (the “Arion Interim Financial Statement Date”) and for the three-month period then ended (collectively, the “Arion Financial Statements”). The Arion Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (ii) present fairly, in all material respects, the financial condition and operating results of Arion as of the dates, and for the periods, indicated therein, subject in the case of the interim unaudited Arion Financial Statements to normal year-end audit adjustments (which are not expected to be material either individually or in the aggregate), (iii) have been prepared in good faith on the bases described therein and derived from the Books and Records maintained by Arion, except for matters described in Section 5.11(a) of the Arion Disclosure Letter. Arion maintains and will maintain a standard system of accounting established and administered in accordance with GAAP.
(b)    There are no liabilities or obligations, absolute, contingent or otherwise, that would be required by GAAP to be reflected or reserved against on a combined and consolidated audited balance sheet of Arion or disclosed in the footnotes thereto, other than those that (i) are reflected in the Arion Financial Statements, (ii) have been incurred in the ordinary course of business after the Arion Interim Financial Statement Date, consistent with the past practices of the Arion Business, (iii) have been incurred in connection with this Agreement, any other Transaction Documents or the transactions contemplated hereby and thereby or disclosed on Schedule 5.11(b) of the Arion Disclosure Letter, (iv) have been discharged or paid off in full or (v) individually or in the aggregate, do not, and would not, individually or in the aggregate, reasonably be expected to be have an Arion Material Adverse Effect.
Section 5.12    Financial Capacity.
(a)    Arion has delivered to Sphinx a true, accurate and complete copy of (i) the executed commitment letter, dated as of the Agreement Date, by and among Arion and the Debt Financing Sources party thereto, including all exhibits, schedules, annexes and amendments thereto (the “Debt Financing Commitment”), pursuant to which, and subject to the terms and conditions of which, the Debt Financing Sources have committed to lend the amounts set forth therein to Arion for the purpose of funding the transactions contemplated by this Agreement (such committed financing, together with, unless the context otherwise requires, any debt securities issued in lieu thereof, the “Debt Financing”). In addition, as of immediately prior to the Closing and before giving effect to the consummation of the Debt Financing, Arion Opco shall have at least $25,000,000 of Arion Cash, as well as an amount of Arion Cash sufficient to make all Affiliate Payments and Arion Transaction Expenses (other than financing fees, borrowing costs or similar expenses incurred in connection with the Debt Financing); provided that such amounts shall not be proceeds from the revolving credit facility under Arion Existing Indebtedness. As of immediately after the Closing, and after giving effect to (i) the consummation of the Debt Financing, (ii) the prepayment of the Arion Existing Indebtedness outstanding as of immediately prior to the Closing Date (the “Prepayment”), (iii) the payment of any Arion Transaction Expenses and (iv) any payments by Arion or its Subsidiaries to any of its Affiliates owing as of or in connection with the Closing (to the extent not irrevocably waived), including the advisory service fee (if any) pursuant to Section 4(b) of that certain Advisory Services Agreement, dated as of October 4, 2015, entered into by and among Thoma Bravo, LLC, TA Associates Management L.P. and Arion Opco (the “Affiliate Payments”), Arion Opco shall have at least $125,000,000 of Arion Cash available and freely usable (the “Post-Closing Operating Cash”); provided that at least $25,000,000 of the Post-Closing Operating Cash shall not be from proceeds of the Debt Financing. As of immediately following the Closing, Arion, Arion Opco and its and their Subsidiaries shall have no more than $1,500,000,000 in indebtedness for borrowed money outstanding (not taking into account any undrawn capacity under any revolving credit facility).
(b)    As of the Agreement Date, (i) the Debt Financing Commitment is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and (ii) the Debt Financing Commitment, in the form so delivered, constitutes a legal, valid and binding obligation of Arion and, to the knowledge of Arion, the other parties thereto, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. Except for fee letters (the “Fee Letters”) with respect to fees and related arrangements with respect to the Debt Financing, of which Arion has delivered true, accurate and complete copies to Sphinx on or prior to the Agreement Date, the Debt Financing Commitment is the only agreement relating to the Debt Financing as of the Agreement Date. Other than as expressly set forth in such Debt

Financing Commitment, the Fee Letters and customary engagement letters and fee rebate letters, there are no other agreements, side letters, or arrangements relating to the Debt Financing Commitment that could adversely affect the amount, availability or conditionality of the Debt Financing as contemplated by the Debt Financing Commitment.
(c)    As of the Agreement Date, assuming the accuracy of Sphinx’s Fundamental Representations (other than Section 4.15(b)) and the representations and warranties set forth in Section 4.11, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Arion under any term or condition of the Debt Financing Commitment or, to the knowledge of Arion, would (i) make any of the assumptions or any of the statements set forth in the Debt Financing Commitment inaccurate in any material respect, (ii) result in any of the conditions in the Debt Financing Commitment not being satisfied or (iii) otherwise result in the Debt Financing not being available on the Closing Date. As of the Agreement Date, no Debt Financing Source party to the Debt Financing Commitment has notified Arion of its intention to terminate the Debt Financing Commitment or not to provide the Debt Financing. Assuming satisfaction of the conditions in Section 7.1 and Section 7.3, and the accuracy of Sphinx’s Fundamental Representations (other than Section 4.15(b)) and the representations and warranties set forth in Section 4.11, as of the Agreement Date, Arion has no reason to believe that any of the conditions in the Debt Financing Commitment will fail to be satisfied on a timely basis or that the full amounts committed pursuant to the Debt Financing Commitment will not be available to be funded at the Closing.
(d)    Arion has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Debt Financing Commitment to be paid on or before the Agreement Date. The aggregate proceeds from the Debt Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement (including the Prepayment) and, when taken together with the Arion Cash held by Arion Opco as of the Closing Date (after giving effect to any Affiliate Payments that have not been irrevocably waived), are sufficient in amount for Arion to pay the Estimated Cash Consideration, fund the Post-Closing Operating Cash, pay the Arion Transaction Expenses and pay all other associated fees, costs and expenses in connection with the transactions contemplated by this Agreement (the “Required Amount”). The Debt Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Arion on the terms and subject only to the conditions set forth therein.
(e)    Arion’s obligation to consummate the Purchase Transactions is not contingent on Arion’s ability to obtain any financing, including pursuant to the Debt Financing Commitment.
Section 5.13    Employees; Employee Benefits.
(a)    Except as described in Schedule 5.13(b) of the Arion Disclosure Letter, there is not, and for the past three years there has not been: (i) any strike, material grievance, arbitration, slowdown, picketing, work stoppage or material labor dispute related to, or involving, employees working in the Arion Business, and to the knowledge of Arion, none are threatened; (ii) any collective bargaining agreement, works council or labor Contract related to or otherwise applicable to the Arion Business or employees working in the Arion Business; and (iii) to the knowledge of Arion, any union organization effort with respect to the Arion Business or employees working in the Arion Business and none are threatened.

(b)    With respect to each Arion Benefit Plan intended to qualify under Section 401(a) of the Code, such Arion Benefit Plan is so qualified, and has timely received a determination letter, advisory or opinion letter from the U.S. Internal Revenue Service, and no act or omission has occurred which could reasonably be expected to adversely affect such Arion Benefit Plan’s qualification. Each Arion Benefit Plan and each related trust, insurance Contract and fund has been established, maintained, funded, and administered in accordance with its terms and complies in form and in operation in all material respects with applicable Law. None of Arion, any of its Subsidiaries nor, to the knowledge of Arion, any other Person has engaged in any transaction, including any nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code or any breach of fiduciary duty (as determined under ERISA) with respect to any Arion Benefit Plan that would subject Arion or any of its Affiliates to any Tax, Liability or penalty (civil or otherwise). No Proceedings, audits, investigations or claims are pending (other than routine undisputed claims for benefits), or to the knowledge of Arion, threatened with respect to any Arion Benefit Plan.
(c)    None of Arion, any of its Subsidiaries or any of their ERISA Affiliates, nor any predecessor thereof, sponsors, maintains or contributes to, or in the past six years prior to the Agreement Date has sponsored, maintained or contributed to, and no Arion Benefit Plan is or was, a multiemployer plan within the meaning of Section 3(37) of ERISA or a defined benefit plan within the meaning of Section 3(35) of ERISA that, in each case, could reasonably be expected to result in the imposition of any Liability to Arion or any of its Affiliates. None of Arion, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any unsatisfied Liability (including withdrawal Liability) under, and no circumstances exist that could reasonably be expected to result in any Liability to Arion, any of its Subsidiaries or any of their ERISA Affiliates under, Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that could become a Liability on Arion or any of its Affiliates, including as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.
(d)    Neither Arion nor any of its Subsidiaries has any Liability to provide or has any Liability with respect to an obligation to provide, medical, dental or life insurance coverage or any other welfare benefits after termination of employment in respect of any Arion Employees, except as may be required under foreign Law, Section 4980 of the Code for which the recipient pays the full cost of coverage.
(e)    Each Arion Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable guidance of the Department of Treasury and Revenue Services; no amount with respect to any Arion Employee under any such Arion Benefit Plan is or has been subject to the interest and additional tax set forth under Section 409A(1)(B) of the Code; and none of Arion or any of its Subsidiaries has any obligation to any Arion Employee to gross-up, indemnify or otherwise reimburse any Arion Employee with respect to any Tax, including under Sections 409A or 4999 of the Code.
Section 5.14    Real Property.
(a)    Schedule 5.14(a) of the Arion Disclosure Letter sets forth a list, as of the Agreement Date, of the real property owned or leased by Arion or any of its Subsidiaries (the “Arion Business Real Property”). Each of Arion and its Subsidiaries, as applicable, has good and valid leasehold interests in or good, marketable, indefeasible fee simple title to, as applicable, all its Arion Business

Real Property (in each case, other than those assets and interests disposed of since the Agreement Date in the ordinary course of business and in accordance with this Agreement) free and clear of any Liens other than Arion Permitted Liens. All leases, subleases or other similar Contracts in respect of an Arion Business Real Property are in full force and effect, constitute legal, valid and binding obligations of Arion or its Subsidiaries, as applicable, and to the knowledge of Arion, the other parties thereto, and such Contracts are enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles, except as would not, individually or in the aggregate, reasonably be expected to have a Arion Material Adverse Effect. There exists no breach, default or event of default (or occurrence or event that with notice or lapse of time or both would result in a breach, default or event of default) under any lease, sublease or other similar Contract in respect of an Arion Business Real Property by Arion or any of its Subsidiaries or, to the knowledge of Arion as of the Agreement Date, any other party thereto, except as would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business, none of Arion or any of its Subsidiaries has within the three years prior to the Agreement Date given to or received from any other Person any written notice (i) regarding any actual, alleged, possible, or potential breach of, or default under, any lease agreement in respect of any Arion Business Real Property or (ii) announcing or threatening termination or cancellation of any lease agreement in respect of any Arion Business Real Property.
(c)    Except as set forth on Schedule 5.14(c) of the Arion Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Arion Business, as of the Agreement Date (i) there are no condemnation or eminent domain proceedings or compulsory purchase pending or, to the knowledge of Arion, threatened that would interfere with the present use of the Arion Business Real Property, and (ii) none of Arion or any of its Subsidiaries has leased, subleased or licensed to any Person any Arion Business Real Property to any Person.
Section 5.15    Absence of Certain Developments. Except for actions taken to effect the transactions contemplated by this Agreement and any other Transaction Documents, from March 31, 2017 through the Agreement Date, (a) there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, an Arion Material Adverse Effect, (b) the Arion Business has been conducted in the ordinary course consistent with past practice in all material respects and (c) none of Arion or any of its Subsidiaries has taken any action that would, if taken by Arion or any of its Subsidiaries from the Agreement Date through the Closing Date, require the consent of Sphinx under Section 6.2(a).
Section 5.16    Finders; Brokers. None of Arion or any of its Affiliates has employed any finder or broker in connection with the transactions contemplated by this Agreement who would have a claim for a fee or commission from Sphinx, and no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Sphinx in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby based on arrangements made by or on behalf of Arion or any of its Affiliates.
Section 5.17    Solvency. Assuming that the representations and warranties in Article 4 are true and correct, that Sphinx has complied with its respective obligations under this Agreement, the funding of the Debt Financing has been consummated in accordance with the terms and conditions of the Debt Financing

Commitment on the Closing Date and that the most recent financial forecasts made available to Arion by Sphinx prior to the Agreement Date have been prepared in good faith based upon assumptions that were and continue to be reasonable and immediately prior to the Closing (provided that Sphinx is making no representation and warranty with respect to such financial forecasts), at and immediately after the Closing, and after giving effect to the transactions contemplated hereunder (including any financings being entered into in connection therewith), Arion and its Subsidiaries (including the Purchased Entities), taken as a whole, on a consolidated basis, will be Solvent.
Section 5.18    Limited Guarantee. Concurrently with the execution of this Agreement, each of the Guarantors has delivered to Sphinx the Limited Guarantee in the forms attached hereto as Exhibit G. The Limited Guarantees are in full force and effect and are valid, legal, binding and enforceable obligations of each such Guarantor, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Guarantor under the Limited Guarantee. Nothing in this Section 5.18 shall be construed to limit in any way Sphinx’s right to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement as contemplated by Section 11.7.
Section 5.19    Securities Act. Arion and the Other Arion Entities are acquiring the Purchased Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Arion acknowledges that the Purchased Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Purchased Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws. Arion (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment.
Section 5.20    Affiliate Transactions. Except with respect to employee or director compensation (including incentive equity compensation) and benefits and as otherwise set forth on Schedule 5.20 of the Arion Disclosure Letter, none of Arion or any of its Subsidiaries, and no present or former director, officer, employee or Affiliate of Arion or any of its Subsidiaries, directly or indirectly, is or will be after the Effective Time, a party to any material transaction, contract, agreement, arrangement or understanding with, or binding upon, the Arion Business or has any material interest in any material property or assets owned or used by the Arion Business.
Section 5.21    Independent Investigation. Arion has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by Arion and its Affiliates and representatives. Except for the representations and warranties contained in Article 4 (subject to the disclosures in the Sphinx Disclosure Letter) and in the Transaction Documents, Arion acknowledges and agrees that (a) in entering into this Agreement, it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Sphinx or its representatives and (b) none of Sphinx, any Other Sphinx Entity, or any Subsidiaries or Affiliates of Sphinx nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Business, the Purchased Assets, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or noninfringement or any projections, estimates and budgets for the Business. Arion acknowledges that there are assumptions inherent in making any such projections, estimates and budgets, Arion is familiar with such uncertainties and that Arion is responsible for making its own evaluation of the Business and shall have no claim against Sphinx with respect thereto. Except for the indemnification obligations of Sphinx set forth in Article 9 hereof, neither Sphinx (including all officers and employees of Sphinx) nor any Affiliate of Sphinx (including all officers and employees of such Affiliate) will have or be subject to any Liability or indemnification obligation to Arion or any other Person for any information provided to Arion or its representatives relating to the Business, the Purchased Shares, the Purchased Assets, the Assumed Liabilities or otherwise in expectation of the transactions contemplated by this Agreement, including any information, document, or material made available to Arion or its counsel or other representatives in Arion’s due diligence review, including in “data rooms” (electronic or otherwise) or management presentations.
ARTICLE 6
AGREEMENTS OF THE ARION ENTITIES AND SPHINX
Section 6.1    Operation of the Business.
(a)    Except as expressly provided in this Agreement or the other Transaction Documents or as disclosed in Schedule 6.1 of the Sphinx Disclosure Letter or as may be necessary to comply with applicable Laws or consummate the Sphinx Pre-Closing Restructuring, from the Agreement Date until the Closing, without the prior written approval of Arion (which approval shall not be unreasonably withheld or delayed), (x) Sphinx shall, and Sphinx shall cause its Subsidiaries to, continue to operate and conduct the Business and the Purchased Entities in the ordinary course of business and (y) Sphinx shall not, and Sphinx shall cause its Subsidiaries not to, take any of the following actions with respect to the Purchased Entities, Purchased Shares, the Purchased Assets, the Assumed Liabilities or the Business (provided that any obligations of Sphinx and its Subsidiaries pursuant to this Section 6.1 to take or cause to be taken any action with respect to the Purchased Minority Interests shall be applicable only to the extent of Sphinx’s or its Subsidiary’s control of such Purchased Minority Interests and shall be subject to any fiduciary obligations of Sphinx or its Subsidiaries with respect to such Purchased Minority Interests):
(i)    amend or modify the Organizational Documents of any Purchased Entity;
(ii)    transfer, sell, lease, license or otherwise convey or dispose of, abandon or allow to lapse (other than at the expiration by its non-extendable and non-renewable term), or subject to any Lien (other than Sphinx Permitted Liens), (x) any of the Purchased Shares or (y) any of the Purchased Assets (or assets or property which would have been Purchased Assets, but for such transfer or disposition), in each case, individually or in the aggregate, material to the Business, in each case other than (A) sales or non-exclusive licenses of Products and Intellectual Property Rights to customers or other business partners in the ordinary course of business, (B) sales or dispositions of obsolete or inoperable Purchased Assets or (C) other than with respect to Intellectual Property Rights, any transfer, sale, lease, license or other transfers, sales, leases, licenses, conveyances and dispositions made in the ordinary course of business;
(iii)    (A) change, modify or issue any capital stock or other equity interests or securities convertible into or exchangeable or exercisable for, or subscriptions, rights or options with respect to, or warrants to purchase, or other similar agreements or commitments relating to, the capital stock or other equity interests of any Purchased Entity or authorize any of the foregoing or (B) issue any capital stock, equity interests, options, warrants or other form of incentive equity of Sphinx or its Affiliates to any Business Employee (other than issuances described on Schedule 6.1(a)(iii) of the Sphinx Disclosure Letter made in the ordinary course of business in connection with new hires and promotions permitted under this Section 6.1(a));
(iv)    (x) with respect to any Purchased Entity, declare, set aside, or pay any dividend or other distribution other than to the extent paid in full in cash prior to the Effective Time or (y) redeem, purchase or otherwise acquire any outstanding shares of any capital stock or other equity interest of any Purchased Entity (or any Person which, upon such purchase, would become a Purchased Entity as of the Closing Date), other than to the extent paid for in full in cash prior to the Effective Time, in each case only so long as such action does not or would not result in a Tax Liability that is or would reasonably be expected to be an Assumed Liability;
(v)    with respect to any Purchased Entity, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under local Law;
(vi)    with respect to any Purchased Entity, (x) make or change any Tax election, change any annual Tax accounting period, or adopt or change any method of accounting with respect to Taxes or (y) file any materially amended Tax Return, enter into any written agreement with any Taxing Authority relating to Taxes, fail to pay any material Tax that becomes due and payable (including any estimated tax payments), settle or compromise any material Tax claim or assessment, surrender any material right to claim a Tax refund, relief or credit or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;
(vii)    (x) create, incur, assume or guarantee any Indebtedness, in respect of which any Purchased Entity would be an obligor following the Closing or which would constitute an Assumed Liability, other than (A) short-term Indebtedness in the ordinary course of business less than $1,000,000 in principal amount in the aggregate or (B) Indebtedness in respect of draws or claims under letters of credit, performance or surety bonds, bankers’ acceptances and similar facilities in the ordinary course of business consistent with past practices in an amount not to exceed $250,000 individually or $1,000,000 in the aggregate or (y) make any loans, investments or advances to any other Person, other than (A) routine advances of business expenses to employees and (B) extensions of credit to customers, in each case of subclauses (A) and (B) of this clause (y), in the ordinary course of business;
(viii)    (x) grant any material increase in the compensation or benefits arrangements of a Business Employee or under any Sphinx Benefit Plan or grant any new retention, severance or termination pay to any Business Employee or (y) enter into or amend any employment, consulting, indemnification, severance, retention or termination agreement with any Business Employee, in each case, other than, in the ordinary course of business (including with respect to promotions and annual length-of-service raises) with respect to Business Employees below the level of Director, or in connection with the employment by, or transition to, an Employing Entity of any Purchased Entity Employees (without any materially increased cost), (A) as reflected in the budget or financial forecast provided to Arion prior to the Agreement Date, (B) as required by any collective bargaining or other labor, works council or other similar agreements in effect on the Agreement Date or (C) as required by applicable Law from time to time in effect or by the terms of any employee benefit plan, program or arrangement sponsored by Sphinx or one of its Subsidiaries as in effect on the Agreement Date and in the form provided to Arion prior to the Agreement Date; or (z) adopt or establish any new Sphinx Benefit Plan (other than ordinary course renewals and/or changes required by the existing terms of such Sphinx Benefit Plan listed on Schedule 4.12(a) of the Sphinx Disclosure Letter) or terminate or amend any existing Sphinx Benefit Plan (other than ordinary course terminations for which Sphinx has adopted or established a corresponding similar replacement Sphinx Benefit Plan and/or amendments required by such Sphinx Benefit Plan and terminations and/or amendments to reflect required changes in Law and plan administration), or accelerate the time of payment, vesting or funding of any compensation or benefits under any Sphinx Benefit Plan (including any plan or arrangement that would be a Sphinx Benefit Plan if it was in effect on the date hereof) or otherwise (other than as required by the existing terms of such Sphinx Benefit Plan listed on Schedule 4.12(a) of the Sphinx Disclosure Letter or applicable Law);
(ix)    enter into or amend any collective bargaining agreement, labor agreement or works council agreement or the equivalent in any applicable jurisdiction with respect to the Business Employees except (x) as required by collective bargaining, labor or other works council agreements with such employees as in effect on the Agreement Date and disclosed in writing to Arion or (y) as required by applicable Law from time to time in effect;
(x)    recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Business Employees, except as required by applicable Law from time to time in effect;
(xi)    enter into any Contract providing for the grant of exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar pre-emptive rights and/or terms to any Person related to the Business or the Purchased Assets;
(xii)    (x) settle or compromise any Proceeding involving amounts in excess of $3,000,000 or equitable relief or criminal penalties, unless all amounts paid in respect thereof are Excluded Liabilities or are paid or otherwise satisfied in full prior to the Closing, (y) enter into any consent decree or settlement agreement with any Governmental Authority or (z) cancel any third-party Indebtedness owed to the Business or any Purchased Entity;
(xiii)    make any material capital expenditures or material research and development expenditures other than (A) in the ordinary course of business and reasonably necessary for the continued operation of the Business or (B) in amounts not material and not in excess of the amounts contemplated in the Business’s current budget or financial forecast attached as Schedule 6.1(a)(xiii) of the Sphinx Disclosure Letter.
(xiv)    with respect to the Business or the Purchased Entities, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or material portion of the assets of, any business or Person or division thereof;
(xv)    except as is required by applicable Law or by GAAP, make any material change in the Business’ methods, principles and practices of accounting;

(xvi)    except for any hire of an individual made in the ordinary course of business in accordance with ordinary course hiring practices to fill a vacancy arising due to cessation of employment of a Business Employee following the Agreement Date (with such new hire to have a substantially comparable role and terms and conditions of employment as such former employee), hire any individual who would be treated or characterized as a Business Employee with annual compensation (consisting of annual base salary and target cash bonus or commissions) in excess of $250,000, other than to fill the positions set forth on Schedule 6.1(a)(xvi) of the Sphinx Disclosure Letter consistent with the general employment terms set forth therein (the “Sphinx Open Positions”);
(xvii)    implement any employee layoffs related to Business Employees that may implicate the WARN Act;
(xviii)    (A) transfer or make provision for the transfer of the employment of any employee into the Business who, prior to such action, is not characterized as a Business Employee or otherwise provide for such employee to become characterized as a Business Employee (including changing the status of any employee of Sphinx or its Subsidiaries to that of a “Business Employee”), except transfers in order to fill (x) a Sphinx Open Position or (y) a position which arises as a result of the cessation of employment of a Business Employee following the Agreement Date or (B) transfer or make provision for the transfer of the employment of any employee out of the Business who, prior to such action, is characterized as a Business Employee or otherwise provide for any such employee to cease to be characterized as a Business Employee, except for terminations for “cause”;
(xix)    except in the ordinary course of business, (x) enter into any Contract that if in effect on the Agreement Date would be a Material Assigned Contract or (y) amend in any material respect, renew or waive any material provision of any existing Material Assigned Contract (other than automatic renewals in accordance with the terms of such Material Assigned Contract);
(xx)    (x) purchase or acquire any real property that is primarily related to the Business, or transfer, convey, sell or dispose of any Business Real Property or any After-Acquired Business Real Property or (y) except in the ordinary course of business, (A) enter into any Contract for the lease of any real property that is primarily related to the Business (other than Real Property Leases and Sublease Agreements in respect of Business Real Property in accordance with this Agreement), (B) amend in any material respect, renew or waive any material provision of any Real Property Lease (other than automatic renewals in accordance with the terms of such lease or renewals on forms no less favorable in all material respects in the aggregate to Sphinx or its Subsidiaries) or (C) rescind, allow to expire or terminate any Real Property Lease; or
(xxi)    enter into any agreement to do any of the foregoing.
(b)    If Sphinx or any of its Subsidiaries desires to take an action which would be prohibited pursuant to the foregoing clauses (i)-(xxi) without the written consent of Arion, prior to taking such action, Sphinx may request such written consent by sending an electronic mail or facsimile to the representative of Arion listed on Schedule 6.1(b) of the Sphinx Disclosure Letter and Arion may deliver to Sphinx its written consent (to the extent granted) via electronic mail or facsimile.

(c)    Nothing contained in this Agreement shall give Arion, directly or indirectly, the right to control or direct the operations of the Business or the Purchased Entities and prior to the Closing, Sphinx and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
(d)    Notwithstanding any provision herein to the contrary, but subject to Section 6.19, prior to the Effective Time, without the consent of Arion, each of Sphinx and its Subsidiaries will, in compliance with applicable Law, be permitted to (i) declare and pay dividends and distributions of, or otherwise transfer or advance, (A) to Sphinx or any Subsidiary thereof (other than by intercompany loan or advance or other transactions that result in the creation of an intercompany receivable of Sphinx or any of its Subsidiaries (other than the Purchased Entities) that is payable by a Purchased Entity that would remain outstanding following the Closing), (I) any Excluded Assets (including in connection with any “cash sweep” or cash management practices), (II) any other assets which are not Purchased Assets, so long as such action does not result in a liability that would reasonably be expected to be an Assumed Liability and (III) any Sphinx books and records that are not also Business Records that will be solely owned by Arion pursuant to Appendix A, or (B) to any Purchased Entity (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable of Sphinx or any of its Subsidiaries (other than the Purchased Entities) that is payable by a Purchased Entity that would remain outstanding following the Closing or would otherwise be transferred to Arion or any of its Subsidiaries), (I) any Purchased Assets, (II) any Purchased Shares or (III) any Business Records, (ii) make any payments under, or repay (in part or in full), any Indebtedness prior to the Effective Time, (iii) execute, deliver and perform obligations expressly required under this Agreement, the Local Transfer Agreements and the other Closing Transfer Documents and (iv) consummate the Sphinx Pre-Closing Restructuring.
Section 6.2    Operation of the Arion Business.
(a)    Except as expressly provided in this Agreement or the other Transaction Documents or as disclosed in Section 6.2 of the Arion Disclosure Letter, as may be necessary to comply with applicable Laws or consummate the Arion Pre-Closing Restructuring Steps, from the Agreement Date until the Closing, without the prior written approval of Sphinx (which approval shall not be unreasonably withheld or delayed), (x) the Arion Entities shall, and each shall cause their respective Subsidiaries to, continue to operate and conduct the Arion Business in the ordinary course of business and (y) the Arion Entities shall not, and shall cause their respective Subsidiaries not to, take any of the following actions (as applicable):
(i)    amend or modify the Organizational Documents of Arion, other than the adoption of the Arion Charter Amendment and the other Shareholder Documents;
(ii)    transfer, sell, lease, license or otherwise convey or dispose of, abandon or allow to lapse (other than at the expiration by its non-extendable and non-renewable term), any of the assets of Arion and its Subsidiaries having a fair market value in excess of $50,000,000, in each case other than (A) sales or non-exclusive licenses of its products and Intellectual Property Rights to customers or other business partners in the ordinary course of business, (B) sales or dispositions of obsolete or inoperable assets or (C) other than with respect to Intellectual Property Rights, any transfer, sale, lease, license or other transfers, sales, leases, licenses, conveyances and dispositions made in the ordinary course of business;

(iii)    enter into or effect any transaction or series of transactions involving the transfer, sale, lease, license, exchange or other disposition of all or substantially all of the assets of Arion or its Subsidiaries;
(iv)    change or modify the terms of the Arion Capital Stock, including increasing the dividends payable with respect to, or liquidation preference of, the Arion Preferred Shares;
(v)    issue any capital stock or other equity interests or securities convertible into or exchangeable or exercisable for, or subscriptions, rights or options with respect to, or warrants to purchase, or other similar agreements or commitments relating to, the capital stock or other equity interests of Arion or authorize any of the foregoing, other than sales or issuances of incentive equity to officers, employees or service providers of Arion or its Subsidiaries made in the ordinary course of business consistent with past practice;
(vi)    (x) declare, set aside, or pay any dividend or other distribution of cash or Arion Capital Shares that would, in the case of a cash dividend or other distribution, reasonably be expected to result in Arion Opco having less than $25,000,000 freely useable, unrestricted cash available as of immediately prior to the Closing or (y) redeem, purchase or otherwise acquire any outstanding shares of any Arion Capital Shares other than repurchases of Arion Capital Shares from departing or terminated directors, officers, employees or service providers consistent with past practice;
(vii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization under local Law;
(viii)    incur, assume or guarantee any Indebtedness for borrowed money if doing so would reasonably be expected to cause Arion’s representations and warranties contained in the last sentence of Section 5.12(a) to be untrue as of the Closing Date;
(ix)    (x) create, incur, assume or guarantee, or subject all or portion of the assets of Arion and its Subsidiaries to any Lien (other than Arion Permitted Liens) in respect of, any Indebtedness (other than Indebtedness for borrowed money, which is specifically addressed in the preceding clause (viii)), other than (A) the Debt Financing, (B) short-term Indebtedness in the ordinary course of business less than $2,500,000 in principal amount in the aggregate under Arion’s existing credit agreement or (C) Indebtedness in respect of draws or claims under letters of credit, performance or surety bonds, bankers’ acceptances and similar facilities or (y) make any loans, investments or advances to any other Person in excess of $50,000,000 in the aggregate, other than (A) routine advances of business expenses to employees and (B) extensions of credit to customers, in each case of subclauses (A) and (B) of this clause (y), in the ordinary course of business;
(x)    change the entity classification for U.S. federal and state income Tax purposes (by election, conversion or other means) of Arion (but not, for the avoidance of doubt, any direct or indirect Subsidiaries of Arion, including Arion Opco);
(xi)    (A) enter into, amend in any material respect, waive or terminate any Contract between Arion and any of its stockholders or affiliates thereof, or any officer or employee of Arion with a base compensation in excess of $150,000, or make any loans, payments, distributions or extensions of credit to any of its stockholders or Affiliates thereof, or any parent parties thereof or the Investors, or any officer or employee of Arion or any of its Subsidiaries or Affiliates or (B) enter into any transaction with any of Arion’s or any its Subsidiaries’ or Affiliates’ officers, directors, employees with a base compensation in excess of $150,000 or Affiliates or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person or individual owns a beneficial interest, in each case, in each case except for (I) normal employment arrangements and benefit programs on reasonable terms, (II) any transactions on arms’-length terms that are not with the Investors or with any Affiliate or Subsidiary of the Investors or (III) a commercial arrangement entered into on an arms’-length basis with a portfolio company of any Investor in the ordinary course of business (which commercial arrangement shall exclude, for the avoidance of doubt, acquisitions or dispositions of businesses or material assets and similar extraordinary transactions); or
(xii)    enter into any agreement to do any of the foregoing.
(b)    If the Arion Entities or any of their respective Subsidiaries desire to take an action which would be prohibited pursuant to the foregoing clauses (i)-(xii) without the written consent of Sphinx, prior to taking such action, Arion may request such written consent by sending an electronic mail or facsimile to the representative of Sphinx listed on Schedule 6.2(b) of the Arion Disclosure Letter and Sphinx may deliver to Arion its written consent (to the extent granted) via electronic mail or facsimile.
(c)    Nothing contained in this Agreement shall give Sphinx, directly or indirectly, the right to control or direct the operations of the Arion Business and prior to the Closing, the Arion Entities and their respective Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
(d)    Notwithstanding any provision herein to the contrary, prior to the Effective Time, without the consent of Sphinx, each of Arion, Arion Opco and their respective Subsidiaries will, in compliance with applicable Law, be permitted to (i) make any payments under, or repay (in part or in full), any Indebtedness prior to the Effective Time, (ii) consummate the Arion Pre-Closing Restructuring Steps and (iii) execute, deliver and perform obligations expressly required under this Agreement, the Local Transfer Agreements and the other Closing Transfer Documents.
Section 6.3    Access to Information; Confidentiality.
(a)    Until the Closing, Sphinx shall, and shall cause its Subsidiaries to, permit Arion and its authorized agents or Representatives to have reasonable access to the properties, books, records, Contracts and such financial (including working papers) and operating data of the Business, the Purchased Shares, the Purchased Assets or the Assumed Liabilities and the Business Employees and other members of management of Sphinx knowledgeable about the Business, the Purchased Shares, the Purchased Assets or the Assumed Liabilities as Arion may reasonably request, during regular business hours to review information and documentation and ask questions relative to the properties, books, Contracts and other records of the Business, the Purchased Shares, the Purchased Assets or the Assumed Liabilities and to conduct any other reasonable investigations; provided that such investigation (x) shall only be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Sphinx or any of its Subsidiaries and (y) shall comply with the reasonable security, data privacy and data protection and insurance requirements of Sphinx and its Subsidiaries.

All requests for access to the offices, properties, books and records of Sphinx and its Subsidiaries shall be made to such Representatives of Sphinx as Sphinx shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Arion nor any of its Affiliates, agents or Representatives acting on its behalf shall contact any of the employees (other than the individuals set forth on Schedule 6.3 of the Sphinx Disclosure Letter), customers, suppliers or partners of Sphinx or any of its Subsidiaries in connection with the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such Representatives of Sphinx (not to be unreasonably withheld, conditioned or delayed); provided that, for the avoidance of doubt, the foregoing shall not limit or restrict Arion, its Subsidiaries or Affiliates from communicating with any such Person in the ordinary course of business consistent with past practice. Notwithstanding the foregoing, neither Sphinx nor any of its Subsidiaries shall be required to (i) provide access to or disclose information where such access or disclosure would reasonably be expected to cause the waiver of any attorney-client privilege of Sphinx or such Subsidiaries or contravene any Law or binding agreement of Sphinx or such Subsidiaries (provided that Sphinx shall inform Arion as to the general nature of what is being withheld as a result of the foregoing and shall use its reasonable efforts to disclose such information in a way that would not waive such privilege or contravene any applicable Law or binding agreement), (ii) provide access to or disclose any document, communication or information related to the sale process with respect to the Business or any other potential transaction relating to the sale or divestiture of the Business, other than as provided in Section 6.20, (iii) provide access to personnel records of the Business Employees, including records relating to individual performance or evaluation records medical histories or other information that Sphinx believes in good faith is sensitive information relating to personnel or the disclosure of which would reasonably be expected to subject Sphinx or any of its Subsidiaries to risk of liability (provided that Sphinx shall inform Arion as to the general nature of what is being withheld as a result of the foregoing and shall use its reasonable efforts to disclose such information in a way that would not result in the sharing of sensitive information or reasonably risk liability) or (iv) provide access to any property of Sphinx or its Subsidiaries for purposes of conducting any invasive subsurface environmental sampling or testing without prior written consent (not to be unreasonably withheld, conditioned or delayed).
(b)    The Parties expressly acknowledge and agree that this Agreement and the other Transaction Documents and their respective terms and all information, whether written or oral, furnished by either Party to the other Party or any Affiliate of such other Party, in connection with the negotiation of this Agreement or the other Transaction Documents or pursuant to this Section 6.3 shall be treated as “Confidential Information” of such Party under that certain Confidentiality Agreement dated September 15, 2016 between the Parties (as amended or modified from time to time, the “Confidentiality Agreement”).
(c)    Except as otherwise expressly provided in this Agreement or any other Transaction Document, Sphinx shall hold and shall cause its Subsidiaries to hold, and shall use its reasonable best efforts to cause its Representatives to hold, in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii) below, in connection with the performance of its obligations under this Agreement, the preparation of any Tax Returns required to be filed by it or as set forth in clause (A) of the final proviso of clause (xi) of Appendix A) without the prior written consent of Arion, any and all Confidential Information related to Arion, the Purchased Assets, the Purchased Shares, the Assumed Liabilities and/or the Business; provided that Sphinx may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.3(c) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Sphinx and in respect of whose failure to comply with such obligations Sphinx will be responsible, (ii) if Sphinx, its Subsidiaries or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such confidential and proprietary information is made pursuant to clause (ii) above, Sphinx shall to the extent practicable and permissible promptly notify Arion of the existence of such request or demand and shall provide Arion a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Arion with respect thereto, at Arion’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Sphinx may disclose such confidential and proprietary information without Liability hereunder, but shall furnish only that portion of such confidential and proprietary information that Sphinx is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Arion, exercise reasonable efforts, at Arion’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.3(c) shall not apply to information to the extent relating to the Excluded Assets, Excluded Liabilities or Sphinx’s or its Subsidiaries’ businesses other than the Business.
(d)    Except as otherwise expressly provided in this Agreement or any other Transaction Document, Arion shall hold and shall cause its Subsidiaries to hold, and shall use its reasonable best efforts to cause its Representatives to hold, in strict confidence and not to disclose, release or use (except as may be necessary to enforce its rights as described in clause (iii) below, in connection with the performance of its obligations under this Agreement or preparation of any Tax Returns required to be filed by it) without the prior written consent of Sphinx, any and all Confidential Information related to the Excluded Assets, the Excluded Liabilities and/or the businesses of Sphinx (other than the Business); provided, that Arion may disclose, or may permit disclosure of, such information (i) to its Representatives who have a need to know such information for a purpose not prohibited by this Section 6.3(d) and are informed of their obligation to hold such information confidential to the same extent as is applicable to Arion and in respect of whose failure to comply with such obligations Arion will be responsible, (ii) if Arion, its Affiliates or its Representatives are required to disclose any such information pursuant to applicable Law or pursuant to the applicable rules and regulations of any national securities exchange applicable to listed companies or (iii) in connection with the enforcement of any right or remedy relating to this Agreement or any other Transaction Documents or the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary in the foregoing, in the event that any demand or request for disclosure of such confidential and proprietary information is made pursuant to clause (ii) above, Arion shall to the extent practicable and permissible promptly notify Sphinx of the existence of such request or demand and shall provide Sphinx a reasonable opportunity to seek an appropriate protective order or other remedy (and cooperate with Sphinx with respect thereto, at Sphinx’s sole cost and expense), and in the event such protective order or other remedy is not obtained, Arion may disclose such confidential and proprietary information without Liability hereunder, but shall furnish only that portion of such confidential and proprietary information that Arion is advised by legal counsel it is legally required to disclose and shall, to the extent requested by Sphinx, exercise reasonable efforts, at Sphinx’s sole cost and expense, to preserve the confidentiality of such information. Notwithstanding anything to the contrary herein, this Section 6.3(d) shall not apply to information to the extent relating to the Business, the Purchased Assets, Purchased Shares, Purchased Entities, Purchased Minority Interests or the Assumed Liabilities.

Section 6.4    Necessary Efforts; No Inconsistent Action.
(a)    Subject to the terms and conditions of this Agreement and to applicable Law, Sphinx and Arion agree, and Arion and Sphinx agree to cause their respective Subsidiaries, to use their respective reasonable best efforts to take, or cause to be taken, all actions and to use their respective reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in Article 7 to be satisfied as promptly as practicable, including using their respective reasonable best efforts to take all actions necessary (i) to obtain all Consents, licenses, certificates, permits, approvals, clearances, expirations, consents, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders of any Governmental Authority (each a “Governmental Consent”) or other Persons, including with respect to any Assigned Contracts, required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except, in the case of a Consent of a Person other than a Governmental Authority, as requested by Arion (it being understood that the failure to obtain any such Consents contemplated by this Section 6.4(a) shall not, by itself, cause the conditions set forth in Section 7.2(b) or Section 7.3(b) to be deemed not to be satisfied), (ii) to cause the Investors to use reasonable best efforts to effect all such necessary registrations and filings with the Governmental Authorities in order to consummate and make effective the Purchase Transactions and the other transactions contemplated hereby, (iii) to comply with all requirements under applicable Law which may be imposed on it with respect to this Agreement and the Purchase Transactions and (iv) to defend any Proceedings, whether judicial or administrative, brought under, pursuant to or relating to any regulatory Law challenging this Agreement or the consummation of the transactions contemplated by this Agreement. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing; provided that, except as otherwise expressly set forth in this Agreement, neither Arion nor Sphinx will be required to make any payments (other than filing fees), incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent of any Person.
(b)    In connection with the efforts referenced in Section 6.4(a) and without limiting the generality of the undertaking pursuant thereto, Arion and Sphinx shall (and, in the case of Arion, shall cause the Investors or other Person(s) controlling Arion to) promptly make all filings which may be required for the satisfaction of the condition set forth in Section 7.1(b) by each of them in connection with the consummation of the transactions contemplated hereby, which, in any event, shall be made within (i) 15 Business Days following the Agreement Date with respect to the initial filings required under the HSR Act and (ii) 15 Business Days following the Agreement Date with respect to the initial filings required by all other applicable Antitrust Laws or such filings and notifications as may be required under the FATA. In addition, Arion and Sphinx agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to take all actions necessary to obtain any Governmental Consents required for the Closing as contemplated by Section 6.4(a) above as promptly as possible, including causing the Investors to use reasonable best efforts to make all other necessary filings, notifications or registrations to obtain all such Governmental Consents within the time periods specified in the preceding sentence, to respond as promptly as practicable to any requests for information from any such Governmental Authority, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Purchase Transactions or any other transaction contemplated by this Agreement under any Antitrust Law. Each Party shall furnish to the other, and Arion shall cause the Investors to furnish, such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any such Governmental Authority. Neither Party shall consent to any voluntary extension of any statutory deadline or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any Antitrust Law or other regulatory Law with respect to the Purchase Transactions or any other transaction contemplated by this Agreement unless the other Party has given its prior written consent to such extension or delay (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)    Arion and Sphinx will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with Proceedings under or relating to any Antitrust Laws. Without limiting the generality of the foregoing, in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby, the Parties agree, except as prohibited or restricted by applicable Law, to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other Party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Antitrust Laws and (vi) provide each other with copies of all written communications from any Governmental Authority relating to any Antitrust Laws. Any disclosures or provision of copies by one Party to the other may be made on an outside counsel basis, if appropriate. Except as prohibited or restricted by applicable Law, each Party or its attorneys shall provide the other Party or its attorneys the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.
(d)    Except as prohibited or restricted by applicable Law, each of Arion and Sphinx shall notify and keep the other reasonably advised as to (i) any material communication from any Governmental Authority regarding any of the transactions contemplated hereby and (ii) any litigation or administrative Proceeding pending and known to such Party, or to its knowledge threatened, which challenges, or would challenge, the transactions contemplated hereby and subject to the provisions of Article 10 hereof, Sphinx and Arion shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to Sphinx’s or Arion’s rights under this Agreement, that would reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document.
(e)    If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violating any Antitrust Law, then each of the Parties shall use reasonable best efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable and in any event prior to the Outside Date. Without limiting the generality of the foregoing, Arion shall promptly pursue all actions necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority with jurisdiction over the enforcement of any Antitrust Law, regarding the Purchase Transactions, including (i) proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting), by consent decree, proxy arrangement, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Arion or its Subsidiaries, now owned or hereafter sought to be acquired, or of the Purchased Shares or the Purchased Assets, (ii) terminating or amending any existing relationships and contractual rights and obligations or (iii) otherwise offering to take or offering to commit to take any action which it is capable of taking, and if the offer is accepted, taking or committing to take, such actions as are necessary, whether or not such actions limit or modify Arion’s rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines, customers or assets, including, after the Closing, the Business, in each case, if such action is necessary in order to (1) obtain all Governmental Consents necessary to satisfy the conditions set forth in Section 7.1(a) and Section 7.1(b) as promptly as practicable, and in any event prior to the Outside Date, (2) using reasonable best efforts to avoid the initiation of any Proceeding by any Governmental Authority in connection with the transactions contemplated hereby and/or (3) avoid the entry of, or to effect the dissolution of, any Antitrust Order which would have the effect of preventing or delaying the consummation of the Purchase Transactions and the other transactions contemplated hereby from occurring as promptly as practicable, and in any event prior to the Outside Date; provided that, the parties acknowledge and agree that the initiation of a Proceeding described in clause (2) above or the entry of an Antitrust Order described in clause (3) above shall not, in and of themselves, constitute a breach by Arion of this Section 6.4(e) so long as such reasonable best efforts are employed and the required actions set forth in this section are offered, committed and taken. In connection therewith, Arion shall take any and all actions necessary in order to ensure that (x) no requirement for a waiver, consent or approval of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any State Attorney General or other Governmental Authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or Proceeding and (z) no other matter relating to any Antitrust Law, would preclude consummation of the Purchase Transactions prior to the Outside Date. In furtherance of the foregoing, Arion shall keep the other party reasonably informed of all matters, discussions and activities relating to any of the matters contemplated by this Section 6.4(e). Notwithstanding anything to the contrary in the foregoing, in no event shall (A) Sphinx or any of its Subsidiaries be required or expected to take any action to retain any of the Purchased Assets or Purchased Shares (including assets that would be Purchased Assets or shares that would be Purchased Shares but for the inability to obtain a Governmental Consent), effect the sale, divestiture or disposition of Excluded Assets or be required to grant rights of any kind to any third party or, except as otherwise provided in the proviso of the last sentence of Section 10.3(a), pay any amount, grant any guarantee or provide any other consideration to any third party or incur additional costs or expenses in order to obtain any such Governmental Consent or (B) Arion or its Subsidiaries be required to or expected to take any of the actions set forth in this Section 6.4(e) if such action would have a material adverse effect in the aggregate on the Arion Combined Business (after giving effect to the Purchase Transactions).
(f)     During the period from the Agreement Date until the earlier of (x) the date this Agreement is terminated in accordance with its terms and subject to the provisions of Article 10 hereof and (y) the Closing, except as otherwise expressly permitted or contemplated by this Agreement, Arion shall not, without the prior written consent of Sphinx, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any equity in any other Person or any business or division thereof, if that acquisition or agreement would reasonably be expected to (i) materially increase the risk of not obtaining any Governmental Consent necessary to satisfy the conditions set forth in Section 7.1(a) and Section 7.1(b), (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise, in connection with the Purchase Transactions or (iii) prevent or materially delay receipt of any Governmental Consent necessary to satisfy the conditions set forth in Section 7.1(a) and Section 7.1(b).
(g)    Notwithstanding the foregoing, nothing in this Agreement shall require Sphinx, Arion or their respective Affiliates or Subsidiaries to take or agree to take any action with respect to their respective businesses, assets or operations unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Closing. This Section 6.4(g) (and not any other provisions) provides the parties’ sole and exclusive obligations with respect to the subject matter hereof (i.e., compliance with or filings made pursuant to any Antitrust Laws).
Section 6.5    Public Disclosures. Upon the execution of this Agreement and upon the Closing, Arion or Sphinx shall release a joint press release mutually acceptable to Arion and Sphinx. From and after the Agreement Date until the Closing or earlier termination of this Agreement, neither Arion nor Sphinx shall, and Arion and Sphinx shall cause each of their respective Subsidiaries and its and their respective directors, officers, employees, Affiliates and Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby that discloses any additional information regarding the same or that is otherwise inconsistent with the agreed press release, or uses the name of the other Party or its Affiliates or refer to the other Party or its Affiliates, directly or indirectly, in connection with the relationship under this Agreement of the Parties and their Affiliates in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party, except that (a) Arion or Sphinx may (x) issue such release or statement or make such other disclosures as they may reasonably determine is necessary to comply with applicable Law or the rules and regulations of any national securities exchange and (y) publish blog posts and other internet-based communications with regard to the transactions contemplated by this Agreement and, in the case of Arion, the Arion Business or, in the case of Sphinx, the Business, (b) the Parties may issue any press release or make other public announcement (including to analysts or investors) to the extent that such release or announcement only contains information previously publicly disclosed in accordance with this Section 6.5 or is otherwise consistent in all material respects with previous statements made jointly by Arion and Sphinx or with the permission of the other Party, (c) Sphinx may disclose any information concerning the transactions contemplated by this Agreement which it deems appropriate in its reasonable judgment in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; provided that, (x) in the case of any of clauses (a) through (c), to the extent in the good faith judgment of such Party it is reasonably practicable to do so, such Party shall provide the other Party with a reasonable opportunity in light of the circumstances to review such Party’s intended communication (to the extent made in writing) and consider in good faith modifications to the intended communication reasonably requested by the other Party and (y) in the case of clause (c), Sphinx shall provide Arion with any slides, scripts or other presentation materials prepared in contemplation of such communication or disclosure and shall consider in good faith modifications to such materials requested by Arion, (d) the Investors and their respective management companies may make disclosures to its and their current, former or prospective investors, equity holders and limited partners to the extent such information is customarily provided to current, former or prospective investors, equity holders or limited partners in private equity funds (provided the recipients of such information are subject to a non-disclosure agreement or similar contractual obligation to maintain the confidentiality of such information), (e) Arion and its Affiliates may make customary disclosures as expressly contemplated by the Debt Financing Commitment (including in connection with the syndication of the Debt Financing), subject to the confidentiality undertakings set forth in the Debt Financing Commitment (and Arion will be responsible for breaches of the obligations under by such recipients) (provided the recipients of such disclosed information are subject to a non-disclosure agreement to maintain the confidentiality of such information) and (f) Arion and its Affiliates may make customary disclosures to the Investors. Without limiting the foregoing provisions hereof, Sphinx shall, to the extent reasonably practicable, consult with Arion regarding the form and content of any public disclosure of any material developments or matters involving the Business (including the financial condition or results of operations), Purchased Assets, Assumed Liabilities or the Purchased Entities, including earnings releases, reasonably in advance of publication or release. No Party shall, directly or indirectly through another entity, make any public statement that is intended to, or could reasonably be expected to, disparage the other Party, their Affiliates, Subsidiaries, equityholders, directors, managers, officers, employees, the Business or the Arion Business.
Section 6.6    Post-Closing Access to Records and Personnel.
(a)    Exchange of Information. Subject to the further requirements set forth in Section 6.9(e)(iv) with respect to Taxes, after the Closing, for a period of seven years after the Closing Date, upon receipt of reasonable prior notice, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access during normal business hours to, and in a manner so as not to unreasonably interfere with the conduct of such other Party’s business, the other Party’s employees (without substantial disruption of employment) and to any books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the conduct of the Business on or before the Closing Date and (x) in the case of Sphinx, the Excluded Assets and Excluded Liabilities and (y) in the case of Arion, the Purchased Assets, the Purchased Shares and the Assumed Liabilities (the “Books and Records”), to the extent reasonably available and in the possession or under the control of the other Party that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other Proceeding, or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) in connection with the filing of any Tax return or election or any amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or any Tax audit or other Proceeding in respect of Taxes, (iv) to comply with its obligations under this Agreement or the other Transaction Documents or (v) in connection with any other matter requiring access to any such employees, books, records, documents, files and correspondence of the other Party, solely to the extent necessary for Arion’s operation of the Business after Closing or Sphinx’s operation of its businesses (other than the Business) after Closing, as the case may be; provided, however, that no Party shall be required to provide access to or disclose information where such access or disclosure would reasonably be expected to violate any Law or agreement, or waive any attorney-client or other similar privilege (provided, in the event such provision of information would reasonably be expected to violate any Law or agreement or waive any attorney-client or other similar privilege, the Party with such information shall inform the other as to the general nature of what is being withheld as a result of the foregoing and shall take all reasonable measures to permit the disclosure in a manner that avoids any such violation or waiver, including in accordance with Section 6.13), and each Party may redact information regarding itself or its Subsidiaries not relating to Business, the Purchased Assets, the Purchased Shares and the Assumed Liabilities.
(b)    Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.6 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
(c)    Record Retention. Except as otherwise provided herein, each Party agrees to use its commercially reasonable efforts to retain the Books and Records in its possession or control for a reasonable period of time as set forth in its regular document retention policy, as such policy may be amended from time to time, or for such longer period as may be required by Law, or until the expiration of the relevant representation or warranty under any of the Transaction Documents and any related claim of indemnification related thereto. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records not in accordance with its retention policy; provided that prior to such destruction or disposal (i) such Party shall provide no less than 75 Business Days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in reasonable detail which of the Books and Records is proposed to be so destroyed or disposed of) and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).
(d)    Limitation of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Section 6.6 is found to be inaccurate. No Party shall have any Liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of Section 6.6(c).
(e)    Confidential Information. Nothing in this Section 6.6 shall require (i) either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided that in the event that either Party is required under this Section 6.6 to disclose any such information, that Party shall inform the other as to the general nature of what is being withheld as a result of the foregoing and shall use all reasonable efforts to seek to obtain such third party’s Consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information or take all reasonable measures to permit the disclosure in a manner that avoids any such violation, (ii) Sphinx to provide or cause to be provided to Arion any information related to the sale process of the Business or any other potential transaction relating to the sale, spin-off or divestiture of the Business or Sphinx’s or its representatives’ evaluation thereof, including projections, financial or other information related thereto, except as otherwise required by Section 6.21 or (iii) either Party to disclose any information if Sphinx or any of its Subsidiaries, on the one hand, and Arion or any of its Subsidiaries, on the other hand, are adverse parties in a litigation (including any such litigation relating to this Agreement or the transactions contemplated hereby or thereby), to the extent the information is related thereto (or the subject matter thereof) or requested in connection therewith (provided that such restriction shall not apply to any information to the extent necessary for such Party to prepare any Tax Returns or any filings required by the rules and regulations of any national securities exchange). The covenants contained herein shall in no event be considered a waiver of any attorney-client privilege, work product privilege or any similar privilege.
Section 6.7    Employee Relations and Benefits.
(a)    Schedule 6.7(a) of the Sphinx Disclosure Letter identifies each Business Employee (i) located within the United States by name, job title, annual salary or hourly wage rate; department; status as active or inactive; and jurisdiction of employment; and (ii) located outside of the United States, on a redacted basis to eliminate names, but including identification numbers; annual salary or hourly wage rate; department; status as active or inactive; and jurisdiction of employment; provided, however, that Sphinx shall update Schedule 6.7(a) of the Sphinx Disclosure Letter from time to time until the Closing Date in order to maintain, on a reasonable frequency of update, the accuracy of Schedule 6.7(a) of the Sphinx Disclosure Letter, including as a result of employee terminations, transfers (within Sphinx or its Subsidiaries), new hires and accidental or inadvertent errors or omissions, in each case, to the extent permitted by Section 6.1(a)(y); provided, further, that Sphinx shall provide an unredacted Schedule 6.7(a) of the Sphinx Disclosure Letter as soon as reasonably practicable after the date of this Agreement and in accordance with applicable Law. Following the Agreement Date but prior to the Closing, if Arion identifies any employees of Sphinx or its Subsidiaries that (i) Arion can demonstrate are or have been primarily dedicated to the Business (at any time since April 1, 2017) and (ii) the services such employee provides are reasonably necessary (and not duplicated by a Business Employee already identified on Schedule 6.7(a) of the Sphinx Disclosure Letter as determined by Arion in its reasonable discretion) to operate the Business following the Closing in the reasonably same manner as the Business was operated prior to the Closing, then Schedule 6.7(a) of the Sphinx Disclosure Letter shall be updated to include such employee with the consent of Sphinx, such consent not to be unreasonably withheld, conditioned or delayed (an employee so included in Schedule 6.7(a) of the Sphinx Disclosure Letter, an “Omitted Employee”).
(b)    Not later than the date that is (i) in the case of Business Employees in the United States, the 45th calendar day following the Agreement Date; (ii) in the case of Business Employees located in a jurisdiction outside of the United States (other than Automatic Transferred Employees), the date which is the later of (x) the 45th calendar day following the Agreement Date and (y) the 30th calendar day following Sphinx’s delivery to Arion of the unredacted Schedule 6.7(a) of the Sphinx Disclosure Letter, as required by Section 6.7(a) (or such longer time as may be required by applicable Law in such jurisdiction); and (iii) with respect to any Business Employee located in a jurisdiction in which the applicable Employing Entity is being newly formed, the date which is thes later of (x) the 45th calendar day following the Agreement Date and (y) the 10th calendar day following the date on which the Employing Entity (as defined in Section 6.7(c)) is formed or otherwise legally able to offer employment, Arion will, or will cause one of its Affiliates to, make an offer of employment to each of the Business Employees, other than the Automatic Transferred Employees, Inactive Employees and the Purchased Entity Employees, in accordance with the terms of Section 6.7(c). Each Business Employee, other than a Purchased Entity Employee and/or Automatic Transferred Employee, who is on or eligible for short-term or long-term disability leave of absence immediately prior to the Closing, is referred to herein as an “Inactive Employee.” If an Inactive Employee seeks and is able to return to active employment within six months following the Closing Date (or at such later time as required by applicable Law) and Sphinx notifies Arion of same, then Arion will, or will cause one of its Affiliates to, make an offer of employment to such Inactive Employee in accordance with the terms of Section 6.7(c) effective upon the date within such six-month period that such Inactive Employee is able to return to active employment. Each such Business

Employee who accepts and actually commences employment with Arion or any of its Affiliates effective immediately following the Closing, each Automatic Transferred Employee and each Purchased Entity Employee, is referred to herein as a “Continuing Employee.” Each Continuing Employee who is based in the United States is referred to as a “U.S. Continuing Employee,” and each Continuing Employee who is based outside of the United States is referred to as a “Foreign Continuing Employee.” Each Business Employee that receives an offer of employment from Arion or its Affiliates (or a Purchased Entity, as directed by Arion or the Transaction Committee) that complies with this Section 6.7 (a “Compliant Offer”), excluding (i) each Automatic Transferred Employee and (ii) each Purchased Entity Employee, is referred to herein as an “Offer Recipient Employee.” Nothing herein will be construed as a representation or guarantee by Sphinx or any of its Subsidiaries that (A) some or all of the Business Employees will accept an offer of employment with Arion or one of its Affiliates or acquiesce to the automatic transfer of their employment by operation of Law to Arion or any of its Affiliates, as applicable, or (B) some or all of the Continuing Employees will continue in employment with Arion or any of its Affiliates for any period of time following the Closing.
(c)    Subject to applicable Law, Arion and Sphinx will reasonably cooperate with each other in connection with the presentation by Arion of employment offers to the Offer Recipient Employees. Pursuant to this Section 6.7, Arion will, or will cause one of its Affiliates (any such Affiliate, the “Employing Entity”) to, present its terms and conditions of employment (including terms and conditions in respect of post-Closing compensation and benefits and Transaction Severance Benefits) to the Offer Recipient Employees no later than (i) in the case of Business Employees in the United States, the 45th calendar day following the Agreement Date; (ii) in the case of Business Employees located in a jurisdiction outside of the United States (other than Automatic Transferred Employees), the date which is the later of (x) the 45th calendar day following the Agreement Date and (y) the 30th calendar day following Sphinx’s delivery to Arion of the un-redacted Schedule 6.7(a) of the Sphinx Disclosure Letter, as required by Section 6.7(a) (or such longer time as may be required by applicable Law in such jurisdiction); and (iii) with respect to any Business Employee located in a jurisdiction in which the applicable Employing Entity is being newly formed, the date which is the later of (x) the 45th calendar day following the Agreement Date and (y) the 10th calendar day following the date on which the Employing Entity (as defined in Section 6.7(c)) is formed or otherwise legally able to offer employment, which terms and conditions will be consistent with the provisions of this Section 6.7. Arion will provide Sphinx with a reasonable opportunity to review and provide input on the communications, proposed terms and conditions for all Business Employees reasonably in advance and will not present any particular set of terms and conditions to any Business Employees without Sphinx’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. Arion will, or will cause the Employing Entity to, provide to each Offer Recipient Employee a written offer of employment upon the employment terms described herein, with such offer to be effective on the Closing Date or, with respect to an Inactive Employee, the date described in Section 6.7(a) above. Except to the extent agreed to between the Employing Entity and any Continuing Employees (including related to a change of the location of employment for those Continuing Employees included on Schedule 6.7(c)(i) of the Sphinx Disclosure Letter, which schedule will be delivered by Arion to Sphinx within 10 Business Days after the delivery by Sphinx of an un-redacted Schedule 6.7(a) of the Sphinx Disclosure Letter; provided, that such Continuing Employees shall not be required to agree to such change of location and if such Continuing Employee declines such change of location, he or she will not be deemed to have received a “Compliant Offer”), the employment offer by Arion and/or the Employing Entity of each such Continuing Employee shall be at the same general location in accordance with applicable Law at which such Continuing Employee was employed immediately prior to the Closing Date, and shall provide that (A) such Continuing Employee will initially either be paid the same cash compensation (consisting of base salary or hourly wage rate and target cash bonus or commissions, but excluding nonqualified deferred compensation and equity-based benefits) and employment benefits that in the aggregate are substantially comparable as the base salary or hourly wage, other cash compensation and such employment benefits that were provided to (i) such Continuing Employees immediately prior to the Closing under the existing terms of the Sphinx Benefit Plans listed on Schedule 4.12(a) of the Sphinx Disclosure Letter or (ii) a similarly situated employee of Arion, whether previously a Business Employee or an Arion Employee immediately prior to the Closing, or as required by any Contract as set forth on Schedule 4.12(a) of the Sphinx Disclosure Letter or any applicable Transfer Regulations (including, in each such case, more favorable terms to the employee as are required by local Laws including any applicable Transfer Regulations, in which case the terms of such offer of employment or continued employment shall comply with such local Laws) (such compensation and benefits, the “Similar Benefits”) and (B) be granted equity compensation under the Arion Incentive Plan or be provided a long term incentive compensation opportunity, in each case having an equivalent value (as reasonably determined by Arion) as the value (as reasonably determined by Arion) of the unvested portion of the Sphinx restricted stock units held by such Continuing Employee immediately prior to the Closing Date and that are cancelled as of the Closing for no consideration and are listed in Schedule 6.7(c)(ii) of the Sphinx Disclosure Letter (which schedule shall include the number of such restricted stock units and the original vesting schedule that would continue to apply to such restricted stock units in the absence of the Closing). For the avoidance of doubt, all liabilities pursuant to the Sphinx restricted stock units shall remain Excluded Employee Liabilities. Arion and/or the Employing Entity shall maintain Similar Benefits for Continuing Employees during the 12 month period that begins as of the Closing Date, or (x) such shorter period as such Continuing Employee remains an employee of such Employing Entity following the Closing Date, or (y) such longer period as required by any applicable local Laws or Transfer Regulations (the “Continuation Period”). Between the Agreement Date and the Closing Date, any communications between Arion and its Affiliates and any Business Employees regarding the terms of employment, employee benefits or otherwise regarding employment with Arion and its Affiliates following the Closing will be conducted at the times and through the processes mutually agreed upon by Sphinx and Arion and in accordance with applicable Law.
(d)    Upon the Closing, Arion will, or will cause the Employing Entity to, make available and maintain a long-term incentive compensation and/or retention program for Continuing Employees and any Arion Employees as developed and determined by Arion (after consultation with Sphinx) to which Arion Common Shares shall be reserved for issuance to any Continuing Employee or Arion Employee (the “Arion Incentive Plan”).
(e)    Arion or the Employing Entity will credit each Continuing Employee the amount of accrued and unpaid hours of vacation (to the extent permitted by Law), personal hours, PTO or days earned, sick leave and any other leave required to be credited by Law applicable to such Continuing Employee as of the Closing, except to the extent that such credit would result in the duplication of compensation and benefits and to the extent reflected in Closing Net Working Capital, collectively referred to herein as such Continuing Employee’s accrued PTO, and Sphinx will provide to Arion as of the Closing Date a schedule indicating for each Continuing Employee the type and number of days of such accrued PTO for each Continuing Employee. During the Continuation Period, Arion will ensure that such accrued PTO is not subject to forfeiture to the same extent not subject to forfeiture under the policies of Sphinx and its Subsidiaries governing such accrued PTO prior to the Closing or applicable Law; provided that such accrued PTO may count toward any maximum accrual amount under any plan, program or policy established by Arion or the Employing Entity for the purpose of providing such leave.
(f)    Notwithstanding anything to the contrary herein, Automatic Transferred Employees and Purchased Entity Employees shall not be terminated upon Closing, but rather the rights, powers, duties, liabilities and obligations of Sphinx or any of its respective Subsidiaries to such employees in respect of the terms of employment with such employees in force immediately before Closing shall be transferred to Arion or one of its Affiliates to the extent required by applicable employment Laws and Transfer Regulations and these terms of employment shall remain applicable during the Continuation Period to the extent required by such Laws and Transfer Regulations. Notwithstanding anything to the contrary herein, to the extent that (i) the applicable Laws of any jurisdiction including any applicable Transfer Regulations, (ii) any collective bargaining agreement or other agreement with a works council or labor organization or (iii) any employment agreement, would require Arion or its Affiliates to provide any more favorable terms of employment to any Foreign Continuing Employee than those otherwise provided for by this Section 6.7 (or modify the period of time for which such standards are met), in connection with the Purchase Transactions or other transactions contemplated by this Agreement and the other Transaction Documents, then Arion will, or will cause one of Arion’s Affiliates to provide such Foreign Continuing Employee with such more favorable terms, and otherwise provide terms of employment in accordance with this Section 6.7.
(g)    Sphinx will and will cause its Subsidiaries to, and Arion will and will cause its Affiliates to, cooperate to identify and use reasonable efforts to transfer to Arion or its Affiliates of any individuals engaged as independent contractors by Sphinx or any of its Subsidiaries who are primarily engaged in the conduct of the Business.
(h)    Arion shall be responsible for, and shall perform and discharge, or cause to be performed and discharged, and shall indemnify and hold harmless Sphinx and its Subsidiaries from and against, all Liabilities that arise out of the employment or the termination of employment by Arion or any of its Affiliates of the Continuing Employees (including any Automatic Transferred Employees or Purchased Entity Employees) upon and following the Closing. Without limiting the generality of the foregoing, with respect to each Continuing Employee who incurs a Qualifying Termination during the Continuation Period, Arion will, or will cause the Employing Entity to, provide such employee with those severance payments and termination benefits under the applicable formula set forth, or otherwise described, in the Sphinx Severance Policies or in individual employment agreements or arrangements as listed on Schedule 6.7(h) of the Sphinx Disclosure Letter (the “Sphinx Severance Agreements”), or any higher amount of severance and/or additional termination payments or benefits as may be required by applicable Law (collectively, the “Transaction Severance Benefits”). Except as otherwise required by applicable Law, Arion will, or will cause the Employing Entity to, pay or deliver the Transaction Severance Benefits to any such Continuing Employee whose employment is being terminated in a Qualifying Termination as soon as reasonably practicable following the termination of such Continuing Employee’s employment. For purposes of this Agreement, a “Qualifying Termination” means a termination by Arion or the Employing Entity of the Continuing Employee’s employment other than for “Cause” (not due to death or disability) or a resignation by the Continuing Employee of its employment that constitutes a “Constructive Termination”, in each case as set forth in the applicable individual Sphinx Severance Agreement or the Sphinx Severance Policies. The occurrence of a Constructive Termination shall not be deemed to occur unless any such Continuing Employee provides written notice to Arion, or the Employing Entity, of the event that would otherwise be considered a Constructive Termination within 30 days of its first occurrence and Arion, or the Employing Entity, fails to cure such event within 30 days of such written notice, and the Continuing Employee resigns within 30 days of Arion’s (or the Employing Entity’s) failure to cure (otherwise, the Continuing Employee will irrevocably waive any claim of Constructive Termination with respect to the alleged event). The Continuing Employees shall be notified by Arion, or the Employing Entity, of the requirements of a Qualifying Termination.
(i)    In addition, Sphinx and Arion intend that the transactions contemplated by this Agreement shall not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the consummation of the Purchase Transactions and that the Business Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and Arion shall, and shall cause the Employing Entity to, comply with any requirements under applicable Law to ensure the same. Arion shall assume, be responsible for, pay and discharge, reimburse Sphinx and shall indemnify and hold harmless Sphinx and its Subsidiaries from and against all, severance and other termination benefits as set forth, or otherwise described, in Sphinx’s severance policies as listed on Schedule 6.7(h) of the Sphinx Disclosure Letter (the “Sphinx Severance Policies”), the Sphinx Severance Agreements or applicable Law with respect to (i) the termination by Sphinx or any of its Subsidiaries of any Business Employee’s employment with Sphinx or its Subsidiaries if such Business Employee did not receive a Compliant Offer or (ii) Arion’s failure to comply with Section 6.7(c), Section 6.7(d), Section 6.7(f) and Section 6.7(h) hereof following a 15-day opportunity to cure any such failure.
(j)    Excluding all of the Assumed Liabilities (which includes Transaction Severance Benefits, as well as any accrued PTO and accrued sales commission amounts to the extent included in the calculation of Closing Net Working Capital and the amount that may become payable by Arion to Sphinx under Sections 6.7(h) and (i)), Sphinx shall be responsible for and shall perform and discharge, or cause to be performed and discharged, and shall indemnify and hold harmless Arion and its Affiliates from and against, (i) all accrued compensation due to any Business Employees for the period of their employment with Sphinx or its Subsidiaries prior to the Closing except to the extent reflected in Closing Net Working Capital, (ii) the sponsorship of and all Liabilities under or with respect to any Sphinx Benefit Plans, including those Liabilities incurred or claimed in respect of any Business Employee or their covered dependents for benefits or claims arising with respect to the period on or prior to the Closing Date, (iii) any and all Liabilities arising out of, or related to, any current or former Business Employee’s period of employment or service with Sphinx or one of its Subsidiaries incurred on or prior to the Closing Date, (iv) all Liabilities arising out of or related to any incentive equity program of Sphinx (including restricted stock units and performance stock units) and (v) any and all Liabilities (including all Liabilities relating to severance) arising out of, or relating to, any employees of the Sphinx Parties who are not Business Employees or do not become Continuing Employees not as the result of a failure to receive a Compliant Offer (the “Excluded Employee Liabilities”).
(k)    Unless otherwise agreed between Arion and Sphinx, provided under the terms of the Sphinx Benefit Plans, the Transition Services Agreement or required by applicable Law, effective as of the Effective Time, each Continuing Employee shall cease to participate in, or accrue further benefits under, any Sphinx Benefit Plan (other than as a former employee of Sphinx and its Subsidiaries to the extent, if any, permitted by the terms of such Sphinx Benefit Plan). Continuing Employees shall commence participation in the Arion Benefit Plans at or as soon as practicable after the Effective Time; provided that any delay in commencement resulting from an act or omission by Arion or one of its Affiliates shall not result in any gap or lack of health benefits.

(l)    Where applicable, Arion shall retain responsibility for all medical, dental, vision, life insurance, disability and other welfare plan benefits or expenses incurred by each Continuing Employee following the Closing Date under the applicable Arion Benefit Plan. Sphinx shall retain reasonability for all medical, dental, vision, life insurance, disability and other welfare plan benefits or expenses incurred by Business Employees under the Sphinx Benefit Plans, regardless of when incurred or reported.
(m)    To the extent permitted or required by applicable Law, in the calendar year in which the Effective Time occurs, Arion will use commercially reasonable efforts to cause each benefit plan of Arion and its Affiliates that is a health benefit plan (collectively, “Arion Benefit Plans”) to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to Continuing Employees to the extent such conditions and exclusions would not have been applicable to the Continuing Employees under the terms of the analogous Sphinx Benefit Plans in effect immediately prior to the Closing Date, (ii) honor any payments, charges and expenses of such Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Sphinx Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Arion Benefit Plan during the same plan year in which such payments, charges and expenses were made and (iii) with respect to any medical plan, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee following the Closing Date to the extent that such limitations or requirements would not have been applicable to a Continuing Employee under the terms of the analogous Sphinx Benefit Plan in effect immediately prior to the Closing Date.
(n)    Arion and the Employing Entity will provide credit for each Continuing Employee’s length of service with Sphinx and its Subsidiaries (including any length of service with any entity acquired by Sphinx or any such Subsidiary) for purposes of eligibility, participation, vesting and level of severance benefits under each Arion Benefit Plan, retirement or severance plan, program, policy or arrangement of Arion and its Affiliates (other than any equity based incentive programs), (other than with respect to defined benefit, nonqualified or deferred compensation, equity or equity-based or retiree welfare benefits) for the same purposes that such service was credited by Sphinx as of the Closing under an analogous Sphinx Benefit Plan, except that such prior service credit will not be required to the extent that it results in a duplication of compensation or benefits for the same period of services. Sphinx will provide to Arion as of the Closing Date a schedule indicating the length of service of each Continuing Employee with Sphinx and its Subsidiaries through the Closing Date.
(o)    In addition to the liability of Arion pursuant to Section 6.7(h), effective as of the Closing, Arion and Arion’s Affiliates will be responsible for (i) all Liabilities with respect to U.S. Continuing Employees and their eligible dependents, in respect of health insurance continuation under COBRA with respect to qualifying events occurring after the Closing under the applicable Arion Benefit Plan and (ii) to the extent applicable, all workers’ compensation benefits payable to or on behalf of the U.S. Continuing Employees with respect to injuries occurring after the Effective Time (or with respect to injuries occurring prior to or as of the Closing Date to the extent reflected in Final Net Working Capital). Sphinx and its Subsidiaries will assume or retain any obligations under COBRA with respect to U.S. Business Employees and other qualified beneficiaries: (A) who are enrolled in COBRA continuation coverage under a Sphinx Benefit Plan as of the Closing Date or (B) with respect to whom a qualifying event occurred on or prior to the Closing. Effective as of the Closing Date, Sphinx or its Subsidiaries shall take all necessary actions to provide full vesting of all amounts credited to the account of any U.S. Continuing Employee under any Sphinx Benefit Plan intended to be qualified under Section 401(a) of the Code (the “Sphinx 401(k) Plan”), and Sphinx or its Subsidiaries shall make the matching, profit sharing, and any other employer contributions to such Sphinx 401(k) Plan on behalf of the U.S. Continuing Employees that would have been made irrespective of any end-of-year service requirements otherwise applicable to such contributions, prorated for the portion of the plan year ending on the Closing Date. Sphinx and its Subsidiaries shall take all actions necessary or appropriate to (A) ensure that, under the terms of any Sphinx 401(k) Plan, each U.S. Continuing Employee is eligible to receive a distribution from the Sphinx 401(k) Plan as a result of the Closing Date. Sphinx and its Subsidiaries shall take all actions necessary to permit the rollover in cash (or outstanding loan promisors notes for participant loans) of account balances (including outstanding loans) of U.S. Continuing Employees from the Sphinx 401(k) Plan to any 401(k) plan established by Arion or its Affiliates, as the participants’ election.
(p)    Without limiting the provisions of this Section 6.7 and as identified on Section 6.7(p) of the Sphinx Disclosure Letter, (i) with respect to the fiscal year of Sphinx in which the Closing occurs and with respect to each Continuing Employee entitled to receive a portion of the Accrued Bonuses and who remains employed at the time of payment, Arion shall, or shall cause the applicable Employing Entity of such Continuing Employee to, make annual bonus payments to such Continuing Employee in an amount equal to at least (x) the amount of the Accrued Bonuses attributable to such Continuing Employee (the “Attributable Accrued Bonus Amount”), if any plus (y) such Continuing Employee’s Applicable Portion of the Forfeited Bonuses, if any, which payment shall be made at the same time or times as Sphinx would have paid such bonuses in the ordinary course of business prior to the Closing Date and (ii) with respect to any Sphinx Sales and Commission Plans in effect as of the closing, Arion shall, or shall cause the applicable Employing Entity of such Continuing Employee to, make such payments under the Sphinx Sales and Commission Plans as they are earned by such Continuing Employee and at least in an amount equal to the amount of accrued sales commissions to the extent included in the calculation of the Closing Net Working Capital, if any, which payment shall be made at the same time or times Sphinx pays such sales and commission payments in the ordinary course of business. As used herein, (A) “Forfeited Bonus Amount” means the amount equal to (x) Accrued Bonuses minus (y) the aggregate of all Attributable Accrued Bonus Amounts and (B) “Applicable Portion” means, with respect to a Continuing Employee, a fraction, the numerator of which is such Continuing Employee’s Attributable Accrued Bonus Amount and the denominator of which is the aggregate of all Attributable Accrued Bonus Amounts.
(q)    Following the Agreement Date, each of Sphinx and its Subsidiaries and Arion and its Affiliates will use reasonable best efforts in all matters necessary to effect the transactions contemplated by this Section 6.7 and the requirements of any applicable Law or Transfer Regulations and will provide, and will cause each of their respective representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other Party in that regard, including, (i) cooperating and providing each other with all necessary and reasonable assistance and information to ensure that any works councils or committees, trade unions and/or employee representatives applicable to the Foreign Continuing Employees are provided with the information required in order for proper consultation, notification and other required processes under applicable Law to take place and (ii) exchanging information and data, including reports prepared in connection with bonus plan participation and related data of Continuing Employees (other than individual bonus opportunities based on target bonus as a percentage of base salary), relating to workers’ compensation, employee benefits and employee benefit plan coverages, including information and data that are necessary to support or perform any compensation consultant process or that is otherwise reasonably requested in connection with any compensation consultant process (in each case, except to the extent prohibited by applicable Law or to the extent that such information and data relates to performance ratings or assessments of employees of Sphinx and its Subsidiaries), making any and all required filings and notices, making any and all required communications with Business Employees and obtaining any Governmental Consents required hereunder. Such cooperation will include the provision of any information and consultation required by applicable Law or Transfer Regulations (which shall include, in the case of Arion, information required by any applicable Transfer Regulations regarding any measures Arion envisages it will take with respect to any Automatic Transferred Employees after Closing), the terms of any Contract, or as reasonably requested by the other Party. Each of Sphinx and Arion will make available its representatives at such times and in such places as the other Party may reasonably request for purposes of discussions with representatives of any such works council, economic committee, union or similar body.
(r)    The Parties recognize that certain of the Business Employees are in nonimmigrant visa status or have applications for lawful permanent residence pending with the relevant governmental authorities (the “Affected Foreign Employees”). The Parties further recognize that new or amended petitions with respect to such Affected Foreign Employees may be required in certain of these cases, unless Arion (or its Affiliates, as the case may be) is deemed the “successor-in-interest” to Sphinx or any of its Subsidiaries, as applicable (as such term is used in pronouncements by the United States Department of Homeland Security (“DHS”)) with respect to such Affected Foreign Employees. Accordingly, Arion hereby expressly agrees to assume, and Sphinx hereby assigns, all of the immigration-related Liabilities of the Affected Foreign Employees (including any obligations, Liabilities and undertakings arising from or under attestations made in each certified and still effective labor condition application filed by Sphinx with respect to any such Affected Foreign Employees). The Parties each agree to take such actions as may reasonably be requested at and following the Closing to document to the DHS or such other governmental agency, as the case may be, as may be necessary, the “successor-in-interest” relationship with respect to any Affected Foreign Employees.
(s)    In connection with the employment by, or transition to, an Employing Entity of any Purchased Entity Employees, the Parties acknowledge that it may be necessary and desirable for Sphinx to, or cause its Subsidiaries to, at Arion’s sole cost and expense, perform the obligations of Arion or an Employing Entity under this Section 6.7 in order to facilitate the Transfer of Continuing Employees to Arion on the Closing Date and Sphinx agrees to use reasonable best efforts to perform such obligations at Arion’s reasonable and lawful instructions to the extent not prohibited by applicable Law. It is understood and agreed that notwithstanding the foregoing, Arion shall promptly reimburse Sphinx for its actual, out-of-pocket costs and expenses in connection with such performance and Arion shall remain solely responsible for its obligations under this Section 6.7, and shall indemnify and hold harmless Sphinx and its Subsidiaries from and against any and all Liabilities of Sphinx or of any of its Subsidiaries arising out of any actions taken under this Section 6.7 on behalf of, and at the instruction of, Arion; provided that Sphinx consults reasonably in advance with Arion prior to performing any of Arion’s obligations under this Section 6.7 and performs such actions in good faith in accordance with Arion’s reasonable and lawful instructions.
(t)    Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.7 shall not create any third-party beneficiary right, or any right to employment or continued employment or to a particular term or condition of employment with Arion or any of its Affiliates for any Person, including any Business Employee or Continuing Employee. Nothing in this Section 6.7 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of Arion or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.
Section 6.8    Insurance Matters. Following the Closing, Sphinx shall provide Arion and its Affiliates (including the Purchased Entities) access to, upon reasonable request, information with respect to all occurrence-based third-party insurance policies that have provided coverage to any Purchased Entity or the Business prior to Closing. Such insurance, to the extent provided in the applicable policies, shall be available to cover the Liabilities of the Purchased Entities and the Business to the extent any claims are asserted that arise out of operations of the Purchased Entities or the Business prior to Closing, subject in each case to the terms and limitations of such policies (the “Pre-Closing Claims”). If any Pre-Closing Claim is asserted after the Closing, Arion or its Affiliates shall be responsible to pay all deductibles, self-retention amounts, premium adjustments, litigation expenses or other costs as required under the applicable insurance policies and all costs of prosecution or collection thereof. Sphinx shall use its commercially reasonable efforts to cooperate with Arion and the Purchased Entities in any of their efforts to avail themselves of coverage under any such applicable insurance policies with respect to Pre-Closing Claims, but it shall be the responsibility of the Purchased Entities to submit claims directly to the applicable insurers. Arion acknowledges that certain policies and insurance coverage maintained on behalf of the Business are part of the corporate insurance program maintained by Sphinx and its Subsidiaries, and related to businesses other than the Business, in which case, such coverage will not be available with respect to any claims that are asserted or arise out of operations of the Purchased Entities or the Business following the Closing or otherwise Transferred to Arion. From and after the Closing Date, the Purchased Entities and their Subsidiaries shall cease to be insured by Sphinx’s or its Subsidiaries’ insurance policies or by any of their self-insured programs except with respect to Pre-Closing Claims in accordance with this Section 6.8, and Sphinx and any of its Subsidiaries may, to be effective at the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 6.8 with respect to coverage of the Purchased Entities or the Business following the Closing. Neither Arion nor any of its Affiliates (including, after the Closing, each of the Purchased Entities) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds other than with respect to claims made on behalf of Arion, its Affiliates or the Business) to cover any assets of Arion or its Affiliates or any Liability arising from the operation of the Business following the Closing. From and after the Closing, Arion shall be responsible for securing all insurance it considers appropriate for Arion and its Affiliates and its operation of the Business. Arion covenants and agrees not to seek to assert or to exercise any rights or claims of the Business or any Purchased Entity under or in respect of any past or current insurance policy the Business or any Purchased Entity is a named insured except with respect to Pre-Closing Claims.
Section 6.9    Tax Matters.
(a)    Tax Indemnification.
(i)    Sphinx shall indemnify and hold harmless the Arion Indemnified Parties from and against: (A) except to the extent such Taxes are indemnified under Section 6.9(a)(ii)(D), (1) Taxes of the Purchased Entities for all Pre-Closing Tax Periods, (2) Taxes imposed on or with respect to the Purchased Assets for any Pre-Closing Tax Period and (3) Taxes imposed on or with respect to the Business for any Pre-Closing Tax Period, (B) Taxes arising out of any breach of any covenant made by Sphinx or any of its Subsidiaries in this Agreement or any other Transaction Document, (C) Taxes arising from and attributable to the Sphinx Pre-Closing Restructuring Steps (except for Transfer Taxes as provided for in Section 6.9(b)) or any other action taken by Sphinx and its Affiliates in order to effectuate or otherwise incurred in connection with the restructuring transactions contemplated in Section 2.8(a) hereof and (D) Taxes arising under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign Law by virtue of any Purchased Entity having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing, in each case excluding any (x) additional Taxes that would not have been incurred (to the extent that exceeds the Taxes that otherwise would have been incurred) but for (1) any breach of any covenant made by Arion or any of its Affiliates or (2) any action taken outside the ordinary course of business by Arion or any of its Affiliates after the Closing but on the Closing Date and (y) any Taxes described in Section 6.9(a)(ii)(D) (relating to Requested Sphinx Restructuring Steps) or Section 6.9(a)(ii)(E) (relating to certain Taxes attributable to the Arion Pre-Closing Restructuring Steps) (collectively, the “Excluded Tax Liabilities”). Notwithstanding that a claim for Taxes or Losses may fall into multiple categories of this Section 6.9(a)(i), an Arion Indemnified Party may recover such Taxes and Losses one time only. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.2 shall not apply to this Section 6.9(a)(i).
(ii)    Arion shall indemnify and hold harmless the Sphinx Indemnified Parties from and against (A)(1) Taxes of the Purchased Entities for all Post-Closing Tax Periods, (2) Taxes imposed on the Purchased Assets for any Post-Closing Tax Period, (3) Taxes imposed on or with respect to the Business for any Post-Closing Tax Period, (B) Taxes arising out of any breach of any covenant made by Arion or any of its Affiliates in any Transaction Document, (C) Taxes arising out of any action taken outside the ordinary course of business by Arion or any of its Affiliates after the Closing but on the Closing Date, (D) Taxes arising from or attributable to any Requested Sphinx Restructuring Steps (except for Transfer Taxes as provided for in Section 6.9(b)), and (E) Taxes of the Sphinx Indemnified Parties arising from or attributable to any Arion Pre-Closing Restructuring Steps (except for Transfer Taxes as provided for in Section 6.9(b)) or any other action taken by Arion and its Affiliates in order to effectuate or otherwise incurred in connection with the restructuring transactions contemplated in Section 2.8(b) hereof (provided that, for the avoidance of doubt, this clause (E) shall not take into account any Taxes from the transfer of the Purchased Assets or Purchased Entities hereunder and from any decisions by Arion or its Affiliates as to the jurisdiction or jurisdictions in which the Purchased Assets or Purchased Entities are transferred, including the transfer to Arion or any Other Arion Entity or otherwise), in each case, excluding any additional Taxes that would not have been incurred (to the extent that exceeds the Taxes that otherwise would have been incurred) but for any breach of any covenant made by Sphinx or any of its Affiliates and excluding any Taxes or other amounts subject to indemnification under Section 6.9(a)(i) or Section 9.1(a) hereof. Notwithstanding that a claim for Taxes may fall into multiple categories of this Section 6.9(a)(ii), a Sphinx Indemnified Party may recover such Taxes one time only. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.2 shall not apply to this Section 6.9(a)(ii).
(iii)    With respect to the Business, in the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (A) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (B) in the case of Taxes not described in clause (A) (such as franchise Taxes or Taxes that are based on or related to income or receipts), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.
(b)    Transfer Taxes.
(i)    For purposes of this Agreement, the term “Transfer Taxes” shall mean all transfer, sales, use, stamp, ad valorem, conveyance, VAT, custom duty, documentary, registration and other similar Taxes (including charges for or in connection with the recording of any instrument or document and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any Liability for the Taxes of another Person) payable in connection with the consummation of the Purchase Transactions and the Transfer of the Purchased Shares and the Purchased Assets pursuant to this Agreement and the other Transaction Documents. The Liability for all Transfer Taxes shall be borne one-half by Arion and one-half by Sphinx. Sphinx and Arion shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.
(ii)    Unless the Parties mutually agree otherwise, any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared and filed by the Party required by Law to file such Tax Returns (the “Transfer Tax Returns”), and subject to tax reimbursement or indemnification rights hereunder, such Party shall pay the Transfer Taxes shown on such Tax Return within the period specified by applicable Law. The filing party shall use its reasonable efforts to provide the other Party with a draft copy of such Tax Return which it is required to file at least seven Business Days before such Tax Returns are due to be filed and shall consider in good faith any comments provided by such other Party. All such Tax Returns shall be consistent with the allocation of the Total Consideration as determined pursuant to Section 3.3. Arion shall settle its obligations for any Liability for Transfer Taxes as defined in this Section 6.9 within the period specified by applicable Law and shall reimburse Sphinx for any Transfer Taxes paid by Sphinx within 20 Business Days of being invoiced by Sphinx for such amount.
(c)    Tax Returns.
(i)    Except as provided in Section 6.9(b), Sphinx shall prepare or cause to be prepared and duly file or cause to be duly filed, all Pre-Closing Tax Returns in a timely manner with the appropriate Taxing Authorities; provided that all Pre-Closing Tax Returns of any Purchased Entity shall (to the extent related to the Purchased Shares, Purchased Assets, Assumed Liabilities or the Business) be prepared using accounting methods and other practices that are consistent with those used in the Tax Returns filed prior to the Closing (except as otherwise required by applicable Law or to correct any clear errors). As used herein, “Pre-Closing Tax Returns” shall mean (A) all Tax Returns of the Purchased Entities prepared or filed on an affiliated, consolidated, combined or unitary basis with Sphinx or any of its Subsidiaries (other than the Purchased Entities) and (B) all other Tax Returns (other than as provided in Section 6.9(b)) for Tax periods ending on or before the Closing Date that are of the Purchased Entities (the due date of which is after the Closing Date) or relate to the Purchased Assets, the Assumed Liabilities or the Business. Sphinx will provide Arion with a copy of any income or other material Pre-Closing Tax Returns of the Purchased Entities (excluding any Tax Returns filed with Sphinx or any of its Subsidiaries (other than the Purchased Entities) on a group basis, as described in the foregoing clause (A)) at least 20 Business Days before the due date for the filing of such Tax Return for Arion’s review and comment (and Sphinx shall incorporate any reasonable comments of Arion on such Tax Returns).
(ii)    Except as provided in Section 6.9(b), each Straddle Period Tax Return shall be prepared and filed, or caused to be prepared and filed, with the appropriate Taxing Authority (A) by Arion if it or any of its Affiliates is permitted to file such Tax Return under applicable Law or (B) by Sphinx if Arion and its Affiliates are not permitted to file such Tax Return under applicable Law, in each case in a timely manner using accounting methods and other practices that are consistent with past practice (except as otherwise required by applicable Law or to correct any clear errors); provided that such filing party (x) shall provide the other Party with a draft copy of such Tax Return at least 30 Business Days before the due date for the filing of such Tax Return (including extensions) for its review and comment, (y) shall incorporate all reasonable comments of the other Party with respect to such Straddle Period Tax Return and (z) shall provide the other Party with a finalized copy of such Tax Return as soon as practicable before such due date. The Party preparing the Straddle Period Tax Return shall not file such Tax Return until the earlier of (I) the receipt of written notice from the other Party indicating other Party’s consent thereto or (II) one Business Day’s prior to the due date. As used herein, “Straddle Period Tax Returns” shall mean all Tax Returns for Straddle Periods that are of the Purchased Entities or relate to the Purchased Assets, the Assumed Liabilities other than Transfer Tax Returns and Tax Returns of the Purchased Minority Interests.
(iii)    With respect to each Pre-Closing Tax Return described in this Section 6.9(c)(ii),the party required to file such Tax Return (or cause such Tax Return to be filed) pursuant to this Section 6.9(c) (the “Tax Return Filer”) shall timely pay to the relevant Taxing Authority the amount, if any, shown as due on such Tax Return; provided that if the Tax Return Filer is not permitted to make such payment under applicable Law, then the Parties shall cooperate in good faith to arrange for such amount to be paid to the relevant Taxing Authority in a manner permitted by applicable Law; provided, further, that the obligation to make payments pursuant to this Section 6.9(c)(iii) shall not affect such Tax Return Filer’s right, if any, to receive payments under Section 6.9(c)(iv) or otherwise be indemnified under this Agreement with respect to any Taxes.
(iv)    On or before the due date of any Tax Return described in this Section 6.9 (including extensions), the relevant Tax Return Filer shall notify the other Party of any amounts shown as due on such Tax Return (and to be paid by such Tax Return Filer and its Affiliates or Subsidiaries, as applicable), or any portions of any such amounts, for which the other Party must indemnify the Tax Return Filer under this Agreement, and such other Party shall pay such amounts (or portions thereof) to the Tax Return Filer no later than such due date or, if later, 10 Business Days after the date on which notice of such amounts (or portions thereof) is provided by the Tax Return Filer pursuant to this Section 6.9(c)(iv).

(d)    Tax Refunds.
(i)    After the Closing Date, except to the extent (A) included as an asset in Closing Net Working Capital as finally determined hereunder, or (B) attributable to the carryback of any loss from a Post-Closing Tax Period to a Pre-Closing Tax Period, if Arion or any of its Affiliates receives any Tax refund of the Purchased Entities for the Pre-Closing Tax Period or with respect to other Taxes for which Sphinx is responsible under Section 6.9(a)(i) or an Overpayment Credit, in each case to the extent attributable to (x) Taxes paid by or on behalf of Sphinx, any Purchased Entity or any of Sphinx’s Affiliates on or prior to the Closing Date, (y) Taxes actually indemnified by Sphinx hereunder or (z) Taxes included as a liability in Closing Net Working Capital (if any) (in each case, as finally determined hereunder), Arion shall pay to Sphinx the entire amount of such refund or Overpayment Credit (including any interest thereon from the Taxing Authorities, but net of any Taxes imposed by, a Taxing Authority with respect to such Tax refund or other costs and expenses incurred by Arion or its Affiliates) as soon as practicable after receipt thereof; provided that if Arion is required to repay to the relevant Taxing Authority such Tax refund, Sphinx shall repay the amount previously paid by Arion to Sphinx pursuant to this Section 6.9(d) in respect of such refund (plus any penalties, interest or other charges imposed by the relevant Taxing Authority). Arion shall, at Sphinx’s sole cost and expense, prosecute in good faith and with reasonable diligence any Tax refund claims filed by a Purchased Entity or with respect to the Purchased Assets prior to the Closing which are identified in writing by Sphinx to Arion within 90 days of the Closing Date. Arion shall also, if requested by Sphinx within 90 days of the Closing Date, and at Sphinx’s sole cost and expense, cause the relevant entity to file for and attempt in good faith and with reasonable diligence to obtain any Tax refund (or Overpayment Credit) that would give rise to a payment under this Section 6.9(d); provided that, Arion shall only be required to take such action if (A) pursuing or obtaining such refund is, in Arion’s good faith judgment (after consultation with applicable tax counsel), reasonably expected to have the effect of increasing the Tax liability or decreasing any Tax asset or attribute (other than the Tax refund payable to Sphinx hereunder) of the Arion or its Affiliates in a Post-Closing Taxable Period, and (B) the legal right to such Tax refund has a “more likely than not” (or high confidence level) basis of being sustained if challenged by the relevant governmental authority.
(ii)    Except as otherwise required by applicable Law or in connection with the resolution of any Tax Claim in accordance with Section 6.9(f), Arion shall not, and shall cause its Affiliates not to, (A) make or change any Tax election of the Purchased Entities or related to the Purchased Assets, the Assumed Liabilities or the Business for a Pre-Closing Tax Period or Straddle Period, (B) amend, file, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Pre-Closing Tax Return or Straddle Period Tax Return or (C) carry back any Tax attribute, including any loss, loss carry forward, credit, credit carry forward, prepaid Tax or refund, and any claim for or right to receive any of the foregoing (a “Tax Attribute”) of any of the Purchased Entities from a Tax period ending after the Closing Date to any Pre-Closing Tax Period (each, a “Post-Closing Tax Action”) in each case, without the prior written consent of Sphinx (such consent not to be unreasonably withheld, conditioned or delayed). If Arion or any of its Affiliates does carry back a Tax Attribute to a Pre-Closing Tax Period, then (x) no payment with respect to such carryback shall be due to Arion or any of its Affiliates from Sphinx or any of its Subsidiaries and (y) if Arion or any of its Affiliates receives any refund, credit or offset of any Taxes in connection with such carryback, Arion shall promptly pay to Sphinx the full amount of such refund of Taxes pursuant to Section 6.9(d). After the Closing, Sphinx shall not, and shall not permit any of its Subsidiaries to, amend any Tax Returns or change any Tax elections or accounting methods with respect to any of the Purchased Entities, the Purchased Assets, the Assumed Liabilities or the Business relating to any Pre-Closing Tax Period to the extent such amendment or change could be expected to increase the Taxes of Arion or any of its Affiliates (including the Purchased Entities) for which it would not otherwise be indemnified under Section 6.9(a) unless such change is necessary to comply with applicable Tax law, as reasonably determined in good faith by Sphinx.
(e)    Cooperation and Assistance.
(i)    The Parties shall cooperate with each other in the preparation and filing of any Tax Returns and the conduct of any audit or other Proceeding. They each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 6.9.
(ii)    If either Party is liable under this Section 6.9 including any amounts due pursuant to Section 6.9(d), for any portion of a Tax shown due on any Tax Return required to be filed by the other Party pursuant to this Section 6.9, then the party required to file such Tax Return (or cause such Tax Return to be filed) pursuant to this Section 6.9 (the “Tax Return Filer”) shall deliver a copy of the relevant portions of such Tax Return (taking into account any extensions, if applicable) to the liable Party. If the Parties disagree as to the treatment of any item shown on such Tax Return or with respect to any calculation with respect to any Tax Return to be filed pursuant to this Section 6.9, an independent public accounting firm acceptable to both Sphinx and Arion shall determine, consistent with Sphinx’s past practice (except as otherwise required by Law), how the disputed item is to be treated on such Tax Return (“Accountant’s Determination”). If the Accountant’s Determination has not been made prior to the due date for filing such Tax Return, the Party required to file such Tax Return may file such Tax return as it deems appropriate, and if the subsequent Accountant’s Determination is that such Tax Return should have been filed in some other manner, the filing Party shall amend such Tax Return in accordance with the Accountant’s Determination. Sphinx shall be deemed to be the prevailing party unless the public accounting firm determines in favor of Arion with respect to more than one-half of the amount of Taxes in dispute, in which case Arion shall be deemed to be the prevailing party. The non-prevailing party with respect to the Accountant’s Determination shall pay its own fees and expenses and the fees and expenses of the prevailing party, including fees and costs of counsel, reasonably incurred in connection with the Accountant’s Determination.
(iii)    Upon request, each Party shall deliver to the tax director of the other Party certified copies of all receipts for any foreign Tax with respect to which such other Party or any of its Affiliates or subsidiaries (if any), as applicable, could claim a foreign Tax credit or comparable Tax reduction and any supporting documents required in connection with claiming or supporting a claim for such a foreign Tax credit or comparable Tax reduction.
(iv)    The Parties shall retain records, documents, accounting data and other information in whatever form that are necessary for the preparation and filing, or for any Tax audit, of any and all Tax Returns with respect to any Taxes that relate to Tax periods that begin on or prior to the Closing Date. Such retention shall be in accordance with the record retention policy of the respective Party, but in no event shall any Party destroy or otherwise dispose of such records, documents, accounting data and other information prior to the expiration of the applicable statute of limitations (including extensions). Each Party shall give any other Party reasonable access to all such records, documents, accounting data and other information as well as to its personnel and premises to the extent necessary for a reasonable review or a Tax audit of such Tax Returns and relevant to an obligation under this Section 6.9.
(v)    Sphinx shall use its reasonable commercial efforts to provide Arion with a clearance certificate or similar document(s) which may be required by any Taxing Authority to relieve Arion of any obligation to withhold any portion of the payments to Sphinx pursuant to this Agreement.
(f)    Tax Controversies. A Party shall promptly notify the other Party in writing (in no event later than 20 Business Days) (a “Notification”) upon receipt of written notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or any of its Affiliates or Subsidiaries, as applicable) is liable under Section 6.9 or may give rise to an indemnification payment under Section 6.9(a). Failure to give such Notification shall not relieve the indemnifying party from Liability under this Section 6.9, except if and to the extent the indemnifying party is actually prejudiced thereby. Subject to further provisions of this Section 6.9(f), each Party shall be entitled to control and be solely responsible for the defense of any tax audit or administrative or court Proceeding (a “Tax Claim”) relating to Taxes for which it may be solely liable, and to employ counsel of its choice at its expense. Arion shall be entitled to take control of the defense of any Tax Claim relating to Taxes for which it may be partially liable; provided that Sphinx, at its sole cost and expense, shall have the right to participate in any Tax Claim relating to Taxes for which it may be partially liable. If Arion controls a Tax Claim relating to Taxes for which Sphinx may be partially liable, (i) Arion shall conduct the defense of the Tax Claim diligently and in good faith, (ii) Arion shall keep Sphinx informed regarding the status of such Tax Claim and (iii) Arion shall not settle, resolve, or abandon any such Tax Claim without Sphinx’s prior written consent (not to be unreasonably withheld, conditioned or delayed) to the extent such settlement, resolution or abandonment would increase Taxes for which Sphinx is liable under this Agreement. If Arion chooses not to control a Tax Claim, (A) Sphinx shall assume control of the Tax Claim and conduct the defense of the Tax Claim diligently and in good faith, (B) Sphinx shall keep Arion informed regarding the status of such Tax Claim, (C) Arion shall have the right to participate in such Tax Claim at its sole cost and expense, and (D) Sphinx shall not settle, resolve, or abandon any such Tax Claim without Arion’s prior written consent (not to be unreasonably withheld, conditioned or delayed) to the extent such settlement, resolution or abandonment would increase Taxes for which Arion is liable under this Agreement. This Section 6.9(f) shall govern to the extent it would otherwise be inconsistent with Section 9.3.
Section 6.10    Indemnification of Directors and Officers.
(a)    If the Closing occurs, for a period of six years after the Closing, Arion shall, and shall cause the Purchased Entities and their Subsidiaries to, take any necessary actions to provide that all rights to indemnification or expense advancement and all limitations on Liability relating to the Business existing in favor of the Business Indemnitees as provided in the D&O Indemnity Arrangements shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Purchased Entities and their Subsidiaries after the Closing in accordance with their terms (or be replaced with such rights and limitations as are no less favorable thereto). As used herein, (x) the “Business Indemnitees” means individuals who at or prior to the Closing were current or former officers or directors of the Purchased Entities and their Subsidiaries (or the predecessors of the Purchased Entities and their Subsidiaries) relating to service in such capacities prior to the Closing and (y) the “D&O Indemnity Arrangements” means (i) the Organizational Documents of the Purchased Entities and their Subsidiaries in effect on the Agreement Date or (ii) any agreement providing for indemnification by the Purchased Entities or their Subsidiaries of any of the Business Indemnitees in effect on the Agreement Date to which the Purchased Entities and/or their Subsidiaries are a party.
(b)    In the event that the Purchased Entities, their Subsidiaries or Arion or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchased Entities, their Subsidiaries or Arion, as the case may be, shall succeed to the obligations set forth in this Section 6.10.
(c)    The obligations of Arion under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.10 applies shall be third-party beneficiaries of this Section 6.10).
Section 6.11    Non-Competition; Non-Solicitation.
(a)    During the period commencing on the Closing Date and ending three years after the Closing Date (the “Non-Compete Period”), Sphinx will not, and will cause its Subsidiaries not to, participate or engage in, or hold any ownership interest in any Person who engages in, the design, development, manufacturing, production, marketing, sale or servicing of any product, or the provision of any service, that provides the same or substantially similar principal functionality or services as the Products (“Competing Activity”).
(b)    Notwithstanding anything to the contrary in the foregoing clause (a), Sphinx and its Subsidiaries may in all events:
(i)    engage in any business conducted by Sphinx or its Subsidiaries on the Agreement Date (other than the Business) and continue to sell its products and services as of the Agreement Date (other than Products), and any new releases, updates and successors to such products and services;
(ii)    design, develop, manufacture, produce, market, sell or service any product or service utilizing public key infrastructure technology, including but not limited to embedding mPKI (as such term is currently used in the Business) into any product or service (“Permitted PKI Offerings”); provided, however, Permitted PKI Offerings do not include operating as a public Certificate Authority, including (x) any offer for sale on a standalone basis publicly-trusted "DV" (Domain Validated), "OV" (Organization Validated) and or "EV" (Extended Validation) certificates, or (y) any license, sale or provide as a service any standalone customer facing SSL/TLS certificate management software product in each case as those terms are currently defined in the Business at Closing

(iii)    continue to perform any Competing Activity for the benefit of Arion or any of its Affiliates as required or expressly contemplated by this Agreement or any other Transaction Document;
(iv)    acquire any Person, or one or more divisions or lines of business of a Person, that engages in a Competing Activity by merger or a purchase of shares or assets of a Person so long as, immediately prior to the time of such acquisition, the Competing Activity does not account for more than 20% of the aggregate annual gross revenues of such Person, or divisions or lines of business of such Person, to be so acquired for its most recent fiscal year preceding the acquisition; provided, however, that in the event of such acquisition where the aggregate annual gross revenue related to the Competing Activity exceeds 20% of the aggregate annual gross revenue of the Person or divisions or lines of business of such Person, Sphinx shall be permitted to acquire such Person or business so long as it divests the portion of the Person or business that engages in the Competing Activity within 18 months of the acquisition thereof; provided, further, that such 18 month period shall be extended to the date on which all approvals from a Governmental Authority required to complete the divestiture are received (to no later than the third anniversary following the acquisition of such Person or divisions or lines of business of such Person) if such approvals are not received by the end of such 18 month period; and
(v)    own and operate any Person, division or line of business acquired in compliance with clause (iii) above; provided that, any such division or line of business does not account for more than 5% of the aggregate annual gross revenues of Sphinx and its Subsidiaries during the Non-Compete Period.
(c)    During the period commencing on the Closing Date and ending 12 months after the Closing Date, Sphinx will not, and will cause its Subsidiaries not to, directly or indirectly, solicit to hire or, in such jurisdictions where such restriction would not be prohibited by Law, hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any employee of Arion or its Subsidiaries who has the title of director or other equivalent or higher position (including any Continuing Employee) or any other employee of Arion or its Subsidiaries to whom Sphinx is introduced, of whom Sphinx has become aware, or with whom Sphinx has otherwise had substantial contact, as a result of the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby. This restriction shall not apply to Persons that have been terminated by Arion or its Subsidiaries for at least 90 days prior to commencement of employment discussions between Sphinx or its Subsidiaries or its or their representatives and such Person and nothing in this clause (c) shall restrict Sphinx or its Subsidiaries from engaging in general or public searches, solicitations or advertising by or on behalf of Sphinx or such Subsidiary (including through search firms) that is not specifically directed towards any such Person described in the first sentence of this clause (c).
(d)    During the period commencing on the Closing Date and ending 12 months after the Closing Date, Arion will not, and will cause its Subsidiaries not to, directly or indirectly, solicit to hire or, in such jurisdictions where such restriction would not be prohibited by Law, hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any employee of Sphinx or its Subsidiaries who has the title of director or other equivalent or higher position, or any other employee of Sphinx or its Subsidiaries to whom Arion is introduced, of whom Arion has become aware, or with whom Arion has otherwise had substantial contact, as a result of the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (other than the Business Employees). This restriction shall not apply to Persons who have been terminated by Sphinx or its Subsidiaries at least 90 days prior to commencement of employment discussions between Arion or its Subsidiaries or its or their representatives and such Person and nothing in this clause (d) shall restrict Arion or its Subsidiaries from engaging in general or public searches, solicitations or advertising by or on behalf of Arion or such Subsidiary (including through search firms) that is not specifically directed towards any such Person described in the first sentence of this clause (d).
(e)    If after Closing and during the Non-Compete Period Sphinx or any of its Subsidiaries desire to purchase PKI certificates from a third party for use in Permitted PKI Offerings, it will purchase those certificates from Arion, so long as Arion can meet the applicable Sphinx technical requirements and agrees to sell those certificates at fair market prices and terms, and in no event less favorable pricing and terms than the most favorable pricing and terms offered by Arion to any similarly situated customer.
(f)    Each Party acknowledges and agrees that the covenants and agreements set forth in this Section 6.11 were a material inducement to the other Party to enter into this Agreement and to perform its obligations hereunder. Sphinx hereby acknowledges that the restrictive covenants set forth in Section 6.11(a) are reasonable in terms of duration, scope and area restrictions and are limited to the scope that is necessary to protect the goodwill of the Business and to prevent the impairment of the value of the substantial investment therein being made by Arion hereunder. The Parties agree that, if any court of competent jurisdiction in a final, non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.11 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party. It is agreed that any breach or threatened breach of the restrictive covenants set forth in this Section 6.11 would cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy to the non-breaching Party.
Section 6.12    Further Assurances; Wrong Pockets.
(a)    General Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use its reasonable efforts, prior to, at and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the Purchase Transactions and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 7 and including the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents; provided that all such actions are in accordance with applicable Law. Notwithstanding the foregoing, from time to time, whether at or after the Closing, Sphinx and its Subsidiaries (as appropriate) will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions, at Sphinx’s sole expense and subject to Section 3.6(b), as Arion may reasonably require to more effectively Transfer to Arion any of the Purchased Assets or Purchased Shares and Arion will execute and deliver such instruments, certificates, agreements and other documents and perform such other actions, at Sphinx’s sole expense, as Sphinx or its Subsidiaries may reasonably require for Arion to more effectively assume the Assumed Liabilities. Neither Arion nor Sphinx will be required to make any payments, incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Consent of any Person. The obligations of each Party under this Section 6.12(a) shall expire 18 months after the Closing Date.
(b)    Wrong Pockets. In the event that, on or after the Closing, either Party receives payments or funds or, in the case of Sphinx, retains Purchased Assets, or in the case of Arion, receives Excluded Assets, or such Party discovers funds or, in the case of Sphinx, Purchased Assets, or in the case of Arion, Excluded Assets, due or belonging to the other Party pursuant to the terms hereof or any of the Transaction Documents, then the Party receiving or discovering such payments or funds or, in the case of Sphinx, Purchased Assets, or in the case of Arion, Excluded Assets shall promptly forward or Transfer or cause to be promptly forwarded or Transferred such payments or funds or, in the case of Sphinx, Purchased Assets, or in the case of Arion, Excluded Assets, to the proper party (with appropriate endorsements, as applicable), for no additional consideration and will account to such other Party for all such receipts. The Parties acknowledge and agree that, except as otherwise provided in this Agreement, there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Documents. Without limiting the foregoing provisions of this Section 6.12(b), Sphinx agrees that Arion shall, following the Closing, have the right and authority to endorse any checks or drafts received by Arion in respect of any account receivable of the Business included in the Purchased Assets or reflected in the Final Closing Net Working Capital and Sphinx shall furnish to Arion such evidence of this authority as Arion may reasonably request. Following the Closing, if Arion or its Affiliates receives any mail or packages addressed to Sphinx or its Subsidiaries and delivered to Arion not relating to the Business, the Purchased Assets, the Purchased Shares or the Assumed Liabilities, Arion shall promptly deliver (or cause to be delivered) such mail or packages to Sphinx. Following the Closing, if Sphinx or its Subsidiaries receives any mail or packages delivered to Sphinx relating to the Business, the Purchased Assets, the Purchased Shares or the Assumed Liabilities, Sphinx shall promptly deliver (or cause to be delivered) such mail or packages to Arion. Without limiting the foregoing, if within 60 days after Closing, Arion identifies any Patents that it believes are “Exclusive to the Business”, then provided that Sphinx confirms (such confirmation not to be unreasonably withheld) that such Patents are “Exclusive to the Business”, then such Patents will be deemed to be part of the Purchased Assets and Sphinx will assign such Patents to Arion through an appropriate amendment to the IPMA. For purposes of the immediately preceding sentence, a Patent will be considered “Exclusive to the Business” if (x) all named inventors are or were working within the Business at the time the claimed invention was conceived or first reduced to practice; and (y) all claims in the Patent are exclusively related to the Business, Products or Transferred Technology.
Section 6.13    Privileges. The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to either Party with respect to the Business and the other businesses of Sphinx or Arion, as applicable (collectively, “Privileges”), shall be governed by the provisions of this Section 6.13. With respect to matters relating to Sphinx’s businesses, the Excluded Assets or the Excluded Liabilities, in each case regardless of whether such matters also relate to the Business, the Purchased Assets or the Assumed Liabilities, and with respect to all business records, documents, communications or other information (collectively, “Information”) of Sphinx or any Affiliate prepared in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, Sphinx shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Arion and its Affiliates. Arion and its Affiliates (including, as of the Closing Date, the Purchased Entities) shall take no action without the prior written consent of Sphinx that would reasonably be expected to result in any waiver of any such Privileges of Sphinx. With respect to matters relating to Arion’s businesses (not including the Business, the Purchased Assets or the Assumed Liabilities prior to Closing) and with respect to all Information of Arion or any Affiliate prepared in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, Arion shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Sphinx and its Affiliates. Sphinx and its Affiliates shall take no action without the prior written consent of Arion that would reasonably be expected to result in any waiver of any such Privileges of Arion. After the Closing, Arion shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business, the Purchased Assets, the Purchased Shares and the Assumed Liabilities (but not including the Excluded Assets, Excluded Liabilities, Information prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or any other potential transaction relating to the Business or related sale process, or matters that relate to the businesses of Sphinx (other than the Business)). However, Arion may not assert any such Privileges of the Purchased Entities, Sphinx or its Affiliates related to pre-Closing advice or communications relating to the Business against Sphinx and its Affiliates; provided, however, that, if the waiver (or failure to assert such Privilege) would reasonably be expected to result in such Privilege being waived in connection with any claim by a third party in connection with the Purchased Assets, the Purchased Shares or the Assumed Liabilities, Sphinx shall, and shall cause its Subsidiaries to, use reasonable best efforts to enter into such reasonable arrangements designed to ensure that such Privilege is not otherwise waived with respect to such third party, including customary joint defense agreements or similar arrangements. Sphinx and its Subsidiaries shall take no action after the Closing without the prior written consent of Arion that would reasonably be expected to result in any waiver of any such Privileges of Arion. The rights and obligations created by this Section 6.13 shall apply to all Information as to which Sphinx, Arion, their respective Subsidiaries or the Purchased Entities would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby or by the other Transaction Documents (the “Privileged Information”). Upon receipt by Sphinx or its Subsidiaries, or Arion and its Affiliates (including, as of the Closing Date, the Purchased Entities), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if Sphinx or its Subsidiaries or Arion or its Affiliates (including, as of the Closing Date, the Purchased Entities), as the case may be, obtains knowledge that any current or former employee of Sphinx, its Affiliates or the Purchased Entities or Arion or its Affiliates (including, as of the Closing Date, the Purchased Entities), has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall, to the extent permitted by applicable Law, promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.13 or otherwise to prevent the production or disclosure of Privileged Information. Sphinx’s transfer of any Business Records or other Information to Arion in accordance with this Agreement and Sphinx’s and Arion’s agreement to permit the other to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in this Section 6.13 and Section 6.3, to maintain the confidentiality of information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Sphinx or Arion, as the case may be. The access to Business Records and other information being granted pursuant to Section 6.3, Section 6.4, Section 6.6, Section 6.9 and Section 9.3, and the disclosure to Arion and Sphinx of Privileged Information relating to the Business or the other businesses of Sphinx or Arion, as applicable, pursuant to this Agreement in connection with the transactions contemplated hereby or any other Transaction Document shall not be asserted by Sphinx or Arion to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 6.13 or otherwise.
Section 6.14    [Reserved].

Section 6.15    Delivery of Business Financial Statements.
(a)    During the period from the Agreement Date until the earlier of the Closing Date or termination of this Agreement pursuant to Article 10, Sphinx shall deliver to Arion unaudited combined non-GAAP balance sheets and income statements of the Business prepared on the same basis, and subjected to the same level of internal and external review, as the Sphinx Unaudited Financial Statements, including the notes thereto, for each fiscal quarter ending at least 45 days before the Closing Date (the “Required Financial Information”), in each case, as soon as reasonably practicable following, but in any event within 45 days after, the date of the applicable fiscal quarter end. Arion shall, promptly on request by Sphinx, reimburse Sphinx for all of the reasonable and documented out-of-pocket costs and expenses of Sphinx incurred by Sphinx in providing the balance sheets and income statements described in this Section 6.15(a).
(b)    From and after the date that is 60 days after the Agreement Date, Sphinx shall, and shall cause its Subsidiaries and Representatives to, use their reasonable efforts to cooperate and assist Arion with the preparation of audited “carve-out” combined financial statements with respect to the Business. Arion shall, promptly on request by Sphinx, reimburse Sphinx for the reasonable, out-of-pocket costs incurred by Sphinx and owed to external resources in providing the cooperation and assistance described in this Section 6.15(b) (it being understood that Sphinx shall be permitted to retain external resources that it determines in its good faith sole discretion are appropriate to satisfy its obligations under this Section 6.15(b)).
Section 6.16    Arion Financing.
(a)    Arion shall, and shall cause its Affiliates to, use its reasonable best efforts to obtain the Debt Financing on the terms and subject only to the conditions described in the Debt Financing Commitment and the Fee Letters, including using its reasonable best efforts to (i) promptly negotiate definitive agreements on the terms and subject only to the conditions contained in the Debt Financing Commitment (including any market flex provisions) so that such agreements are in effect on the Closing Date, (ii) promptly satisfy (or obtain a waiver to) or cause the satisfaction (or waiver) of all conditions in the Debt Financing Commitment and the definitive agreements for the Debt Financing, (iii) consummate the Debt Financing on the terms and subject only to the conditions (including accepting to the fullest extent any modifications to the Debt Financing pursuant to any market flex provisions) contained in the Debt Financing Commitment (including by causing the Debt Financing Sources and the other Persons providing the Debt Financing to provide such Debt Financing) on or prior to the date on which the Closing is required to occur pursuant to Section 8.1, (iv) enforce its rights under the Debt Financing Commitment in the event of any breach thereof, (v) comply with and maintain in effect the Debt Financing Commitment on the terms and conditions thereof and (vi) in the event that the conditions set forth in Section 7.1, Section 7.3 and in the Debt Financing Commitment have been satisfied or, upon funding would be satisfied, cause the Debt Financing Sources to fund the full amount of the Debt Financing at or prior to the Closing (or if lesser, the Required Amount).
(b)    In the event that, notwithstanding the use of reasonable best efforts by Arion to satisfy its obligations under Section 6.16(a), any portion of the Debt Financing becomes unavailable on the terms and subject only to the conditions (including any market flex provisions) contemplated in the Debt Financing Commitment (unless such portion is not reasonably required to consummate the transactions contemplated by this Agreement), Arion shall promptly notify Sphinx (and in any event, within two Business Days) thereof and use its reasonable best efforts to obtain alternative financing for the Required Amount as promptly as reasonably practicable following the occurrence of such event; provided that such alternative financing shall not have any of the effects described in clauses (A) through (E) of clause (c)(i) below or be directly or indirectly provided by Sphinx or its Affiliates; provided, further, that Arion shall not be obligated to seek or obtain financing on terms or conditions materially less favorable (taken as a whole) to Arion than those contained in the Debt Financing Commitments (including any market flex provisions). Arion shall deliver to Sphinx true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Arion with any portion of the Debt Financing substantially concurrently with the execution thereof.
(c)    Arion shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing Commitment or definitive agreement relating to the Debt Financing; provided, however, that (i) without the prior written consent of Sphinx, no such amendment, replacement, supplement, modification or waiver shall (A) reduce (or have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Debt Financing other than as set forth in the Fee Letters or as covered by a corresponding increase in any equity commitment) unless the representations in Section 5.12(d) hereof (as though made at the time of the effectuation of such amendment, modification, supplement or replacement) shall remain true and correct after taking into account such reduction, (B) add conditions precedent to the Debt Financing or amend, replace, supplement or modify any existing conditions precedent to the Debt Financing in a manner adverse to Arion (or its Affiliates) or that would reasonably be expected to prevent, impede or delay or make less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing), (C) reasonably be expected to prevent, impede or materially delay the availability of the Debt Financing, (D) adversely impact the ability of Arion to enforce or cause the enforcement of its rights under the Debt Financing Commitment or the definitive agreements relating to the Debt Financing or (E) impose obligations on Sphinx or its Subsidiaries without Sphinx’s consent and (ii) it is understood and agreed that Arion may amend the Debt Financing Commitment to add lenders, arrangers, bookrunners, agents, managers, commitment parties or similar entities that have not executed the Debt Financing Commitment as of the Agreement Date.
(d)    To the extent Arion obtains alternative financing pursuant to Section 6.16(b), or amends, replaces, supplements, modifies or waives any of the Financing pursuant to Section 6.16(c), references to the “Debt Financing” and “Debt Financing Commitment” (and other like terms in this Agreement) shall be deemed to refer to such alternative financing, or the Financing as so amended, replaced, supplemented, modified or waived.
(e)    Arion shall keep Sphinx informed on a timely basis upon reasonable request and in reasonable detail of the status of Arion’s efforts to arrange and obtain the Debt Financing. Without limiting the foregoing, Arion shall notify Sphinx promptly (and in any event within two Business Days) if at any time prior to the Closing Date: (i) the Debt Financing Commitment expires or is terminated for any reason, (ii) Arion obtains knowledge of any material breach or default by any party to any Debt Financing Commitment, (iii) Arion receives any written communication from any Person providing a Debt Financing Commitment with respect to any (A) actual, potential or threatened breach, default, termination or repudiation by any party to the Debt Financing Commitment with respect to a material provision of the Debt Financing Commitment or (B) a material dispute or disagreement between or among any parties to the Debt Financing Commitment with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing or (iv) any other event or development occurs that Arion should reasonably expect may have a material and adverse impact on the ability of Arion to obtain all or any material portion of the Debt Financing contemplated by the Debt Financing Commitment on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment or the definitive documents related to the Debt Financing or Arion, for any reason, otherwise no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on the terms described in the Debt Financing Commitment. As soon as reasonably practicable (but in any event within two Business Days after the date Sphinx delivers to Arion a written request therefor), Arion shall provide any information reasonably requested by Sphinx relating to the status of the Financing and any circumstance referred to in clause (i) through (iv) of the immediately preceding sentence.
(f)    Sphinx shall use its reasonable best efforts to provide, shall cause its Subsidiaries and their respective representatives to use reasonable best efforts to provide such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Arion, in each case at Arion’s sole expense, including its reasonable best efforts to (i) participate (and use reasonable best efforts to cause members of senior management of Sphinx and/or the Business to participate) in meetings, presentations and due diligence sessions with the Debt Financing Sources, (ii) furnish Arion and the Debt Financing Sources and rating agencies with historical and projected financial and other pertinent information regarding the Business as may be reasonably requested by Arion or the Debt Financing Sources in connection with the Debt Financing, in each case to the extent reasonably available to Sphinx, (iii) assist Arion and the Debt Financing Sources in the preparation of customary marketing materials for any portion of the Debt Financing, (iv) provide reasonable and customary cooperation with any marketing efforts of Arion and the Debt Financing Sources for any portion of the Debt Financing (including executing customary authorization letters authorizing the distribution of information about Sphinx to prospective lenders and containing a customary representation to the Debt Financing Sources that the public side versions of marketing materials, if any, do not include material non-public information about the Business for purposes of U.S. federal and state securities laws), (v) facilitate the pledging of collateral, (vi) furnish Arion and the Debt Financing Sources at least three Business Days prior to the Closing Date with all customary documentation and other information required with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations as is reasonably requested in writing by the Lead Arrangers at least 10 days prior to the Closing Date and (vii) satisfy the conditions precedent set forth in the Debt Financing Commitment to the extent satisfaction thereof requires the cooperation, and is within the control, of any Sphinx, its Subsidiaries or their respective representatives; provided that (x) neither Sphinx nor any of its Subsidiaries (including, prior to Closing, the Purchased Entities) shall be required to pledge any assets as collateral, execute any definitive agreement in respect of the Debt Financing or any closing certificate, pay any commitment or other similar fee, incur any other Liability in connection with the Debt Financing or issue any offering memo, bank book or similar document with respect to the Debt Financing and (y) no obligation of any Purchased Entity under any document, certificate or instrument executed pursuant to this Section 6.16(f) shall be effective, in each case of (x) and (y), until the Closing (other than, in the case of clause (x) or (y), executing customary authorization letters authorizing the distribution of information about Sphinx to prospective lenders). Arion shall be responsible for all reasonable and documented fees and expenses related to the Debt Financing and shall promptly reimburse upon request of Sphinx, all documented out-of-pocket costs and expenses (including reasonable and documented fees and expenses of counsel) incurred by Sphinx or its Subsidiaries in connection with the cooperation of Sphinx as contemplated by this Section 6.16. Arion shall, and hereby agrees to, indemnify and hold harmless Sphinx, its Subsidiaries and their respective representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing except to the extent such Losses arise out of or result from the gross negligence or willful misconduct of Sphinx, its Subsidiaries or their respective Representatives. All non-public or other Confidential Information provided by Sphinx or its representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Arion will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (A) agree to be bound by the Confidentiality Agreement as if parties thereto or (B) are subject to other confidentiality undertakings that are customary or are reasonably satisfactory to Sphinx and of which Sphinx is a beneficiary.
(g)    Notwithstanding anything to the contrary contained herein, Arion acknowledges and agrees that its obligations to consummate the Purchase Transactions or any other transactions contemplated hereby and by the other Transaction Documents is not contingent upon Arion obtaining the Debt Financing or any other third-party financing. In the event that Arion fails to obtain the full Required Amount at or after the time the Closing would otherwise occur until the Outside Date, without prejudice to any other remedy which may be available to the Parties by Law or this Agreement, Sphinx may, in its sole discretion, elect the alternative set forth on Schedule 6.16(g) of the Sphinx Disclosure Letter. Sphinx, its controlled Affiliates and its Subsidiaries shall not be, and shall not take any actions to become, whether directly or indirectly (including through any Debt Financing Source or the syndication of any Debt Financing), a lender of the Debt Financing or a Debt Financing Source, including pursuant to any alternative debt financing.
Section 6.17    Transition Services.
(a)    Subject to Section 6.17(b), as promptly as practicable following the execution of this Agreement, Arion and Sphinx agree to negotiate in good faith concerning any additions, modifications, adjustments or clarifications with respect to the schedules set forth in Schedule 6.17 of the Sphinx Disclosure Letter (as may be amended by the Parties in accordance with the terms of this Section 6.17, the “Preliminary Transition Service Schedules”) so as to finalize the Transition Service Schedules to be attached to the Transition Services Agreement.
(b)    Notwithstanding the foregoing, Sphinx will not be required to provide a Transition Service that (i) is an Excluded Service; or (ii) either (A) was not provided to the Business by Sphinx, including in connection with the Shared Services, during the 12-month period preceding the Agreement Date or (B) is not reasonably necessary in connection with the transition of the Business to Arion as conducted during the 12-month period preceding the Agreement Date; provided that, if Sphinx did not provide a Transition Service as set forth in subsection (ii)(A) above, if such Transition Service is reasonably necessary in connection with the transition of the Business to Arion as currently conducted and is so requested by Arion, the parties will negotiate in good faith to establish a Transition Service Schedule (including applicable fees payable to Sphinx in accordance with this Section 6.17) pursuant to which Sphinx will provide an additional Transition Service solely in the form of assistance and cooperation reasonably required to enable a third party service providers to provide all elements of the requested Transition Service, with such third party service provider to be selected and managed (and paid for) by Arion at its sole cost and expense.
(c)    Unless otherwise agreed by Arion and Sphinx or set forth in the Preliminary Transition Service Schedules, no Transition Period will last for more than 12 months following the

Closing Date (excluding any extensions made to the Transition Period in accordance with the terms of the Transition Services Agreement).
(d)    Arion and Sphinx agree that, unless otherwise provided in the Preliminary Transition Service Schedules, the pricing for any Transition Service shall be equal to the Service Provider’s fully-loaded cost (which shall include actual cost and pro-rated overhead allocation), which will be determined in a manner consistent with the methodology used to calculate fees for similar Transition Services, if any, as set forth in the applicable Pre-Closing Transition Service Schedule.
(e)    Any requests to add additional Transition Services to the Preliminary Transition Service Schedules or to make any other modifications, adjustments or clarifications to the Preliminary Transition Service Schedules must be made in writing by the requesting Party within 60 days after the Agreement Date. To the extent that, notwithstanding such good faith efforts, Arion and Sphinx are unable to agree upon the Transition Service Schedules to be attached to the Transition Services Agreement prior to the earlier of 60 days after the Agreement Date and the date this Agreement has been validly terminated pursuant to Article 10, such unresolved matters shall be referred for resolution to the chief financial officer of Sphinx, on the one hand, and chief financial officer of Arion, on the other hand, who shall work together in good faith to reach final resolution within 10 days of such referral. Notwithstanding the foregoing, in the event that 120 days after the Agreement Date, neither the Closing has occurred nor this Agreement has been validly terminated pursuant to Article 10, either Arion or Sphinx may request in writing to add additional Transition Services or make other modifications, adjustments or clarifications to the Preliminary Transition Service Schedules that meet the conditions described in Section 6.17(b), and the Parties shall negotiate in good faith concerning such modifications, adjustments or clarifications in accordance with the terms of this Section 6.17; provided that if any such matters remain unresolved as of the Closing, the Parties shall continue such negotiations after Closing in accordance with and subject to the terms of the Transition Services Agreement.
(f)    Except as otherwise expressly provided in the Transition Services Agreement, and subject to Section 2.6, all Shared Services provided to the Business by Sphinx, including pursuant to a Contract that is the subject of Section 2.6 shall cease as of the Closing Date.
(g)    As promptly as practicable following the Agreement Date, and solely for the purposes of defining the damages limitations for Section 6.2(b) of the Transition Services Agreement, Arion and Sphinx agree to negotiate in good faith to establish an estimate of amounts to be paid to Service Provider under the Transition Services Agreement for all applicable Transition Services identified by Arion and Sphinx in the Transition Service Schedules as being within the same functional area (as such areas are identified on Exhibit A of the Transition Services Agreement), and at the Closing, subject to Section 6.17(e), Exhibit A to the Transition Services Agreement shall be updated to reflect such agreed upon amounts.
(h)    Capitalized terms used in this Section 6.17 but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Transition Services Agreement.
Section 6.18    Guarantees. Arion recognizes that Sphinx and certain of its Subsidiaries have provided credit support to the Business, the Purchased Assets or the Purchased Entities pursuant to guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Sphinx or its Subsidiaries in support of any obligation of the Business (the “Business Guarantees”), each as set forth on Schedule 6.18 of the Sphinx Disclosure Letter, and that Sphinx may supplement Schedule 6.18 of the Sphinx Disclosure

Letter from time to time prior to Closing to include any additional Business Guarantees entered into after the Agreement Date (to the extent permitted by Section 6.1(a) of this Agreement). Following the Agreement Date, Arion and Sphinx shall use their respective reasonable best efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Sphinx, on or before the Closing Date, valid and binding written releases of Sphinx and its Subsidiaries, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees listed on Schedule 6.18 of the Sphinx Disclosure Letter (as supplemented prior to the Closing Date) (such Business Guarantees, the “Scheduled Guarantees”), which release shall be effective as of the Closing, including, in the case of Arion and its Subsidiaries, as applicable, by providing substitute guarantees, furnishing letters of credit, posting surety or performance bonds or making other arrangements as the beneficiary may reasonably request. If any Scheduled Guarantee has not been released as of the Closing Date, then Arion and Sphinx shall continue to use their respective reasonable best efforts after the Closing to cause as promptly as practicable the complete and unconditional release of Sphinx and its Subsidiaries under such Business Guarantee. Arion shall, and hereby agrees to, indemnify and hold harmless Sphinx and its Subsidiaries from and after the Closing for any amounts required to be paid under any Business Guarantees that relate to the post-Closing period (it being understood and agreed that Sphinx and its Subsidiaries shall be responsible for all costs and expenses associated with such Business Guarantees prior to the Closing), except as a result of Sphinx or any of its Subsidiaries’ gross negligence or willful misconduct.
Section 6.19    Existing Intercompany Agreements and Arrangements.
(a)    Except as set forth in Section 6.19(b), Arion acknowledges and agrees that all Sphinx Intercompany Agreements, and all rights and obligations of the Business or the Purchased Entities under such Sphinx Intercompany Agreements will be terminated at or prior to the Closing. No such terminated Sphinx Intercompany Agreement or any arrangement, commitment or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time. Arion and its Affiliates (including, after the Closing, the Purchased Entities) shall have no Liability or obligation in respect of such Sphinx Intercompany Agreement, whether arising prior to, on or after the Closing Date.
(b)    The provisions of Section 6.19(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
(i)    this Agreement, the other Transaction Documents and each other agreement, arrangement, commitment or understanding expressly contemplated by this Agreement or any other Transaction Document to be entered into or continued after the Effective Time; and
(ii)    the Shared Contracts and the arrangements for Subcontracted Work, which are addressed in Section 2.6.
Section 6.20    Cooperation in Litigation. Without limiting the obligations of the Parties under Article 9, from and after the Closing, the Parties shall reasonably cooperate with each other in the investigation, prosecution or defense of any Proceedings (other than Proceedings with respect to Taxes) arising from or related to the conduct of the Business, the ownership, assets or Liabilities of the Purchased Entities, the ownership, operation or use of the Purchased Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities and, in each case, involving one or more third parties. Such reasonable cooperation shall include using reasonable best efforts in (a) providing, and causing their respective Affiliates or Subsidiaries, as applicable, to provide, documentary or other evidence, (b) implementing, and causing their respective Affiliates to implement, record retention, litigation holds or other documentary or evidence policies or (c) making, and causing their respective Affiliates to make, available directors, officers and employees to give depositions or testimony, all as reasonably requested by the requesting Party from time to time. Except as otherwise provided in Article 9, the Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party (or Affiliate thereof, as the case may be) providing such cooperation and by its officers, directors, employees and agents, but not including reimbursing such Party (or Affiliate thereof, as the case may be) or its officers, directors, employees and agents for their time spent in such cooperation.
Section 6.21    Exclusivity. During the period from the Agreement Date until the earlier of the Closing Date and termination of this Agreement pursuant to Article 10, Sphinx will not, nor will it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly: (a) solicit or knowingly encourage, facilitate or induce the making, submission or announcement of, or take any other action designed or reasonably likely to facilitate, any inquiry, expression of interest, proposal or offer concerning the sale or other conveyance of any portion of the Business as an alternative to the transactions contemplated by this Agreement (an “Acquisition Proposal”) from any Person other than Arion or its Affiliates or Representatives, (b) deliver or make available to any Person any nonpublic information with respect to the Business or afford access to the properties, books, records or representatives of the Business to any Person (other than Arion or its Affiliates or Representatives, or as required by applicable Law) or (c) negotiate, or accept any proposals, offers or inquiries from, or enter into any Contract with, any Person relating to or in connection with any Acquisition Proposal. Notwithstanding anything to the contrary herein, in no event shall any transaction or proposal with respect to an acquisition of control of Sphinx (whether by way of merger, purchase of capital stock, purchase of assets, joint venture, license, lease or otherwise) constitute an Acquisition Proposal. In the event that Sphinx or any of its Affiliates or Representatives receives an unsolicited Acquisition Proposal from any Person after the Agreement Date and prior to the Closing Date, Sphinx will provide Arion with notice of such event and a summary of the material terms of such Acquisition Proposal; provided, however, that Sphinx will not be required to disclose the identity of the Person or group of Persons making such Acquisition Proposal.
Section 6.22    Other Agreements. After the date hereof, each of the Parties shall promptly negotiate definitive versions of the Sphinx Other Agreements to which it is a party, in each case to be entered into and effective as of the Closing.
Section 6.23    Pre-Closing Restructuring. Sphinx shall, and shall cause its Subsidiaries and Affiliates to, effectuate and consummate the Sphinx Pre-Closing Restructuring Steps in accordance with the steps set forth on Schedule 2.8(a) and in compliance with all applicable Laws. Sphinx shall present for Arion’s review and comment drafts of any applicable Sphinx Pre-Closing Restructuring Documents within a reasonable time frame (but in any event, no later than five Business Days) prior to their anticipated execution or effectiveness.
Section 6.24    Enforcement of Employee and Bidder NDAs.
(a)    Employee NDAs. Following the Closing, in the event (i) Sphinx provides written notice to Arion of an actual or threatened breach, or actions that would reasonably be expected to result in a breach, of an Employee NDA by the applicable employee counterparty and (ii) Sphinx reasonably requests that it be permitted to take action against such employee in order to protect Sphinx’s interests under the applicable Employee NDA which interests would be harmed by such breach, Arion shall, at Sphinx’s expense, promptly take all actions reasonably necessary to permit and authorize Sphinx to enforce Arion’s rights under the applicable Employee NDA on behalf and for the benefit of Sphinx or its applicable Subsidiary or Affiliate.

(b)    Bidder NDAs. Following the Closing, in the event (i) Arion provides written notice to Sphinx of an actual or threatened breach, or actions that would reasonably be expected to result in a breach, of a Bidder NDA by the applicable third party counterparty with respect to the confidential information of the Business and (ii) Arion reasonably requests in such notice that Sphinx take action against such counterparty in order to protect Arion’s interests in preserving the confidentiality of such confidential information of the Business under the applicable Bidder NDA which interests would be harmed by such breach, Sphinx shall, at Arion’s expense, promptly take all actions reasonably necessary to permit and authorize Arion to enforce or cause the enforcement of Sphinx’s rights under the applicable Bidder NDA on behalf and for the benefit of Arion or its applicable Subsidiary or Affiliate.
(c)    Cooperation. Each of the Parties shall cooperate reasonably, and shall cause their respective Subsidiaries to cooperate reasonably, in the enforcement of the Employee NDAs and/or Bidder NDAs, as applicable, as contemplated by this Section 6.24. Such cooperation shall include using commercially reasonable efforts in the retention and the provision of documents, records and information that are reasonably relevant to such requested enforcement action upon reasonable request therefor (subject to the receiving Party’s agreement to appropriate provisions for maintaining confidentiality and privilege in a manner consistent with Section 6.3 and Section 6.13).
Section 6.25    Delivery of Sphinx Material Contracts. Sphinx shall use commercially reasonable efforts to deliver to Arion, prior to the Closing, true, correct and complete copies of all Sphinx Material Contracts that were not made available to Arion prior to the Agreement Date.
Section 6.26    URL Services Agreements and Operational Subdomain Agreement Exhibits. Sphinx shall use commercially reasonable efforts to identify (i) any Certificate Support URLs (as defined in the URL Services Agreement) that were not included in Exhibit A thereto prior to the Agreement Date within 30 days of the Agreement Date, and at the Closing, Exhibit A thereto shall be updated accordingly, including with applicable Service Periods, (ii) any Internal Operational Subdomains (as defined in the Operational Subdomain Agreement) that were not included in Exhibit A thereto prior to the Agreement Date within 30 days of the Agreement Date, and at the Closing, Exhibit A thereto shall be updated accordingly, and (iii)  any External Operational Subdomains (as defined in the Operational Subdomain Agreement) that were not included in Exhibit B thereto prior to the Agreement Date within 30 days of the Agreement Date, and at the Closing, Exhibit B thereto shall be updated accordingly.
Section 6.27    Arion Checkmark. The Parties agree to the terms set forth in Schedule 6.27 of the Sphinx Disclosure Letter.
ARTICLE 7
CONDITIONS TO CLOSING
Section 7.1    Conditions Precedent to Obligations of Arion and Sphinx. The respective obligations of the Parties to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by the Party for whose benefit such condition exists) on or prior to the Closing Date of each of the following conditions:
(a)    No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date which has or would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement to occur on the Closing Date or otherwise making such transactions illegal.
(b)    Regulatory Authorizations. The Governmental Consents listed in Schedule 7.1(b) of the Sphinx Disclosure Letter shall have been obtained or the respective waiting periods thereunder shall have expired or been terminated.
Section 7.2    Conditions Precedent to Obligation of Sphinx and the Other Sphinx Entities. The obligation of Sphinx and the Other Sphinx Entities to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by Sphinx) on or prior to the Closing Date of each of the following conditions:
(a)    Accuracy of Representations and Warranties of Arion. The representations and warranties of Arion contained in this Agreement (other than the Fundamental Representations of Arion) shall have been and be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Arion Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality”, “material”, “in all material respects” or “Arion Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) that would not have, individually or in the aggregate, an Arion Material Adverse Effect. The Fundamental Representations of Arion shall have been and be true and correct as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Sphinx shall have received a certificate dated as of the Closing Date and signed on behalf of Arion by an authorized officer of Arion to such effect.
(b)    Covenants of the Arion Entities. The Arion Entities shall have complied in all material respects with all of their respective covenants and agreements contained in this Agreement and the other Transaction Documents to be performed by either of them prior to the Closing. Sphinx shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Arion to such effect.
(c)    Arion Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing an Arion Material Adverse Effect.
(d)    Transaction Documents. Arion shall have duly executed and delivered, or caused each of the relevant Other Arion Entities to duly execute and deliver, the Transaction Documents (other than the Sphinx Other Agreements), to the extent a party thereto, and each such Transaction Document shall be in full force and effect (assuming due execution and delivery by the other parties thereto).
Section 7.3    Conditions Precedent to Obligation of the Arion Entities. The obligation of the Arion Entities to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Arion) on or prior to the Closing Date of each of the following conditions:

(a)    Accuracy of Representations and Warranties of Sphinx. The representations and warranties of Sphinx contained in this Agreement (other than the Fundamental Representations of Sphinx) shall have been and be true and correct (without giving effect to any limitation as to “materiality”, “material,” “in all material respects” or “Sphinx Material Adverse Effect”, or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (without giving effect to any limitation as to “materiality,” “material,” “in all material respects” or “Sphinx Material Adverse Effect,” or other derivations of the word “material” used alone or in a phrase that have a similar impact or effect, set forth therein) that would not have, individually or in the aggregate, a Sphinx Material Adverse Effect. The Fundamental Representations of Sphinx (other than the representation and warranty set forth in Section 4.15(b)) shall have been and be true and correct as of the Agreement Date and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The Fundamental Representation set forth in Section 4.15(b) shall have been and be true and correct as of the Agreement Date and as of the Closing Date as though made on the Closing Date, other than such failures to be true and correct that would not have a material and adverse effect on the value of the Business, taken as a whole (for purposes of clarity, the parties acknowledge and agree that the words “material and adverse effect on the value of the Business, taken as a whole” were intentionally chosen to be separate and distinct from the defined term Sphinx Material Adverse Effect and the parties do not intend or desire for such definition of Sphinx Material Adverse Effect to apply to the foregoing); provided that in the event that Arion believes that the condition set forth in this sentence is not satisfied, Arion shall promptly identify with reasonable specificity what assets it believes are required to satisfy such condition and if Sphinx agrees to deliver such identified assets, this condition shall be deemed satisfied; provided, however, for the avoidance of doubt, Sphinx may instead dispute that such identified assets are required to satisfy this condition, and such matter shall be resolved as a dispute hereunder. Arion shall have received a certificate dated as of the Closing Date and signed on behalf of Sphinx by an authorized officer of Sphinx to such effect.
(b)    Covenants of Sphinx. Sphinx shall have complied in all material respects with all covenants contained in this Agreement and the other Transaction Documents to be performed by it prior to the Closing. Arion shall have received a certificate dated as of the Closing Date and signed by an authorized officer of Sphinx to such effect.
(c)    Sphinx Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Sphinx Material Adverse Effect.
(d)    Transaction Documents. Sphinx shall have duly executed and delivered, or caused each of the relevant Other Sphinx Entities to duly execute and deliver, the Transaction Documents (other than the Sphinx Other Agreements), to the extent a party thereto, and each such Transaction Document shall be in full force and effect (assuming due execution and delivery by the other parties thereto).
ARTICLE 8
CLOSING
Section 8.1    Closing Date. Unless this Agreement shall have been terminated pursuant to Article 10 hereof and except as otherwise provided herein, the closing of the Purchase Transactions and the other transactions hereunder (the “Closing”) shall take place at the offices of Fenwick & West LLP at 555 California Street, Suite 1200, San Francisco, California at 10:00 a.m., local time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the second Business Day following the day on which each of the conditions set forth in Article 7 hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other times and places as the Parties may mutually agree (such date of the Closing being herein referred to as the “Closing Date”); provided, further, that, (A) notwithstanding anything to the contrary in the foregoing, but subject to clause (B) below, if the Closing would otherwise occur (i) during the period between August 26, 2017 and October 1, 2017 or (ii) after October 1, 2017 and during the final 14 days of a fiscal quarter of Sphinx, then Sphinx may, in its sole discretion, delay the Closing until October 2, 2017 (in the case of clause (i)) and the first Business Day of the next succeeding fiscal quarter (in the case of clause (ii)) (in each case so long as each of the conditions set forth in Article 7 hereof remain satisfied or waived on such Business Day (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions)) and (B) notwithstanding the satisfaction or waiver of the conditions set forth in Article 7, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature can only be satisfied on the Closing Date), the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (x) any Business Day during the Marketing Period specified by Arion to Sphinx on no less than two (2) Business Days’ notice to Sphinx and (y) the second Business Day after the final day of the Marketing Period, but subject, in each case, to (I) the satisfaction or waiver of the conditions set forth in Article 7 at the Closing (other than those conditions that by their nature can only be satisfied on the Closing Date) and (II) the foregoing clause (A). Unless otherwise specified herein, the effective time of the Closing for operational and all other matters shall be deemed to be 11:59 p.m. (local time in each jurisdiction in which the Business is conducted) on the Closing Date (the “Effective Time”).
Section 8.2    Arion Obligations. At the Closing, (a) Arion shall (x) issue and deliver the Equity Consideration to Sphinx (including certificates evidencing the Equity Consideration duly endorsed in blank or with stock powers duly executed in proper form for transfer or other procedure required by applicable Law) and (y) deliver the Estimated Cash Consideration to Sphinx, in each case as provided in Section 3.1, (b) Arion shall deliver the officer’s certificates contemplated by Section 7.2(a) and Section 7.2(b), (c) Arion shall deliver to Sphinx a file-stamped copy of the Arion Charter Amendment evidencing its filing with the Secretary of State of the State of Delaware and (d) Arion shall, or shall cause such of the Other Arion Entities to, duly execute and deliver to Sphinx the Transaction Documents (other than this Agreement) to the extent a party thereto, and each such Transaction Document shall be in full force and effect (assuming due execution and delivery by the other parties thereto).
Section 8.3    Sphinx Obligations. At the Closing, (a) Sphinx shall deliver the officer’s certificates contemplated by Section 7.3(a) and Section 7.3(a), (b) Sphinx shall duly execute and deliver to Arion, and Sphinx shall cause such of its Other Sphinx Entities to duly execute and deliver to Arion, the Transaction Documents (other than this Agreement) to the extent a party thereto, and each Transaction Document shall be in full force and effect (assuming due execution and delivery by the other parties thereto), (c) Sphinx shall deliver resignation letters from all directors and officers of the Purchased Entities as reasonably requested by Arion at least five Business Days prior to the Closing, (d) Sphinx shall deliver a properly signed affidavit pursuant to Section 897 of the Code certifying either that Sphinx and each Other Sphinx Entity is not a foreign person, as defined in Section 1445(f)(3) of the Code, or that none of the Purchased Assets sold by Sphinx or an Other Sphinx Entity is a U.S. real property interest, as defined in Section 897(c) of the Code and (e) Sphinx shall deliver, with respect to each Purchased Entity, a certificate from the jurisdiction of incorporation or formation of such Purchased Entity certifying that such Purchased Entity is in good standing

(or equivalent if such concept is recognized by the applicable jurisdiction), in each case to the extent applicable and readily available in the applicable jurisdiction.
ARTICLE 9
INDEMNIFICATION
Section 9.1    Indemnification.
(a)    Subject to Section 6.9 relating to Taxes, following the Closing and subject to the terms and conditions of this Article 9, Sphinx shall for itself (where it is acting as Sphinx) and otherwise as agent for the Other Sphinx Entities indemnify and hold harmless Arion, its Subsidiaries (including, from and after the Closing, the Purchased Entities), Affiliates and their respective officers, directors, employees, stockholders, successors and assigns (each, an “Arion Indemnified Party” or collectively, the “Arion Indemnified Parties”) from and against, and shall compensate and reimburse each Arion Indemnified Party for (i) all Losses actually incurred, sustained, suffered or paid by such Arion Indemnified Party arising out of or as a result of any Excluded Liabilities, including Sphinx’s obligations under Section 6.7(j), and (ii) any amount of Transferred Pension Liabilities, as calculated in accordance with the principles set forth on Schedule 9.1(a), in excess of $1,500,000 (such Losses, individually and collectively, the “Arion Losses”). An Arion Indemnified Party shall not be entitled to recover more than once for the same Arion Loss or the same sets of facts giving rise to such Arion Loss.
(b)    Subject to Section 6.9 relating to Taxes, following the Closing and subject to the terms and conditions provided in this Article 9, Arion shall indemnify and hold harmless Sphinx, its controlled Affiliates, Subsidiaries and their respective officers, directors, employees, stockholders, successors and assigns (each, a “Sphinx Indemnified Party” or collectively, the “Sphinx Indemnified Parties”) from and against, and shall compensate and reimburse each Sphinx Indemnified Party for, all Losses actually incurred, sustained, suffered or paid by such Sphinx Indemnified Party arising out of or as a result of (i) the Subcontracted Work Indemnity (if any), (ii) as expressly set forth in the final sentence of Section 2.7(c) (if any), (iii) as expressly set forth in the second to last sentence of Section 6.16(f), (iv) as expressly set forth in the final sentence of Section 6.18 or (v) any Assumed Liabilities (such Losses, individually and collectively, the “Sphinx Losses”). A Sphinx Indemnified Party shall not be entitled to recover more than once for the same Sphinx Loss or the same sets of facts giving rise to such Sphinx Loss.
Section 9.2    Certain Limitations.
(a)    The representations and warranties of Sphinx and Arion contained in Article 4 and Article 5, respectively, of this Agreement and in any other Closing Transfer Document shall not survive and shall expire, terminate and cease to have any further force or effect upon the consummation of the Closing. The covenants and agreements of the Parties contained in this Agreement which require performance following the Closing shall survive the Closing until the date or dates explicitly specified therein or, if not so specified, until the expiration of the applicable statute of limitations with respect to the matters contained therein; provided that notwithstanding anything herein to the contrary, the obligations of Arion and Affiliates with respect to Assumed Liabilities, and the obligations of Sphinx and its Subsidiaries with respect to Excluded Liabilities (other than the indemnification obligations with respect to Excluded Tax Liabilities pursuant to Section 6.9(a)(i)), shall survive the Closing; provided, further, that the indemnification obligations with respect to Excluded Tax Liabilities pursuant to Section 6.9(a)(i) and Liabilities pursuant to Section 6.9(a)

(ii) shall survive the Closing Date until the expiration of the applicable statutory period of limitations, in each case with respect to the underlying liabilities of issue. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.2(a) shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
(b)    For purposes of this Article 9, an Indemnified Party shall be entitled to recover special damages from the Indemnifying Party solely to the extent such special damages are awarded to a third party by a Governmental Authority or arbitrator in connection with a Third-Party Claim.
(c)    If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.1(a) or Section 9.1(b), as the case may be, and the Indemnified Party would have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law and any pertinent Contract, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its business, reputation or future business prospects or if such Potential Contributor is a customer of the Business.
(d)    Notwithstanding anything contained herein to the contrary, in no event will any Arion Indemnified Party have any right to indemnification (and Arion Losses shall not be deemed to have been incurred) with respect to any matter to the extent that such matter is accrued or reflected in the calculation of the Final Cash Consideration pursuant to the terms of this Agreement.
Section 9.3    Indemnification Procedures, Third-Party Claims.
(a)    General Claim Procedure. Except with respect to Tax Claims which are addressed in Section 6.9, in respect of any claim regarding indemnification for any Loss or Liability under this Agreement, the Party making such claim shall have the burden of proof that such Party is entitled to such indemnification. In the event any Indemnified Party should have a claim against any Indemnifying Party for indemnification of Losses hereunder, the Notifying Party shall deliver a notice of such claim to the Indemnifying Party within 20 Business Days of becoming aware of the facts underlying such claim, stating in reasonable detail the nature and basis of such claim (including, to the extent such claim relates to a Third-Party Claim, reasonable details of each claim made by the relevant third party in connection with such Third-Party Claim and the provision of copies of the relevant material documents received by the Indemnified Party evidencing such Third-Party Claim), the amount of the claim (to the extent known or reasonably estimable), the basis for the indemnification sought and all material documents reflecting or evidencing the basis for such claim; provided that the failure to provide any such notice, information or documents will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually and materially prejudiced thereby or to the extent that the amount of Losses for which the Indemnifying Party is responsible is materially increased thereby.

(b)    If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice, or fails to notify the Notifying Party within 30 Business Days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party’s notice shall be conclusively deemed a liability of the Indemnifying Party and, subject to the limitations set forth in this Article 9, the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Indemnifying Party and the Notifying Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation subject to Section 11.9. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall pay the amount of any such Loss no later than 10 Business Days following the final determination of the Indemnifying Party’s Liability (whether such determination is made pursuant to the procedures set forth in this Section 9.3, by written agreement between the Indemnifying Party and the Notifying Party or by final adjudication subject to Section 11.9).
(c)    Third-Party Claims.
(i)    Within 10 Business Days after the receipt by any Indemnified Party of a notice of any claim by any third party, or any Proceeding by any third party, that may be subject to indemnification under this Article 9 (a “Third-Party Claim”), including any claim or Proceeding relating to any Excluded Liability or any Assumed Liability, the Notifying Party shall give written notice of such Third-Party Claim to the Indemnifying Party in accordance with Section 9.3(a) above (the “Third-Party Claim Notice”). Thereafter, the Notifying Party shall deliver to the Indemnifying Party, promptly after any Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnified Party, or filed or published, relating to the Third-Party Claim. Notwithstanding anything to the contrary herein, the failure to provide any Third-Party Claim Notice or such other notices or documents described herein will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party or Notifying Party for indemnification of Losses hereunder, except to the extent that the defense of such action is actually prejudiced thereby or to the extent that the amount of Losses for which the Indemnifying Party is responsible is increased thereby.
(ii)    If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof. In addition, the Indemnifying Party may elect (by written notice to the Indemnified Party within 45 Business Days after the Indemnifying Party receives notice of such claim, or at any time thereafter if a diligent and good faith defense of such claim is not being, or ceases to be, conducted by the Indemnified Party and such conduct is not remedied within 10 Business Days after notice in writing to the Indemnified Party by the Indemnifying Party) to assume and control the defense thereof with counsel selected by the Indemnifying Party reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to direct such defense if (A) the Indemnifying Party fails to conduct such defense in a diligent manner, (B) the Third-Party Claim is in respect of any matter involving potential criminal liability or seeks as a remedy the imposition of an equitable remedy that, if granted, would be binding upon the Indemnified Party or any of its Affiliates, (C) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be materially detrimental or materially adverse to the Indemnified Party’s reputation or future business prospects or (D) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party (other than as a result of the operation of this Article 9). Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof for so long as it continues to direct such defense. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ, at its own expense, counsel separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense and shall be empowered to make any settlement with respect to such Third-Party Claim, subject to the terms of this Section 9.3(c). If and solely to the extent that the underlying Third-Party Claim is determined to be indemnifiable hereunder, the Indemnifying Party shall be liable to indemnify the Indemnified Party for any reasonable fees and expenses of counsel employed by the Indemnified Party in defense of such Third-Party Claim for any period during which the Indemnifying Party has not assumed the defense thereof.
(iii)    Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if the Indemnified Party is the only Person with actual or potential liability with respect to the Third-Party Claim and the Indemnified Party irrevocably waives any rights it may have to indemnification under this Article 9 with respect to such Third-Party Claim.
(iv)    Each of the Parties shall cooperate reasonably, and shall cause their Subsidiaries to cooperate reasonably, in the defense or prosecution (or settlement) of any Third-Party Claim against any of them. Such cooperation shall include using commercially reasonable efforts in (A) the retention and (upon the reasonable request of an Indemnifying Party or other Party involved in such claim) the provision of documents, records and information that are reasonably relevant to such Third-Party Claim upon reasonable request therefor (subject to the receiving Party’s agreement to appropriate provisions for maintaining confidentiality and privilege in a manner consistent with Section 6.3 and Section 6.13) and (B) making employees available on any basis reasonably requested by such Party to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third-Party Claim.
(v)    Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) unless the Indemnified Party irrevocably waives its right to indemnification under this Article 9 with respect to such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may compromise or settle the same; provided, however, that the Indemnifying Party shall give the Indemnified Party notice reasonably in advance of any proposed compromise or settlement and in no event shall the Indemnifying Party compromise or settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such compromise or settlement (i) provides for no relief other than the payment of monetary damages borne solely by the Indemnifying Party, (ii) does not include any admission of wrongdoing or violation of Law on the part of the Indemnified Party or its Subsidiaries and (iii) includes an unconditional release from all liability or obligation of the Indemnified Party, its Subsidiaries, Affiliates and their respective Representatives in respect thereof given by the third party who brought such Third-Party Claim. For the avoidance of doubt, the Indemnifying Party shall have no obligation or right to obtain any settlement, compromise, discharge or release with respect to any portion of a Third-Party Claim that is not indemnifiable by the Indemnifying Party hereunder.
(vi)    Notwithstanding anything to the contrary herein, the provisions of this Section 9.3 shall not apply to any claim with respect to Taxes, which shall be governed solely by Section 6.9.
(vii)    In the case of any Third-Party Claims where the Indemnifying Party reasonably believes that it would be appropriate to settle such claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Business), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.
Section 9.4    Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Total Consideration.
Section 9.5    Remedies Exclusive. Following the Closing, with the exception of (a) the matters covered by Section 3.5 and Section 6.9 and the reimbursement obligations set forth in Section 2.8, Section 2.9, Section 3.4, Section 6.3(c), Section 6.6(c), Section 6.7(s), Section 6.8, Section 6.15, Section 6.16 and Section 10.3(c) and (b) remedies awarded by a court of competent jurisdiction based on a judgment that Sphinx or Arion committed actual and intentional common law fraud with scienter, the indemnification rights and associated time limits set forth in this Article 9 shall constitute the sole and exclusive remedy for money damages and shall be in lieu of any other remedies for money damages that may be available to the Indemnified Parties under any other agreement or pursuant to any statutory or common Law (including Environmental Law), whether in contract, tort, equity or otherwise, with respect to any Losses, Liabilities or Proceedings (including legal, expert and consultant fees and expenses) of any kind or nature incurred directly or indirectly resulting from or arising out of, under or with respect to any of this Agreement (including certificates delivered pursuant to Article 7) or the Closing Transfer Documents or the transactions contemplated hereby or thereby (it being understood that nothing in this Section 9.5 shall affect the Parties’ rights to specific performance, injunctive relief or other similar non-monetary equitable remedies with respect to the covenants referred to in this Agreement to be performed before, at or after the Closing); for clarity, this Section 9.5 shall not limit the rights and remedies of the Parties under any of the other Transaction Documents (other than the Closing Transfer Documents), provided that Section 9.2, shall apply to any indemnification rights available under any of the other Transaction Documents and Section 6.9. Sphinx and Arion each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 9.5. Sphinx and Arion hereby irrevocably waive any right of rescission with respect to the transactions contemplated hereby.
Section 9.6    No Contribution. In the case of an indemnification claim by an Arion Indemnified Party against Sphinx pursuant to Section 9.1(a), Sphinx acknowledges and agrees that neither Sphinx nor any of its Subsidiaries shall have any right to indemnification or contribution from, or other right or remedy against, the Purchased Entities or Purchased Minority Interests in connection with such claim. However, for clarity, to the extent that the matter underlying such Arion Indemnified Party’s indemnification claim would also entitle a Sphinx Indemnified Party to indemnification against Arion pursuant to Section 9.1(b), Arion acknowledges and agrees that its assets and properties (including its ownership interests in the Purchased

Entities and Purchased Minority Interests) will be available to satisfy such claim if it is resolved in favor of such Sphinx Indemnified Party.
ARTICLE 10
TERMINATION
Section 10.1    Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:
(a)    by mutual written consent of the Parties, if the board of directors (or a duly authorized committee thereof) of each Party so determines;
(b)    after the date that is 12 months following the Agreement Date (the “Outside Date”), by any Party by notice to the other Party if the Closing shall not have occurred on or prior to the Outside Date; provided that (x) the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date and (y) the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Arion Entities if, prior to the Outside Date, (i) Arion fails to obtain the full Required Amount, (ii) Sphinx is otherwise entitled to terminate this Agreement pursuant to Section 10.1(f) and (iii) Sphinx has provided written notice to Arion that it has elected to effect the Purchase Transaction pursuant to the alternative structure referenced in Section 6.16(g) (such notice the, “Alternative Structure Notice”) and is negotiating in good faith with Arion to make such changes to the organizational and other related documents thereof necessary to implement such alternative structure; provided, further that, notwithstanding the foregoing clause (y)(iii), the Arion Entities shall be entitled to terminate this Agreement under this Section 10.1(b) if the Outside Date has passed and the Parties fail to consummate the Closing contemplated by the Alternative Structure Notice previously delivered to Arion within ten Business Days after Sphinx has provided such notice (unless such failure is a result of Arion’s failure to reasonably cooperate in good faith to make such necessary changes);
(c)    by either Party by notice to the other Party, if (i) a Governmental Authority of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement to occur on the Closing Date; provided that neither Party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) if such Party’s failure to perform its obligations under this Agreement has been the principal cause of, or resulted in, such order, decree or ruling or other action or (ii) any U.S. federal or state Law has been enacted that would make the consummation of the transactions contemplated by this Agreement illegal;
(d)    by Sphinx, if there has been a breach of any representation or warranty set forth in Article 5, or a breach of or failure to perform any covenant or agreement on the part of Arion set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied if the date on which such breach or failure to perform was the Closing Date and (ii) shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Arion of written notice of such breach from Sphinx; provided that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to Sphinx if Sphinx is then in breach of, or has failed to perform with respect to, any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.3(a) or Section 7.3(b) is incapable of being satisfied;
(e)    by Arion, if there has been a breach of any representation or warranty set forth in Article 4, or a breach of or failure to perform any covenant or agreement on the part of Sphinx set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied if the date on which such breach or failure to perform was the Closing Date and (ii) shall not have been cured within 20 Business Days (or by the Outside Date, if earlier) following receipt by Sphinx of written notice of such breach or failure to perform from Arion; provided that the right to terminate this Agreement pursuant to this Section 10.1(e) will not be available to Arion if Arion is then in breach of, or has failed to perform with respect to, any representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.2(a) or Section 7.2(b) is incapable of being satisfied; or
(f)    by Sphinx, if (i) Arion shall have failed to consummate the Purchase Transactions within two Business Days after the date on which the Closing should have occurred pursuant to Section 8.1, (ii) all the conditions set forth in Section 7.1 and Section 7.3 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied on the Closing Date; provided that such conditions would have been satisfied as of the date on which the Closing should have occurred pursuant to Section 8.1) and (iii) Sphinx shall have irrevocably confirmed in writing to Arion at least two Business Days prior to the termination of this Agreement pursuant to this Section 10.1(f) (which confirmation may be given on the date the Closing should have occurred) that Sphinx stands ready, willing and able to consummate the Purchase Transactions (subject to the satisfaction or waiver of all of the conditions set forth in Section 7.2); provided that during such period of two Business Days following the date the Closing should have occurred pursuant to Section 8.1, no Party shall be entitled to terminate this Agreement pursuant to this Section 10.1(f) and Sphinx cooperates with Arion to effect the Closing.
Section 10.2    Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become wholly void and of no further force and effect, all further obligations of the Parties shall terminate and there shall be no Liability on the part of any Party (or any stockholder, Affiliate, director, officer, employee, agent, consultant or Representative of such Party) to any other Party (or its stockholders, Affiliates, directors, officers, employees, agents, consultants or Representatives), except that the Limited Guarantees will survive in accordance with their respective terms and the provisions of Section 6.3(b), this Section 10.2, Section 10.3 and Article 11 of this Agreement shall remain in full force and effect and the Parties shall remain bound by and continue to be subject to the provisions thereof. Notwithstanding the foregoing, but subject to Section 10.3, the provisions of this Section 10.2 shall not relieve either party of any Liability for any material Willful Breach of this Agreement occurring prior to the termination of this Agreement, or pursuant to the sections specified in this Section 10.2 to survive such termination; provided that in no event shall (a) the aggregate amount (whether relating to any damages, Losses or other Liabilities directly or indirectly incurred or suffered by any Person) payable by Arion, Arion Opco or any of their respective Affiliates or Subsidiaries to Sphinx or its Affiliates or Subsidiaries for breaches or violations of this Agreement exceed $110,000,000 in the aggregate for all such breaches and violations (the “Arion Liability Limitation”) and (b) Sphinx, its Subsidiaries or Affiliates or Representatives, nor will they permit any Person acting on their behalf or through them to, seek or obtain any monetary recovery or award in excess of the Arion Liability Limitation for, or with respect to, this Agreement (including any breach or termination of this Agreement, the failure to consummate the transactions contemplated hereby or any Proceedings under applicable Law arising out of any such breach, termination or failure).
Section 10.3    Expenses and Termination Fee.
(a)    General. Except as otherwise expressly provided herein, including in this (i) this Section 10.3, (ii) the last sentence of each of Section 2.7(b) and Section 2.7(c) and (iii) Section 2.8, Section 2.9, Section 6.15 and Section 6.16(f), whether or not the Closing occurs, whether or not the Closing occurs, Sphinx, Arion and Arion Opco shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Arion shall pay all filing fees in connection with filings under the HSR Act and other applicable Antitrust Laws; provided that, other than the foregoing filing fees, each of Sphinx and Arion shall bear their own fees, costs or expenses associating with receiving approval or consent under the HSR Act or other applicable Antitrust Laws.
(b)    Arion Payment. The Arion Entities shall collectively pay to Sphinx (for Sphinx’s own account and as agent for any Other Sphinx Entity) an aggregate cash amount equal to $110,000,000 (the “Termination Fee”) in the event that this Agreement is terminated (i) by any Party pursuant to Section 10.1(b) if this Agreement was terminable by Sphinx pursuant to (x) Section 10.1(d) for a Specified Breach (taking into account, for the avoidance of doubt, any right to cure such Specified Breach set forth in Section 10.1(d)) or (y) Section 10.1(f), in each case at the time of such termination or (ii) by Sphinx pursuant to (x) Section 10.1(d) for a Specified Breach or (y) Section 10.1(f). The Arion Entities shall pay to Sphinx the Termination Fee by wire transfer of immediately available funds to an account designated by Sphinx promptly but in no event later than one Business Day after the date of such termination. As used herein, the term “Specified Breach” means (A) Arion’s breach of the representations and warranties set forth in Section 5.12 (Financial Capacity), Section 5.17 (Solvency) (except in the case the primary cause for the breach of such solvency representation is the financial status of the Purchased Assets, Assumed Liabilities and the Business transferred to Arion in connection with the Purchase Transactions) and/or Section 5.18 (Limited Guarantee) and/or (B) the Arion Entities’ breach or failure to perform, on the part of the Arion Entities, the covenants or agreements set forth in (I) Section 6.2(a)(y) (Operation of the Business) (but solely with respect to sub-clauses (i) (ii), (iii), (iv), (vi), (vii), (viii) or (x) thereof) and/or (II) Section 6.4 (Necessary Efforts; No Inconsistent Action) (provided that, with respect to the foregoing clause (II), Sphinx shall only be permitted to seek the Termination Fee as a result of the termination of this Agreement for a Specified Breach of Section 6.4 of this Agreement on the Outside Date and any earlier termination of this Agreement as a result of the breach of Arion’s obligations set forth in Section 6.4 of this Agreement shall not entitle Sphinx to seek or be paid the Termination Fee; provided, further, that for the avoidance of doubt Sphinx may terminate this Agreement for a Specified Breach of Section 6.4 of this Agreement prior to the Outside Date and seek damages for a material Willful Breach thereof to the extent permitted pursuant to Section 10.2), in each case of clauses (A) and (B) where such Specified Breach would permit Sphinx to terminate this Agreement pursuant to Section 10.1(d) (taking into account, for the avoidance of doubt, any right to cure such Specified Breach set forth in Section 10.1(d)).
(c)    Termination Fee Payment. The Parties acknowledge that (i) the agreement contained in this Section 10.3 is an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the fee described herein is reasonable and appropriate in all respects and (iii) without this agreement, the Parties would not enter into this Agreement. Accordingly, if the Arion Entities fail to pay in a timely manner the Termination Fee and, in order to obtain such payment, Sphinx makes a claim that results in a judgment for the amount set forth in Section 10.3(b), the Arion Entities shall pay to Sphinx its reasonable and documented out-of-pocket costs and expenses (including reasonable fees and costs of counsel) in connection with such suit, together with interest on the amount set forth in Section 10.3(b) at the prime rate of J.P. Morgan Chase Bank, N.A., in effect from time to time from the date such payment was required to be made hereunder. All payments under Section 10.3(b) or this Section 10.3(c) shall be made by wire transfer of immediately available funds to an account designated by Sphinx.
(d)    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, subject to Sphinx’s right to seek specific performance pursuant to, and subject to the terms and conditions set forth in, Section 11.7, if Arion fails to effect the Closing when required by Section 8.1 for any or no reason or otherwise breaches this Agreement in any way (whether willfully, intentionally, unintentionally or otherwise) prior to the Closing or fails to perform hereunder in any way (whether willfully, intentionally, unintentionally or otherwise) prior to the Closing, then, the sole and exclusive remedy of Sphinx and its Subsidiaries against (i) the Arion Entities or the Investors, (ii) any Debt Financing Source or prospective lender, lead arranger, arranger, agent or representative of or to Arion or the Investors (including the Debt Financing Sources) and (iii) the direct or indirect, former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Representatives, Affiliates, members, managers, or assignees of any Person named in clause (i) or (ii) (the Persons described in clauses (i) through (iii) collectively, the “Arion Related Parties”) for any Losses suffered as a result thereof or any breach of any representation, warranty, covenant or agreement in this Agreement, any of transactions contemplated hereby, the Limited Guarantees or the Debt Financing Commitment shall be (A) the right to terminate this Agreement (subject to the terms of Section 10.1) and receive payment of the Termination Fee from the Arion Entities (or the Guarantors in accordance with the Limited Guarantees) (and in each case, the expenses and interest, if any, contemplated by the second sentence of Section 10.3(c)) as and to the extent provided by Section 10.3(b) and Section 10.3(c) or (B) the right of Sphinx to seek to enforce the obligations of Arion by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the obligations of Arion pursuant to this Agreement as and only to the extent expressly permitted by Section 11.7; provided that, in no event shall Sphinx be permitted or entitled to receive both a grant of specific performance for the consummation of the Closing and the transactions contemplated hereby and payment of the Termination Fee. Notwithstanding anything in this Agreement to the contrary, except as set forth in the preceding sentence, none of the Arion Related Parties will have any Liability or obligation to Sphinx, its Subsidiaries or any of its Affiliates, shareholders, employees, directors, officers or Representatives, relating to or arising out of this Agreement, the Debt Financing Commitment or in respect of any other agreement, document or theory of law or equity, through Arion or otherwise whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Arion, Arion Opco or against any other Arion Related Party, by the enforcement of any assessment by any legal or equitable Proceeding, by virtue of any statute, regulation or other applicable Law or otherwise. Without limiting the foregoing, upon termination of this Agreement by Sphinx and the payment of the Termination Fee, none of the Arion Related Parties shall have any further Liability or other obligation to Sphinx or any of its Subsidiaries relating or arising out of this Agreement, the Limited Guarantee, the Debt Financing Commitment or in respect of any of the other Transaction Documents or any transactions contemplated herein or therein.

ARTICLE 11
MISCELLANEOUS
Section 11.1    Notices. Except as otherwise expressly provided in this Agreement, all communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person, upon receipt by the sender of a machine-generated receipt confirmation when telefaxed, or on the next Business Day when sent by overnight courier, and

If to Sphinx:	Symantec Corporation 350 Ellis Street Mountain View, CA 94043 Attention: General Counsel Facsimile: (650) 429-9137
with copies to:	Fenwick & West LLP 555 California Street, 12th Floor San Francisco, CA 94104 Attention: Douglas N. Cogen David Michaels Bomi Lee Telephone: (415) 875-2300 Facsimile: (415) 281-1350
If to Arion or Arion Opco:	c/o Thoma Bravo, LLC 600 Montgomery Street, 20th Floor San Francisco, California 94111 Attention: Orlando Bravo Robert Sayle Telephone: (415) 263-3666 Facsimile: (415) 392-680
with copies to:	Kirkland & Ellis LLP 300 N. LaSalle Street Chicago, Illinois 60654 Attention: Gerald T. Nowak, P.C. Corey D. Fox, P.C. Telephone: (312) 862-2000 Facsimile: (312) 862-2200
or to such other address as any such Party shall designate by written notice to the other Party.
Section 11.2    Bulk Transfers. Each of Arion and Arion Opco waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the Transfer of the Purchased Shares and the Purchased Assets.
Section 11.3    Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Sphinx and Arion shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.
Section 11.4    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, .pdf, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.4. Once this Agreement is signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable Law.
Section 11.5    Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void. Notwithstanding the foregoing, without the consent of Sphinx, each of Arion and Arion Opco may assign its rights or obligations hereunder (a) to any Other Arion Entity (including the right to purchase any of the Purchased Assets or Purchased Shares and the obligation to assume all or part of the Assumed Liabilities, as the case may be, in which event all references herein to Arion or Arion Opco will be deemed to refer to such Other Arion Entity, as appropriate), (b) to any Person that acquires substantially all of the assets or a majority of the equity interests of Arion or Arion Opco following the Closing or (c) to any parties providing the Debt Financing for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Debt Financing; provided that no such assignment shall limit or affect the obligations of Arion or Arion Opco hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Arion Entities, Sphinx or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement; provided, that the Debt Financing Sources shall be express third party beneficiaries of and shall be entitled to rely upon Section 10.3(d), the last sentence of Section 11.6, Section 11.7, the proviso in Section 11.8, Section 11.9, Section 11.12, Section 11.13, Section 11.14 and this Section 11.5, and each Debt Financing Source may enforce such provisions.
Section 11.6    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, or in any documents delivered or to be delivered pursuant to this Agreement or in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Notwithstanding anything to the contrary contained herein, Section 10.3(d), Section 11.5, the proviso in Section 11.8, Section 11.9, Section 11.12, Section 11.13, Section 11.14 and this Section 11.6 (and the defined terms therein and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 10.3(d), Section 11.5, the proviso in Section 11.8, Section 11.9, Section 11.12, Section 11.13, Section 11.14 and this Section 11.6) may not be amended, modified, waived or terminated in a manner that adversely impacts in any respect the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
Section 11.7    Specific Performance; Remedies. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof or were otherwise breached and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at Law or in equity. The Parties agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. The Parties agree that, notwithstanding anything herein to the contrary, Sphinx shall only be entitled to seek or obtain any injunction, specific performance or any other equitable relief requiring Arion or Arion Opco to cause the Arion Entities to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 8.1, on the terms and subject to the conditions in this Agreement, if and only if: (i) this Agreement has not been validly terminated in accordance with Section 10.1, (ii) all conditions in Section 7.1 and Section 7.3 have been satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that by their terms are to be satisfied on the Closing Date, provided that such conditions will be satisfied as of the Closing Date if the Closing were to occur), (iii) Arion fails to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 8.1, (iv) the Debt Financing (or alternative financing in accordance with, and satisfies the conditions of, Section 6.16) has been funded or would be funded (or, if such Debt Financing has been funded into escrow, such funds have been or will be released from escrow at the Closing) if the Closing were to occur and (v) Sphinx has irrevocably confirmed in writing to Arion that Sphinx is prepared, able and would take such actions required of it by this Agreement to effect the Closing upon the funding of the Debt Financing. The election of Sphinx to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Sphinx from subsequently seeking to terminate this Agreement and seeking to collect the Termination Fee pursuant to Section 10.3(b); provided, however, that under no circumstances shall Sphinx be permitted or entitled to receive both a grant of specific performance resulting in the consummation of the transactions contemplated hereby pursuant to this Section 11.7 and the payment of the Termination Fee. In the event that Sphinx elects to concurrently pursue a remedy of specific performance for the consummation of the transactions contemplated by this Agreement and a remedy for money damages against the Arion Entities (including payment of the Termination Fee), Arion shall be entitled, at Arion’s sole election, to settle any pre-Closing claims against the Arion Entities relating to their obligations to consummate the transactions contemplated by this Agreement by consummating the Closing in accordance with the terms of this Agreement prior to the entry of any judgement or award for damages to Sphinx.
Section 11.8    Governing Law. This Agreement and all claims and Proceedings arising out of this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware (whether arising in contract, tort, equity or otherwise), without regard to any conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of Delaware; provided that notwithstanding the foregoing, any such disputes involving the Debt Financing Sources will be governed by, construed in accordance with, and enforced under the applicable Laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York.
Section 11.9    Consent to Jurisdiction. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, solely with respect to any and all claims and Proceedings related to this Agreement and the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Article 9 hereof), and, to the fullest extent permitted by Law, hereby waive, and agree not to assert, as a defense in any action, suit or other Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other Proceeding shall be heard and determined in such a Delaware State or, to the extent permitted by Law, Federal court. The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or Proceeding in the manner provided for notices in Section 11.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The Parties further agree, to the extent permitted by Law, that final and non-appealable judgment against a party in any action or Proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the Parties agrees that it will not bring or support the bringing of any Proceeding, action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether arising in contract, tort, equity or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
Section 11.10    Entire Agreement. This Agreement and the other Transaction Documents, the Confidentiality Agreement, the Sphinx Disclosure Letter, the Arion Disclosure Letter and the Exhibits and Schedules hereto set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, representations or warranties relating to such subject matter. In the event of any inconsistency between the provisions of this Agreement and any Closing Transfer Document, the provisions of this Agreement shall prevail.
Section 11.11    No Joint Venture on the Agreement Date. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal representative of, another Party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of another Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.11.
Section 11.12    LIMITATION ON LIABILITY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY HERETO, OR ANY OF ITS AFFILIATES OR ANY DEBT FINANCING SOURCES, BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL (OTHER THAN ARISING BY REASON OF OR RESULTING FROM EFFORTS TO MITIGATE LOSSES), EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING DIMINUTIONS OR REDUCTIONS IN VALUE, LOST PROFITS, LOST OPPORTUNITIES, THE COST OF COMPLIANCE WITH ANY EQUITABLE REMEDIES OR CHANGES IN BUSINESS PRACTICES, LOSS OF REVENUE, LOST SALES OR OTHER SPECULATIVE DAMAGES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF ANY BREACH BY SUCH PARTY OF THIS AGREEMENT, OR ANY FAILURE OF SUCH PARTY TO PERFORM ITS OBLIGATIONS HEREUNDER, REGARDLESS OF WHETHER SUCH BREACHING OR NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT A PERSON’S ABILITY TO RECOVER ANY LOSSES IN RESPECT OF SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES TO THE EXTENT AWARDED TO A THIRD PARTY BY A GOVERNMENTAL AUTHORITY OR ARBITRATOR IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 11.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING COMMITMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF (INCLUDING ANY PROCEEDING INVOLVING THE DEBT FINANCING SOURCES UNDER THE DEBT FINANCING COMMITMENT). THE PARTIES HEREBY FURTHER IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) BROUGHT BY ANY PARTY AGAINST THE DEBT FINANCING SOURCES IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE DEBT FINANCING COMMITMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
Section 11.14    Non-Recourse. Subject to the rights of Arion under the Debt Financing Commitment or the definitive agreements relating thereto, in each case under the terms thereof, none of the Debt Financing Sources shall have any Liability for any obligations or Liabilities of any Party under this Agreement or for any claim (whether arising in contract, tort, equity or otherwise) based on, in respect of, or by reason of (or in any way relating to), the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing Commitment, the transactions contemplated thereby or the performance thereof and the Parties agree not to assert any such claim or bring any action, suit or other Proceeding in connection with any such claim against any Debt Financing Sources.
Section 11.15    Retention of Counsel. Each of Arion and Arion Opco, for itself and, following the Closing, the Purchased Entities, and for Arion’s and Arion Opco’s and, following the Closing, the Purchased Entities’ respective successors and assigns, irrevocably acknowledges and agrees that all communications between Sphinx and its Subsidiaries, on the one hand, and legal counsel, on the other hand, including Fenwick & West LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of Sphinx or any of its Subsidiaries (including the Purchased Entities) and their counsel and would not be subject to disclosure to Arion or Arion Opco in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications between Sphinx and such counsel, and none of Arion, Arion Opco or any Person, acting or purporting to act on behalf of or through Arion or Arion Opco shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Purchased Entities and not to Sphinx. Each of Arion, Arion Opco and the Purchased Entities agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from or as a result of counsel’s representation of an Purchased Entity or Sphinx prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Sphinx and may be waived only by Sphinx, and not a Purchased Entity, and shall not pass to or be claimed or used by Arion, Arion Opco or any Purchased Entity, except with respect to the assertion of such privilege or protection against a third party.
Section 11.16    Rules of Construction.
(a)    The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and the other Transaction Documents and, therefore, hereby waive, with respect to this Agreement, any other Transaction Document and each Exhibit, each Appendix and each Schedule attached hereto or thereto, the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.
(b)    When a reference is made in this Agreement to Sections, Exhibits, Appendices or Schedules, such reference shall be to a Section of, or an Exhibit or Appendix to this Agreement or Schedule of the Disclosure Letters unless otherwise indicated. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits, appendices and schedules to this Agreement) and not to any particular provision of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of the information or material referred to has been physically or electronically provided to the Party to whom such information or material is to be provided, and in addition, in the case of “provided to,” “furnished to” or “made available” to a Party, material that has been posted in the “data room” established by or on behalf of such disclosing Party and hosted by Merrill Corporation under the name Project Dragon only if so posted two Business Days prior to the Agreement Date and kept available until five Business Days after the Closing Date. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) references to “day” or “days” are to calendar days, (iv) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (including e-mail communications) and (v) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively, and, when calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.
(c)    Any reference in this Agreement to wire transfers or other payments requires payment in Dollars unless otherwise expressly stated in that reference. Any amounts to be converted into Dollars for the purpose of calculating any amounts under this Agreement shall be converted into Dollars at the Designated Exchange Rate.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Symantec Corporation By: /s/ Scott C. Taylor Name: Scott C. Taylor Title: EVP, General Counsel and Secretary

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

DigiCert Parent, Inc. By: /s/ Robert A. Sayle III Name: Robert A. Sayle III Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

DigiCert, Inc. By: /s/ John R. Merrill Name: John R. Merrill Title: CEO

APPENDIX A
Purchased Assets
“Purchased Assets” shall mean all of Sphinx’s and the Other Sphinx Entities’ right, title and interest in, to and under all of the following assets of Sphinx and the Other Sphinx Entities (including the Purchased Entities):

i.
(a) those products and services of Sphinx developed, maintained, supported, licensed, sold, provided, or offered by the Business, in each case described on Schedule A-(i)(a), (b) those discontinued, predecessor and legacy products and services of the Business (the “Discontinued Products”) and (c) those additional products and services of the Business under development, in each case described on Schedule A-(i)(c) of the Sphinx Disclosure Letter (together with all Transferred Technology comprising part of, included in, embedded in or incorporated therein, as provided in subsection (ii) below), but excluding the Excluded Technology (collectively, the “Products”);

ii.
(a) all Technology (other than the Excluded Technology) owned by Sphinx and its Subsidiaries and used exclusively in the Products or the Business, including the Technology listed on Schedule A-(ii)(a) of the Sphinx Disclosure Letter (collectively, the “Transferred Technology”); (b) the Patents set forth on Schedule A-(ii)(b) of the Sphinx Disclosure Letter (the “Transferred Patents”); (c) the Trademarks (other than the Excluded Trademarks) owned by Sphinx and its Subsidiaries exclusively relating to the Business or the Products, including those set forth on Schedule A-(ii)(c) of the Sphinx Disclosure Letter; (d) the Copyrights (other than the Excluded Copyrights) owned by Sphinx and its Subsidiaries exclusively relating to the Business or Products, including those set forth on Schedule A-(ii)(d); (e) the rights in Trade Secrets, Internet Properties, Industrial Designs, Database Rights and Maskwork Rights (other than the Excluded Other IP) owned by Sphinx and its Subsidiaries primarily relating to the Business or the Products, including those set forth on Schedule A-(ii)(e) of the Sphinx Disclosure Letter; and (f) the Intellectual Property Rights developed after the Agreement Date and owned by Sphinx and its Subsidiaries exclusively relating to the Business or the Products (the Intellectual Property Rights described in clauses (b), (c), (d), (e) and (f), collectively, the “Transferred Intellectual Property Rights”), in each case subject to the terms and conditions of the IPMA;

iii.
all furniture, office supplies, office equipment, trade fixtures and furnishings located at a Business Real Property or at an After-Acquired Business Real Property; provided that personal computers, smartphones, tablets and other mobile and “connected office” devices shall be retained by the Party who, following the Effective Time, retains the services of the applicable service provider who, prior to the Effective Time, used such personal computer or device;

iv.
all other tangible personal property assets (including servers, equipment, machinery and tools) not covered by clause A-(iii) above: (a) exclusively relating to the Business, wherever located; (b) located (other than temporarily) at or in any of the Business Real Property at the Effective Time; (c) used by the Business Employees exclusively in connection with the Business, wherever located; or (d) listed on Schedule A-(iv)(d) of the Sphinx Disclosure Letter, whether or not exclusively relating to the Business and wherever located, in each of the foregoing clauses (a)-(d), including the fixed assets listed therein (collectively, the “Tangible Assets”);

v.
other than the Business Leases and the Excluded Contracts, (a) the Contracts that exclusively relate to the Business, the Products, the Transferred Intellectual Property Rights or the Transferred Technology and all rights of Sphinx or any of its Subsidiaries thereunder, including those that are listed on Schedule A-(v)(a) of the Sphinx Disclosure Letter, (b) the Employee NDAs and (c) the Contracts that are listed on Schedule A-(v)(b) of the Sphinx Disclosure Letter (whether or not they exclusively relate to the Business) and all rights of Sphinx or any of its Subsidiaries thereunder (collectively, clauses (a), (b) and (c), the “Assigned Contracts”), in each case, as such Assigned Contracts may be renewed or modified following the Agreement Date in accordance with this Agreement; provided that rights and obligations under any of the Shared Contracts are expressly excluded from the definition of Assigned Contracts and shall be handled in accordance with Section 2.6;

vi.
(a) the sublease agreements, lease agreements, executive suite agreements, assignments or other similar agreements (collectively, the “Business Leases”) pursuant to which Sphinx or any of the Other Sphinx Entities leases the real properties listed on Schedule A-(vi)(a) of the Sphinx Disclosure Letter and all rights of Sphinx or any of its Subsidiaries thereunder (the “Assigned Leased Properties”); (b) all rights of Sphinx or any of its Subsidiaries to a portion of the real property described on Schedule A-(vi)(b) under the Business Leases pursuant to which Sphinx or any of the Other Sphinx Entities leases such real properties (the “Subleased Properties”); and (c) any Business Leases to which the Purchased Entity is a party, including the leases listed on Schedule A-(vi)(c) (collectively, the real property identified in clauses (a), (b) and (c), the “Business Real Property”);

vii.
to the extent not set forth on Schedule A-(vii) of the Sphinx Disclosure Letter, the leases for any real property used in connection with the Business that are entered into after the Agreement Date with the prior written consent of Arion in compliance with Section 6.1 (the “After-Acquired Business Real Property”);

viii.
all rights and claims under any and all transferable warranties extended by suppliers, vendors, contractors, manufacturers and licensors, and rights to refunds or rebates, exclusively in relation to any of the Purchased Assets;

ix.	all third-party insurance policies maintained by the Purchased Entities (or in which the Purchased Entities are the first named insured);

x.
to the extent transferable, those licenses, permits, approvals and authorizations issued by a Governmental Authority that are exclusively related to (a) the conduct of the Business and/or (b) the ownership, possession or operation of the Purchased Assets;

xi.
copies of all Business Records; provided that for purposes of this clause (xii), the Business Records will not include (a) employee-related or employee benefit-related files or records, employee benefit plans or documents relating to commitments and arrangements with employees of Sphinx or its Subsidiaries that are not permitted to be transferred by applicable Law, (b) books and records that relate to or include information of third parties that is subject to a confidentiality agreement that is not a Purchased Asset, or (c) corporate records or Tax returns of Sphinx or any of its Subsidiaries (other than the Purchased Entities); provided, further, that (A) Sphinx may retain a copy of any Business Records that Sphinx in good faith determines that Sphinx or any of its Affiliates is reasonably likely to need for (I) legal, Tax, accounting, treasury, litigation, federal securities disclosure or similar purposes, (II) in connection with Excluded Liabilities, (III) for responding to queries or claims with respect to the conduct of the Business prior to the Closing or (IV) the defense of any claims under the terms of this Agreement or any other Transaction Document; and (B) it is acknowledged, agreed and understood by Arion that Business Records will be physically transferred by Sphinx only to the extent that such Business Records exist as of the Closing and can be located through reasonable best efforts on the part of Sphinx;

xii.
all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit, defenses or counterclaims and other rights of recoupment, including recoveries by settlement, judgment or otherwise in connection therewith, to the extent relating to the Business, Purchased Assets, Purchased Shares or Assumed Liabilities, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement to the extent relating to the Business, Purchased Assets, Purchased Shares or Assumed Liabilities and any patent or trademark opposition Proceedings for the benefit of the Business, in each case except for claims, causes of action, and rights under any of the Intellectual Property Rights described in clause (xvii) of Schedule D;

xiii.	all current assets (other than prepaid expenses and deposits) included in the calculation of the Final Closing Net Working Capital;

xiv.
the accounts and notes receivable of the Business (other than those intercompany accounts and receivables terminated pursuant to Section 6.19), including, all loans and other advances owing to Sphinx or any of its Subsidiaries by any Business Employee to the extent included in the calculation of the Final Closing Net Working Capital;

xv.	to the extent permitted by applicable Law, all transferable collective bargaining, trade union, works council and other similar Contracts exclusively covering the Business Employees;

xvi.	all goodwill of the Business;

xvii.	all assets under, or set aside with respect to, any Sphinx Benefit Plan listed on Schedule A-(xvii), including the Transferred Pension Assets;

xviii.
all rights of the Purchased Entities under this Agreement, any of the other Transaction Documents and/or any instrument or certificate delivered in connection with this Agreement or any of the other Transaction Documents, in each case to the extent accruing after the Closing; and

xix.	all other properties or assets of a type not described within the categories referred to in the other clauses of this Appendix A that are exclusively related to the Business.

APPENDIX B
Purchased Entities; Purchased Minority Interests

i.	Purchased Entities:

(a)	GeoTrust Japan KK

(b)	GeoTrust, Inc. (or the successor entity thereto as set forth on the Sphinx Pre-Closing Restructuring Plan)

(c)	Symantec S.A. (Proprietary) Limited

(d)	Symantec Website Security G.K.

(e)	Symantec Website Security Solutions Pty Ltd

(f)	Thawte, Inc. (or the successor entity thereto as set forth on the Sphinx Pre-Closing Restructuring Plan)

ii.	Purchased Minority Interests

(a)	buySAFE, Inc.

(b)	CertiSign Holding, Inc.

(c)	CrossCert: Korea Electronic Certification Authority, Inc.

(d)	Trust Italia S.p.A.

(e)	iTrusChina (Holdings) Company Limited

(f)	MSC Trustgate.com Sdn Bhd (fka MSC Cybersign International Sdn BHD)

(g)	WISeKey SA

APPENDIX C
Assumed Liabilities
“Assumed Liabilities” shall mean, and shall be expressly limited to, the following Liabilities:

i.
the Liabilities listed or described on Schedule C-(i) of the Sphinx Disclosure Letter and all other Liabilities that are expressly provided by this Agreement or any other Transaction Document as Liabilities to be assumed by Arion or any Other Arion Entity.

ii.	all Liabilities to the extent relating to, arising out of or resulting from:

(a)
a third party claim relating to the operation of the Business (including as conducted by any Purchased Entity), as conducted at any time before (other than to the extent included within the Excluded Liabilities), at or after the Effective Time (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or noncontingent);

(b)	a third party claim relating to the operation of any business conducted by any Purchased Entity at any time after the Effective Time;

(c)
any Purchased Assets (including any Liability relating to, arising out of or resulting from Assigned Contracts or Shared Contracts (to the extent such Liability relates to the Business) and any interests in the Business Real Property) and the Purchased Shares (including any Liability relating to, arising out of or resulting from a Purchased Minority Interest to the extent Sphinx or any Subsidiary of Sphinx is liable therefor), in each case arising before, at or after the Effective Time;

(d)
workers’ compensation claims with respect to Continuing Employees incurred (x) after the Effective Time or (y) with respect to actions occurring prior to or as of the Effective Time, to the extent reflected in Final Closing Net Working Capital; and

(e)
Proceedings or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, to the extent arising from or relating to the use, license, development, manufacture, distribution or sale of the Products, in each case whether arising before, on or after the Closing Date, including all Liabilities for infringement or alleged infringement of any Intellectual Property Right of any third party to the extent related to the conduct of the Business;

iii.
all Liabilities of Sphinx and its Subsidiaries in respect of the Products sold by the Business at any time for refunds, adjustments, allowances, exchanges, recalls, returns and warranty, merchantability and other claims arising on, prior to or after the Effective Time;

iv.	those Liabilities of Arion or its Subsidiaries relating to the Business Employees and Continuing Employees as expressly provided in Section 6.7 (excluding any Excluded Employee Liabilities);

v.
any Liability in respect of Taxes that are to be borne by Arion pursuant to Section 6.9(a)(ii) (collectively, the “Arion Assumed Taxes”), which shall not include, for the avoidance of doubt, the Sphinx Retained Taxes;

vi.
all Liabilities relating to, arising out of or resulting from any Indebtedness of any Purchased Entity or any Indebtedness secured exclusively by any of the Purchased Assets, including Liabilities (including legal and underwriting fees) in respect of the Debt Financing;

vii.	all current liabilities included in the calculation of the Final Closing Net Working Capital;

viii.
all accounts payable arising prior to, on or after the Closing Date; provided that, only accounts payable included in the calculation of the Final Closing Net Working Capital shall be Assumed Liabilities hereunder;

ix.	all Transferred Pension Liabilities;

x.	all deferred revenue to the extent related to the Business; and
(d)    all Liabilities to perform Arion and Other Arion Entities’ obligations under this Agreement and the other Transaction Documents.
APPENDIX D
Excluded Assets
“Excluded Assets” shall mean all of Sphinx’s and its Subsidiaries’ right, title and interest in, to and under all assets not expressly included as a Purchased Asset, including:

i.	the assets of any business of Sphinx and its Subsidiaries other than the Business;

ii.
the assets listed or described on Schedule D-(ii) of the Sphinx Disclosure Letter and any and all assets that are expressly contemplated by this Agreement or any other Transaction Document as assets to be retained by Sphinx and its Subsidiaries (other than the Purchased Entities), including:

(a)	all cash, cash equivalents (other than the Business Cash and the Transferred Pension Assets), deposits, bank accounts, negotiable instruments and securities;

(b)	all letters of credit, loan facilities and performance bonds not exclusively related to the Business;

(c)	all current assets of the Business not included in Purchased Assets;

(d)	all prepaid expenses and deposits and refunds;

(e)	refunds and other Tax assets allocated to Sphinx pursuant to Section 6.9(d); and

(f)
all insurance policies of Sphinx and all rights of Sphinx and its Subsidiaries of every nature and description under or arising out of such insurance policies, including all claims, credits, causes of action thereunder and proceeds thereof and insurance premium refunds;

(i)
all Contracts of Sphinx or its Subsidiaries other than the Assigned Contracts, including those Contracts of Sphinx or its Subsidiaries that are listed or described on Schedule D-(iii) of the Sphinx Disclosure Letter (the “Excluded Contracts”) and all rights and obligations of Sphinx or its Subsidiaries arising thereunder;

i.
all rights under or with respect to any claims, causes of action, choses in action, rights of recovery, rights of set-off, credit and other rights of recoupment, including recoveries by settlement, judgment or otherwise in connection therewith, (a) relating to the Purchased Assets, Purchased Shares or Assumed Liabilities, to the extent arising out of occurrences before the Closing and relating to the payment or refund of Taxes, security or similar deposits and all insurance policies of Sphinx and all rights and claims thereunder and (b) relating to any Excluded Asset or Excluded Liability, whether arising out of occurrences before or after Closing, including all rights to seek and obtain injunctive relief and to sue for and recover Losses for infringement relating to the foregoing;

ii.
other than any Business Real Property or After-Acquired Business Real Property, all real property and all real property leasehold or license interests, wherever located, including all buildings and other structures, facilities or improvements located on such real property, all fixtures attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing;

iii.	all personal property, other than to the extent expressly included as a Purchased Asset on Appendix A;

iv.	any user information or data associated with or derived from the internet websites of Sphinx or its Subsidiaries, other than to the extent expressly included as a Purchased Asset on Appendix A;

v.	Books and Records that do not constitute Business Records;

vi.
other than as required or prohibited by Law or as included as a Purchased Asset on Appendix A, (a) all employee-related or employee benefit-related files or records, (b) all employee benefit plans and arrangements including any Sphinx Benefit Plan and (c) the sponsorship and all assets, rights, liabilities and obligations of, or held by or with respect to, any Sphinx Benefit Plan (whether or not governed by ERISA) or any trust, fund or account that is related to any such employee benefit plan or that is similar in purpose or function thereto, in all cases of Sphinx and its Subsidiaries;

vii.
all assets consisting of or related to the Shared Services, including those related to IT systems, servers and systems hardware and networking and communications assets and, other than as provided in the Transition Services Agreement, the URL Services Agreement, the Operational Subdomain Agreement, the Trademark License Agreement, the IPMA or the Sublease Agreements, any rights of the Business to receive from Sphinx or its Subsidiaries any Shared Services;

viii.
all rights of Sphinx and/or its Subsidiaries under this Agreement, any of the other Transaction Documents and/or any instrument or certificate delivered in connection with this Agreement or any of the other Transaction Documents and all records prepared in connection with the transactions contemplated hereby and thereby;

ix.	shares of any direct or indirect Subsidiary of Sphinx and any equity interest in any Person (other than the Purchased Shares and the Purchased Minority Interests);

x.	all rights to the extent relating to Excluded Liabilities;

xi.
assets provided through services or licenses provided or licensed by Sphinx to Arion under the IPMA (including the exhibits thereto), the URL Services Agreement, the Operational Subdomain Agreement, the Trademark License Agreement or the Transition Services Agreement;

xii.
all Technology of Sphinx or its Subsidiaries that are not exclusively used in the Products, including the Technology set forth in Schedule D-(xv) of the Sphinx Disclosure Letter (collectively, “Excluded Technology”);

xiii.	all rights and licenses under any Shared Contract that are deployed or used in any business of Sphinx other than the Business;

xiv.
(a) all Patents and Patent applications of Sphinx and its Subsidiaries other than the Transferred Patents, including those set forth on Schedule D-(xvii)(a) of the Sphinx Disclosure Letter; (b) all Trademarks of Sphinx and its Subsidiaries not exclusively relating to the Business, including those set forth on Schedule D-(xvii)(b) of the Sphinx Disclosure Letter (the “Excluded Trademarks”); (c) all Copyrights of Sphinx and its Subsidiaries not exclusively relating to the Business, including those set forth on Schedule D-(xvii)(c) of the Sphinx Disclosure Letter (“Excluded Copyrights”); and (d) all rights in Trade Secrets, Internet Properties, Industrial Designs, Database Rights and Maskwork Rights of Sphinx and its Subsidiaries not primarily relating to the Business, including those set forth on Schedule D-(xvii)(d) of the Sphinx Disclosure Letter (the “Excluded Other IP”);

xv.
all rights under warranties, representations, indemnities, guarantees and similar rights in favor of Sphinx or any of its Subsidiaries to the extent they relate to any Excluded Assets or any Excluded Liabilities, or arise or relate to any period prior to the Closing; and

xvi.	all goodwill as a going concern and other intangible properties of Sphinx (other than the goodwill of the Business).

APPENDIX E
Excluded Liabilities
“Excluded Liabilities” shall mean all of the Liabilities of Sphinx and its Subsidiaries other than Liabilities expressly identified as the Assumed Liabilities, including:

(i)
all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document as Liabilities to be retained by Sphinx or any of its Subsidiaries (other than the Purchased Entities) and all agreements, obligations and other Liabilities of Sphinx and its Subsidiaries (other than the Purchased Entities) under this Agreement or any of the other Transaction Documents;

(ii)
any and all Liabilities of Sphinx or its Subsidiaries (other than the Purchased Entities) to the extent relating to, arising out of or resulting from any Excluded Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the Business);

(iii)	the Excluded Employee Liabilities;

(iv)	all accounts payable of the Business that are not included in the calculation of the Final Closing Net Working Capital;

(v)
all Liabilities for Taxes of Sphinx and its Subsidiaries (other than the Arion Assumed Taxes) and any Liability in respect of Taxes that are to be borne by Sphinx pursuant to Section 6.9(a)(i) (the “Sphinx Retained Taxes”);

(vi)	all Liabilities for Taxes with respect to the Purchased Assets (other than Arion Assumed Taxes);

(vii)	all Liabilities arising under the WARN Act solely as a result of employee layoffs directed or implemented by Sphinx or its Subsidiaries;

(viii)	the Accrued Bonuses; and

(ix)	the Liabilities listed on Schedule E-(viii) of the Sphinx Disclosure Letter.
(x)
APPENDIX F
Calculation Principles
Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

A.	Methodologies for Calculating Business Cash

Unless otherwise specifically provided for in the definition of Business Cash or in this Appendix F, cash and cash equivalents used in the calculation of Business Cash shall be determined in accordance with GAAP.

B.	Methodologies for Calculating Closing Net Working Capital.

The account balances comprising Closing Net Working Capital shall be derived from the Unaudited Non-GAAP Combined Statement of Net Operating Assets of the Business as of the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet”). Unless otherwise specifically provided for in this Appendix F, the Closing Balance Sheet shall be prepared using only the same accounting methods, policies, practices, principles and procedures (with consistent classifications), judgments and estimation methodologies as were used in the preparation of the Unaudited Non-GAAP Combined Statement of Net Operating Assets as of March 31, 2017 included in Schedule 4.11(a) of the Agreement (the “Past Practices”).

The Closing Balance Sheet shall entirely disregard (i) any and all effects on the assets or liabilities of the Parties and their Subsidiaries as a result of (A) the transactions contemplated by the Agreement and the Transaction Documents, (B) any financing or refinancing arrangements entered into (i) at any time by any of the Parties and/or their respective Affiliates or (ii) by the Parties at the Closing pursuant to the terms of the Agreement or (C) any other transaction entered into by any of the Parties and/or their respective Affiliates in connection with the consummation of the transactions contemplated by the Transaction Documents. Valuations and estimates for the Closing Balance Sheet shall not reflect or take into account developments between the date thereof and the date of preparation of the Closing Balance Sheet except for those developments that provide additional evidence with respect to conditions that existed on the date of the Closing Balance Sheet (but without taking into account any of the Purchased Transactions to occur on the Closing Date).

Notwithstanding anything to contrary provided for this in the Agreement or this Appendix F, the following accounting methods and provisions will be utilized for purposes of preparing and determining the Closing Balance Sheet, regardless of whether or not such accounting methods and provisions are consistent with, and in accordance with, the Past Practices.

(i)
Accounts Receivable - Accounts Receivable shall be prepared in accordance with GAAP except it will exclude unbilled amounts for services rendered, or product delivered, prior to the Closing Date.  Accounts Receivable shall be net of allowances for doubtful accounts and product return reserves, each of which shall be prepared in accordance with GAAP and consistent with the methodologies described in Schedule 4.11.

(ii)
Accrued Paid Time Off (“PTO”) – Accrued PTO for Continuing Employees shall be calculated by employee on a daily basis consistent with, and in accordance with, GAAP as applied by the policies of Sphinx and its Subsidiaries governing such accrued PTO through the day immediately preceding the Closing Date.

(iii)
Accrued Bonus – Employee incentive compensation and bonus accruals reflected on the Closing Balance Sheet shall equal the annual budgeted bonus amount, which assumes payment of 100% of the bonus target, divided by 365 days multiplied by the number of days from April 1, 2017 to the date of the Closing Balance Sheet, less any payments made prior to the date of the Closing Balance Sheet in respect of incentive compensation and bonuses for fiscal year 2018.

(iv)	Purchase Accounting Adjustments – Any purchase accounting adjustments required under GAAP that result from the transactions contemplated by the Agreement will be excluded.

(v)
Accrued sales commissions – Sales commission liabilities shall be equal to actual sales commissions earned by Continuing Employees and calculated in accordance with GAAP as applied by the policies of Sphinx and its Subsidiaries governing such commissions and the underlying commission agreements for each respective employee through the close of business on the day immediately preceding the Closing Date.

(vi)
Accrued payroll, payroll taxes and benefits – Payroll, payroll taxes and benefits for costs incurred but not yet paid shall be accrued on a daily pro rata basis based on the total number of days since the last payroll, payroll tax and benefits payments through the close of business on the day immediately preceding the Closing Date based on each respective Continuing Employee’s individual compensation arrangement, the applicable tax rates and applicable benefit costs incurred.

(vii)
Purchased Entities’ Closing Net Working Capital Balances – To the extent not addressed in Appendix F, the components of Closing Net Working Capital attributable to Purchased Entities shall be prepared using GAAP and consistent with the same accounting methods, policies, practices, principles and procedures (with consistent classifications), judgments and estimation methodologies as were used historically in the respective balance sheet of each Purchased Entity as of March 31, 2017. Intercompany receivables and payables will be excluded from the Closing Net Working Capital attributable to Purchased Entities.

(viii)
Asset and Liability Classification. Except if and to the extent otherwise expressly noted elsewhere in this Exhibit F, no asset will be classified as a current asset unless it has been consistently classified as a current asset in the Unaudited Combined Non-GAAP Statement of Net Operating Assets for the fiscal year ended March 31, 2017. Except if and to the extent otherwise expressly noted elsewhere in this Exhibit F, no liability will be classified as a current liability unless it has been consistently classified as a current liability in the Unaudited Combined Non-GAAP Statement of Net Operating Assets for the fiscal year ended March 31, 2017.

(ix)
Cash overdrafts – Unless included in cash and cash equivalents in the calculation of Business Cash, any cash overdrafts that are Assumed Liabilities shall be reflected in accounts payable on the Closing Balance Sheet.

(x)
Deposits in Transit and Credit Card Receivables – Deposits in transit and any credit card receivables that are not included in cash and cash equivalents in the calculation of Business Cash shall be included in Trade Accounts Receivable in the Closing Balance Sheet.

(xi)	No Footnotes – The Closing Balance Sheet will not contain footnotes.

C.	Calculation of Closing Net Working Capital

Closing Net Working Capital shall equal Specified Current Assets less Specified Current Liabilities, as defined below.

Specified Current Assets.

Specified Current Assets shall be comprised solely of the following current assets, consistent with the classification of balances presented in the Unaudited Combined Non-GAAP Statement of Net Operating Assets for the fiscal year ended March 31, 2017, except as otherwise indicated in this Appendix F:

(a)	Trade accounts receivable, net of an allowance for doubtful accounts and reserve for Windsor product returns;

(b)	Prepaid expenses for balances attributable to Purchased Entities only; and

(c)	Other current assets for balances attributable to Purchased Entities only.

Notwithstanding anything to the contrary herein, none of the following are Specified Current Assets: (i) Business Cash, (ii) prepaid Transaction Expenses, (iii) deferred tax assets, (iv) deferred loan costs, (v) intercompany receivables, (vi) Excluded Assets, (vii) non-current assets and (viii) pension, post-employment or post-retirement assets and (ix) Tax assets.

Specified Current Liabilities.

Specified Current Liabilities shall be comprised solely of the following current liabilities, consistent with the classification of balances presented in the Unaudited Combined Non-GAAP Statement of Net Operating Assets for the fiscal year ended March 31, 2017, except as otherwise indicated in this Appendix F:

(a)	Accounts payable, trade and accrued for balances attributable to Purchased Entities only;

(b)	Accrued PTO;

(c)	Accrued sales commissions;

(d)	Accrued payroll, payroll taxes and benefits (excluding PTO, bonus and sales commissions) for balances attributable to Purchased Entities only; and

(e)	Other current liabilities for balances attributable to Purchased Entities only.

Notwithstanding anything to the contrary herein, none of the following are Specified Current Liabilities: (i) Business Indebtedness, (ii) accrued Transaction Expenses, (iii) deferred tax liabilities, (iv) self-insured liabilities, (v) Pre-Closing Restructuring liabilities, (vi) intercompany payables, (vii) Excluded Liabilities, (viii) non-current liabilities, (ix) pension, post-employment or post-retirement liabilities and (x) Tax liabilities.

[SIGNATURE PAGE TO THE PURCHASE AGREEMENT]